   As filed with the Securities and Exchange Commission on July 24, 2000
                                                      Registration No. 333-37402

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                            Amendment No. 2 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ---------------

                         KERYX BIOPHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                               8731                            13-4087132
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)          Identification Number)

                                 Kiryat Mada 5
                      Har Hotzvim, Jerusalem, Israel 91326
                                +972-2-537-4997
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ---------------

                           Robert Trachtenberg, Esq.
                                 Kiryat Mada 5
                      Har Hotzvim, Jerusalem, Israel 91326
                                +972-2-537-4997
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                                ---------------

                                   Copies to:

        Robert G. Robison, Esq.               Steven S. Pretsfelder, Esq.
       Nathaniel T. Weiner, Esq.                Jonathan J. Russo, Esq.
      Morgan, Lewis & Bockius LLP                Baer Marks & Upham LLP
            101 Park Avenue                         805 Third Avenue
        New York, New York 10178                New York, New York 10022
             (212) 309-6000                          (212) 702-5700
          Fax: (212) 309-6273                     Fax: (212) 702-5941

                                ---------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities, and we are not           +
+soliciting offers to buy these securities in any state where such offer or    +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, JULY 24, 2000

PROSPECTUS

                                4,600,000 Shares



                                [LOGO OF KERYX]
                                  Common Stock

                                  -----------

  We are selling shares of our common stock. This is our initial public offering.

  No public market currently exists for our common stock. We currently estimate that the initial public offering price per share will be between $10 and $12.

  We have applied to have our common stock listed on the Nasdaq National Market under the symbol "KERX" and on the Alternative Investment Market of the London Stock Exchange under the symbol "KRX."

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                                                          Per Share    Total
                                                          --------- -----------
Public offering price....................................  $        $
Underwriting discounts and commissions...................  $        $
Proceeds, before expenses, to us.........................  $        $

  We have granted the underwriters a 30-day option to purchase up to an additional 690,000 shares of common stock to cover over-allotments at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters are offering the common stock as described under
"Underwriting." Delivery of the shares will be made on or about      , 2000.

                                  -----------

                              Global Coordinators

Roth Capital Partners, Inc.                               WestLB Panmure Limited

                                  -----------

                                 U.S. Managers

Roth Capital Partners, Inc.                                Gruntal & Co., L.L.C.

                                  -----------

                  The date of this Prospectus is      , 2000.

                              Inside front cover:




                             KinAce Drug Discovery
                                  Technology



                             Select Kinase Target



                    Apply KinAce Technology to Genomic Data



                        Screen Ten to Twenty Compounds



                          Discover New Drug Candidate

                               TABLE OF CONTENTS

                                   Page
                                   ----
Prospectus Summary................   1
Risk Factors......................   5
Forward-Looking Statements........  12
Use of Proceeds...................  13
Dividend Policy...................  13
Capitalization....................  14
Dilution..........................  15
Selected Financial Data...........  16
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........  17
Business..........................  22
Management........................  35
Related Party Transactions........  46
Principal Stockholders............  48
Description of Our Corporate
 Structure and Capital Stock......  50

                                     Page
                                     ----
Summary of Our Certificate of
 Incorporation and Bylaws..........   53
Our Authorized and Issued Capital..   55
Tax Considerations.................   56
Shares Eligible for Future Sale....   64
Underwriting.......................   66
Legal Matters......................   69
Experts............................   69
Where You Can Find More
 Information.......................   69
Additional Information for the
 Alternative Investment Market.....   70
Index to Financial Statements......  F-1
Appendix: Independent Expert's
 Report............................  A-1


                                      (i)

                               PROSPECTUS SUMMARY

   This summary highlights what we consider to be the most important features of this offering and the information contained elsewhere in this prospectus. To understand this offering and our business fully, you should carefully read the entire prospectus including the risk factors beginning on page 5 and the financial statements. Unless otherwise indicated, all share, per share and financial information in this prospectus gives effect to a common stock dividend of one share for each two shares held by a stockholder as of July 15, 2000, which will take effect on the closing of this offering.


                                  Our Business

   We use data discovered through the mapping of the human genome to generate drug candidates that target the regulation of protein kinases. Protein kinases play a key role in the way cells communicate. We believe that our approach to drug design allows us to discover more drug candidates in less time and with lower levels of toxicity than our competitors. Our KinAce platform has produced 13 lead compounds, eight of which have already produced positive results in animal (in vivo) tests. In addition to developing drug candidates with our KinAce platform, we have obtained a license for sulodexide (KRX-101) and are developing it for the treatment of a kidney disease known as diabetic nephropathy. To date, none of our drug candidates has received approval for sale in any market.

KinAce Drug Discovery Platform

   When protein kinases give an inappropriate signal, the result is often a disease or other unwanted medical condition. Our KinAce platform uses a computer program that seeks out unique regulatory regions within each kinase. Once this regulatory region is identified, we can duplicate it to form the basis of a compound that can potentially inhibit or stimulate the activity of that kinase. To date, by targeting specific portions of protein kinases, our approach has produced 13 lead drug compounds. It has taken us an average of approximately four months to develop a drug candidate from concept to in vivo testing.

   We expect to file an application to begin human clinical trials in Israel for our first KinAce compound, KRX-123 for hormone-resistant prostate cancer, in 2000. We believe hormone-resistant prostate cancer, for which there is currently no curative treatment, represents a potential market in excess of $450 million. We are developing our 12 other KinAce compounds through a combination of in-house efforts and research and development agreements with others. We recently entered into research and development agreements relating to five of these compounds with third parties including the National Institutes of Health, or NIH, Novo Nordisk A/S and Osteotech Inc.

KRX-101

   In addition to our KinAce platform, we have obtained a license to develop sulodexide (KRX-101) to treat diabetic nephropathy and other conditions. Sulodexide is a drug that has been sold in Europe for many years by our licensor for other medical conditions and has a well-established safety profile. We have filed an application with the FDA to begin clinical trials in 2000 of KRX-101 to treat Type II diabetic nephropathy. This application contains data from a 200-person clinical trial for this condition conducted in Europe by the licensor. We have requested expedited FDA review, known as "fast track" review, for KRX-101 on the basis that it satisfies an unmet medical need for a life-threatening condition. We estimate that the potential annual market for KRX-101 is in excess of $800 million. In addition, we believe that KRX-101 has significant potential to treat other diseases.

                                  Our Strategy

   We intend to:

  . advance KRX-101 into clinical trials for diabetic nephropathy and pursue its use to treat additional diseases;

  . complete pre-clinical development of KRX-123 for hormone-resistant prostate cancer and file an application to enter clinical trials in Israel for this drug candidate in 2000;

  . use our KinAce platform to generate new drug candidates for a variety of conditions, such as cancer and metabolic, cardiovascular, immunological and neurological diseases;

  . develop our drug candidates internally or license them to others based on an assessment of clinical and financial resources; and

  . further develop and expand our relationships with corporate collaborators for the development, marketing and distribution of our drug candidates.

                             Corporate Information

   We are a Delaware corporation. Although we started operating our business in November 1999, many of our principal technologies and drug candidates were developed by our predecessor company, Partec Ltd., and its subsidiaries during the period from January 1997 until November 1999. Consequently, in this prospectus, "we," "us" and "our" refer to Keryx Biopharmaceuticals, Inc., its predecessor company and their respective subsidiaries unless the context requires otherwise. Our registered office is at 1013 Centre Road, Wilmington, Delaware 19805. Our executive offices are located at Kiryat Mada 5, Har Hotzvim, Jerusalem, Israel 91326. Our telephone number is +972-2-537-4997. Our e-mail address is info@keryxbiopharm.com.

                                  The Offering

 Common stock offered by us...................  4,600,000 shares(1)

 Common stock outstanding after the offering..  18,823,268 shares(1)(2)(3)

 Use of proceeds..............................  To fund clinical trials for
                                                KRX-101 and KRX-123; to fund
                                                the discovery and further
                                                development of compounds using
                                                our KinAce platform; and to use
                                                as working capital and for
                                                general corporate purposes.

 Proposed Nasdaq National Market symbol.......  KERX

 Proposed Alternative Investment
  Market symbol...............................  KRX

   Unless otherwise indicated, the information included in this prospectus gives effect to a 3-for-2 common stock dividend to be completed prior to the effectiveness of this offering.
--------
(1) Excludes a 30-day option granted to the underwriters to purchase up to 690,000 additional shares of common stock to cover over-allotments, if any.
(2) Excludes 8,685,000 shares of common stock that are reserved for issuance under our stock option plans and 1,034,922 shares of common stock that are reserved for issuance under various warrants and non-plan options previously granted. On May 31, 2000 there was an aggregate of 4,387,032 options and 794,922 warrants outstanding at a weighted average exercise price of $0.14 per share.

(3) Includes 6,114,962 shares of common stock that will be issued immediately prior to the offering upon conversion of our outstanding shares of Series A convertible preferred stock.

                   Summary Consolidated Financial Information

   This table summarizes our statements of operations data and our balance sheet data. The as-adjusted balance sheet data reflects the sale of 4,600,000 shares of our common stock in this offering at an assumed public offering price of $11.00 per share, after deducting the estimated underwriting discount and offering expenses, and the mandatory conversion of all of our outstanding shares of convertible preferred stock.

                                                                 Three Months
                                                                    Ended
                                                                  March 31,
                                   Years Ended December 31,       (unaudited)
                                   ---------------------------  ---------------
                                    1997      1998      1999     1999    2000
                                   -------- --------  --------  ------  -------
                                    (in thousands, except per share data)
Statements of Operations Data:
Revenue from management fees.....  $   233  $     66  $     --  $   --  $    --
Expenses:
 Research and development .......      569     1,407     6,923     414    1,253
 General and administrative .....      525     1,011     1,813     263      614
                                   -------  --------  --------  ------  -------
  Total operating expenses.......    1,094     2,418     8,736     677    1,867
                                   -------  --------  --------  ------  -------
Operating loss...................     (861)   (2,352)   (8,736)   (677)  (1,867)
Financing income/(expenses)......      (11)     (157)     (257)    (10)      55
                                   -------  --------  --------  ------  -------
Net loss before taxes on income..     (872)   (2,509)   (8,993)   (687)  (1,812)
                                   =======  ========  ========  ======  =======
Net loss.........................  $  (882) $ (2,539) $ (9,003) $ (687) $(1,839)
                                   =======  ========  ========  ======  =======
Basic and diluted net loss per
 share...........................  $ (0.11) $  (0.31) $  (1.11) $(0.08) $ (0.23)
                                   =======  ========  ========  ======  =======

                                                                    As of
                                                                March 31, 2000
                                                                 (unaudited)
                                                              ------------------
                                                              Actual As Adjusted
                                                              ------ -----------
                                                                (in thousands)
Balance Sheet Data:
Cash and cash equivalents.................................... $6,551   $52,109
Working capital..............................................  6,469    52,027
Total assets.................................................  7,607    53,165
Long-term obligations........................................    129       129
Total stockholders' equity...................................  7,073    52,631

   See notes to our financial statements for explanations of the determination of the number of shares used in computing per share data and the inclusion of data with respect to our predecessor company for the periods indicated.

                                  RISK FACTORS

   An investment in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occur, our business could be materially harmed.

                         Risks Related to Our Business

We have a limited operating history and have incurred operating losses since our inception. We expect to incur losses in the future, and we may never become profitable.

   We have a limited operating history. You should consider our prospects in light of the risks and difficulties frequently encountered by early stage companies. In addition, we have incurred operating losses since our inception and expect to incur operating losses for the foreseeable future. As of March 31, 2000, we had an accumulated deficit of approximately $14 million. We expect to expand our research and development efforts significantly, which will result in increasing losses. We may continue to incur substantial operating losses even if we begin to generate revenues from our drug candidates or technologies.

   We have not yet commercialized any products or technologies, and we cannot be sure that we will ever be able to do so. Even if we commercialize one or more of our drug candidates or technologies, we may not become profitable. Our ability to achieve profitability depends on a number of factors, including our ability to complete our development efforts, to obtain regulatory approval for our drug candidates and to successfully commercialize our drug candidates and technologies.

Our drug discovery methods are unproven and may not lead to commercially viable drugs.

   There is limited scientific understanding of protein kinase regulation and its role in complex diseases. Our drug discovery efforts are focused on a number of protein kinases whose functions have not yet been fully identified. As a result, the safety and effectiveness of our KinAce drug candidates have not yet been established, and our research and development activities may not result in commercially viable products. In addition, because the compounds we develop with our KinAce platform are made up of small peptides, we may be unable to produce drugs that can be taken orally. If we are unable to formulate an effective way to deliver our KinAce compounds, we may be unable to market these drug candidates. To date, we believe that only one product based on protein kinase regulation has been commercialized.

Our drug candidates are in early stages of development and may never receive necessary regulatory approvals.

   Our drug candidates are in early stages of development. We have not received regulatory approval for clinical trials for any of these drug candidates. We will need to conduct significant additional research and human testing before we can apply for product approval with the Food and Drug Administration, or FDA, or with regulatory authorities of other countries. Pre-clinical testing and clinical development are long, expensive and uncertain processes. Satisfaction of regulatory requirements typically depends on the nature, complexity and novelty of the product and requires the expenditure of substantial resources. Data obtained from pre-clinical and clinical tests can be interpreted in different ways, which could delay, limit or prevent regulatory approval. It may take us many years to complete the testing of our drug candidates, and failure can occur at any stage of this process. Negative or inconclusive results or medical events during a clinical trial could cause us to delay or terminate our development efforts.

   Clinical trials also have a high risk of failure. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials. If we experience delays in the testing or approval process or if we need to perform more or larger clinical trials than originally planned, our financial results and the commercial prospects for our drug candidates may be impaired. In addition, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval in the United States and abroad and, accordingly, may encounter unforeseen problems and delays in the approval process.

   Recently we submitted an Investigational New Drug (IND) application for our KRX-101 drug candidate for the treatment of a complication of Type II diabetes known as diabetic nephropathy (a type of kidney disease). However, we do not know whether the FDA or regulatory authorities of other countries will allow us to commence clinicals trials for this drug candidate. Our IND proposes a reduction in the albumin excretion rate as a measure of the effectiveness of the drug (a clinical endpoint). In the past, the FDA has rejected this endpoint as a sufficient basis for approval. If the FDA does not accept our proposed endpoint for KRX-101 trials, we will need to resort to a combined clinical endpoint, which would significantly delay commercialization and significantly increase our costs. The commercialization of KRX-101 will also be delayed if we do not receive FDA "fast track" review of our IND application or if the FDA requires us to expand the size and/or scope of our clinical trials. In addition, we need to obtain additional pre-clinical data on our KRX-123 drug candidate before we can submit an application to conduct clinical trials in Israel for treatment of hormone-resistant prostate cancer. If we do not receive approval to conduct clinical trials for KRX-101 or KRX-123, or if approval is delayed, we will be unable to carry out our present business strategy.

Because we license our primary proprietary technologies, termination of these agreements would prevent us from developing our lead drug candidates.

   We do not own the proprietary technologies underlying KRX-101 and our KinAce platform. We have licensed these technologies from others. These license agreements require us to meet development and financing milestones. In addition, under these agreements we must pay royalties on sales of products resulting from licensed technologies and pay the patent filing, prosecution and maintenance costs related to the licenses. If we do not meet our obligations in a timely manner or otherwise breach the terms of our agreements, our licensors could terminate the agreements, and we would lose the rights to KRX-101 and our KinAce technology.

   Because we rely on a sponsored research agreement with a third party, termination of this agreement would delay the development of our drug candidates.

   We do not currently have our own laboratory facilities and depend on Yissum Research Development Company of the Hebrew University of Jerusalem, referred to in this prospectus as Yissum, to conduct research for our KinAce project. Under our research agreement, we must pay quarterly research fees and make other payments to Yissum. This agreement expires in November 2001. If we fail to make these payments, Yissum could terminate the research agreement. If the agreement is terminated and we are unable to quickly replace Yissum with another qualified research laboratory, our research would be delayed and we may be unable to complete development of or commercialize our drug candidates as planned or at all.

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market.

   Our commercial success will depend in part on our ability and the ability of our licensors to obtain and maintain patent protection on our drug products and technologies and successfully defend these patents and technologies against third-party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, the patents we use may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. The patents we use may be challenged, invalidated or fail to provide us with any competitive advantage.

   We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require our employees, collaborators and consultants to enter into confidentiality agreements, this may not be sufficient to adequately protect our trade secrets or other proprietary information. In addition, we share ownership and publication rights to data relating to some of our drug candidates with our research collaborators and scientific advisors. If we cannot maintain the confidentiality of this information, our ability to receive patent protection or protect our proprietary information will be at risk.

Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and adversely affect our ability to develop and commercialize products.

   Third parties may assert that we are using their proprietary technology without authorization. In addition, third parties may have or obtain patents in the future and claim that our technologies infringe their patents. If we are required to defend against patent suits brought by third parties, or if we sue to protect our patent rights, we may be required to pay substantial litigation costs, and our management's attention may be diverted from operating our business. In addition, any legal action against our licensors or us that seeks damages or an injunction of our commercial activities relating to the affected technologies could subject us to monetary liability and require our licensors or us to obtain a license to continue to use the affected technologies. We cannot predict whether we or our licensors would prevail in any of these types of actions or that any required license would be made available on commercially acceptable terms, if at all.

If we lose our key personnel or are unable to attract and retain additional personnel, our operations would be disrupted and our business would be harmed.

   We have 10 employees and 27 persons working under sponsored research agreements or consulting agreements. To successfully develop our drug candidates, we must be able to attract and retain highly skilled scientists and clinical development personnel. In addition, if we lose the services of our current personnel, in particular, Dr. Morris Laster, our Chief Executive Officer, or Professor Shmuel Ben-Sasson, the Chief Scientist of our KinAce project, our ability to continue to develop our lead drug candidates will be materially impaired. We have purchased a $2.0 million keyman life insurance policy covering each of Dr. Laster and Dr. Ben-Sasson. This amount may not be sufficient to compensate us for the loss of either of their services. We have employment agreements with some of our key executives and a consulting agreement with Dr. Ben-Sasson; however, these agreements would not prevent any of them from terminating their employment with us.

If we do not establish drug development, manufacturing and marketing arrangements with third parties, we may be unable to commercialize our technologies into products.

   A key part of our strategy is to establish drug development collaboration arrangements with third parties and enter into manufacturing and marketing arrangements with third parties. We are a young company and do not possess these capabilities on our own. We must successfully contract with third parties to:

  . assist us in developing, testing, obtaining regulatory approval for and commercializing some of our compounds and technologies;

  .  manufacture our drug candidates; and

  .  market and distribute our drug candidates.

   If we are unable to successfully contract with third parties for these services, or if existing arrangements for these services are terminated, whether or not through our actions, we may have to delay, scale back or end one or more of our drug development programs.

If our competitors develop and market products that are more effective than ours, our commercial opportunity may be reduced or eliminated.

   Our commercial opportunity will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer side effects or are less expensive than our drug candidates. Other companies have products or drug candidates in various stages of pre-clinical or clinical development to treat diseases for which we are seeking to discover and develop drug candidates. Some of these potential competing drugs are further advanced in development than our drug candidates and may be commercialized earlier. Even if we are successful in developing effective drugs, our products may not compete successfully with products produced by our competitors.

   Our competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies active in different but related fields represent substantial competition for us. Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities and greater experience in drug development, regulation, manufacturing and marketing than we do. These organizations also compete with us to recruit qualified personnel, attract partners for joint ventures or other collaborations, and license technologies that are competitive with ours. As a result, our competitors may be able to more easily develop technologies and products that would render our technologies or our drug candidates obsolete or noncompetitive.

Because our principal operations are located in Israel, any significant political, economic or military instability in the region could materially disrupt our business.

   Although we are incorporated in the State of Delaware, we maintain our principal offices and our research and development activities in the State of Israel. Currently, almost all of our personnel are located in Israel. Our business may be disrupted by political, economic and military conditions affecting Israel and other risks that are inherent in international business. These include:

  .  political and economic instability;

  .  the difficulty of administering business abroad;

  . the need to comply with export laws, tariff regulations and regulatory requirements;

  .  currency fluctuations; and

  . the obligation of male residents of Israel, including some of our employees, to perform annual military reserve duty and possibly to be called to active duty under emergency circumstances.

                         Risks Related to This Offering

If we are unable to obtain additional funds on terms favorable to us, or at all, our business would be harmed.

   Based on our current plans, we believe our existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to fund our operating expenses and capital requirements for at least the next 24 months. However, the actual amount of funds that we will need during or after the next 24 months will be determined by many factors, some of which are beyond our control. As a result, we may need funds sooner than we currently anticipate. These factors include:

  .  the progress of our research activities;

  .  the number and scope of our research programs;

  .  the progress of our pre-clinical and clinical development activities;

  . the progress of the development efforts of parties with whom we have entered into research and development agreements;

  . our ability to establish and maintain current and new research and development and licensing arrangements;

  .  our ability to achieve our milestones under licensing arrangements;

  . the costs involved in enforcing patent claims and other intellectual property rights; and

  .  the costs and timing of regulatory approvals.

   If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities or sell or license to third parties some or all of our technology. If we raise additional funds by selling additional shares of our capital stock, the ownership interests of our stockholders will be diluted. If we raise additional funds through the sale or license of our technology, we may be unable to do so on terms favorable to us.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

   Upon completion of this offering, our executive officers, directors and principal stockholders (including their affiliates) will, in the aggregate, beneficially own approximately 45% of our outstanding common stock, or 43% if the underwriters' over-allotment option is exercised in full. As a result, these persons, acting together, will have the ability to effectively determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, such persons, acting together, will have the ability to effectively control our management and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by discouraging a potential acquiror from attempting to acquire our company.

You may not be able to resell your shares at or above the initial offering price.

   An active trading market for our common stock may not develop following this offering. As a result, you may not be able to sell your shares quickly or at the market price. The initial public offering price will be determined by negotiations between us and the Global Coordinators based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Our stock price could be volatile and your investment could decline in value.

   The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

  .  developments concerning our drug candidates;

  .  announcements of technological innovations by us or our competitors;

  .   new products introduced or announced by us or our competitors;

  .   changes in financial estimates by securities analysts;

  .   actual or anticipated variations in quarterly operating results;

  . expiration or termination of licenses, research contracts or other collaboration agreements;

  . conditions or trends in the regulatory climate and the biotechnology, pharmaceutical and genomics industries;

  .   changes in the market valuations of similar companies;

  .   additions or departures of key personnel; and

  .   sales of our common stock.

   In addition, equity markets in general, and the market for biotechnology and life sciences companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. These broad market and industry factors may materially affect the market price of our common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management's attention and resources, which could seriously harm our business.

Future sales of our common stock could cause our stock price to decline.

   Sales of substantial amounts of our common stock in the public market after this offering could seriously harm prevailing market prices for our common stock. These sales may make it difficult for us to sell additional securities when we need to raise capital.

   There will be 18,823,268 shares of common stock outstanding immediately following the offering, assuming the underwriters do not exercise their over-allotment option. The following will be available for sale in the public market:

  . other than the 4,600,000 shares offered hereby, no shares will be eligible for sale upon completion of this offering;

  . 1,520,635 shares will be eligible for sale at various times 110 days after the date of this prospectus;

  . 5,322,980 shares will be eligible for sale upon the expiration of lock-up agreements, beginning 180 days after the date of this prospectus; and

  . 7,379,654 shares will be eligible for sale upon the expiration of lock-up agreements, beginning one year after the date of this prospectus.

Anti-takeover provisions in our charter documents and Delaware law could make a third-party acquisition of us difficult. This could limit the price investors might be willing to pay in the future for our common stock.

   Provisions in our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, or control us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation allows us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders and our bylaws eliminate the right of stockholders to call a special meeting of stockholders, which could make it more difficult for stockholders to effect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

   Some statements contained in this prospectus are forward-looking statements concerning our operations, economic performance and financial condition. These forward-looking statements are included, for example, in the discussions about:

  . our strategy;

  . our need for additional capital in the future;

  . revenues we may earn from collaborations;

  . product development;

  . our research and development and other expenses; and

  . our operational and legal risks.

   These statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause these differences include, but are not limited to, those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               ----------------

   This prospectus contains trademarks and trade names of Keryx
Biopharmaceuticals, Inc., including our name and logo, and the KinAce mark.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from the sale of 4,600,000 shares of common stock offered through this prospectus (after deducting underwriting discounts and commissions and estimated offering expenses) of $45.6 million (or $52.6 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering as follows:

  . approximately $11.8 million to fund clinical trials for KRX-101 for diabetic nephropathy;

  . approximately $2.7 million to fund clinical trials for KRX-123 for hormone-resistant prostate cancer;

  . approximately $14.8 million to fund expansion of our KinAce platform and to further develop the compounds we have generated with it; and

  . approximately $16.3 million to use as working capital and for general corporate purposes.

   The timing and amounts of our actual expenditures will depend on several factors, including the timing of our entry into collaboration agreements, the progress of our clinical trials, the progress of our research and development programs, the results of other pre-clinical and clinical studies and the timing and costs of regulatory approvals.

   Until we use the net proceeds, we intend to invest the funds in short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends for the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions and such other factors as our board may deem relevant.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2000:

  .  on an actual basis;

  . on a pro forma basis to give effect to the mandatory conversion of all of our outstanding shares of convertible preferred stock into 6,114,962 shares of common stock upon the completion of the offering; and

  . on a pro forma adjusted basis to reflect (i) the sale of 4,600,000 shares of our common stock in this offering at an assumed public offering price of $11.00 per share, after deducting the estimated underwriting discount, commissions and offering expenses; and (ii) the mandatory conversion of all of our outstanding shares of convertible preferred stock into 6,114,962 shares of common stock upon the completion of the offering.

   The information set forth below is unaudited and should be read in conjunction with our consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                               As of March 31, 2000
                                                    (unaudited)
                                      -----------------------------------------
                                                                   Pro Forma
                                         Actual      Pro Forma   As Adjusted(1)
                                      ------------  -----------  --------------
Long-term obligations................ $    129,160  $   129,160   $    129,160
                                      ------------  -----------   ------------
Stockholders' equity:
  Preferred stock, $0.001 par value;
   4,830,000 shares authorized, none
   issued and outstanding, actual;
   none issued and outstanding, pro
   forma and pro forma as adjusted...           --           --             --
  Series A convertible preferred
   stock; $0.001 par value, 170,000
   shares authorized, 118,645 issued
   and outstanding, actual; none
   issued and outstanding, pro forma
   and pro forma as adjusted.........          118           --             --
  Common stock, $0.001 par value;
   20,000,000 shares authorized,
   8,108,306 issued and outstanding,
   actual; 40,000,000 shares
   authorized, 14,223,268 issued and
   outstanding, pro forma, 40,000,000
   shares authorized and 18,823,268
   issued and outstanding, pro forma
   as adjusted.......................        1,208        7,323         11,923
  Additional paid-in capital.........   24,903,991   24,897,994     70,451,394
  Deferred stock option
   compensation......................   (3,569,447)  (3,569,447)    (3,569,447)
  Accumulated deficit................  (14,262,863) (14,262,863)   (14,262,863)
                                      ------------  -----------   ------------
Total stockholders' equity...........    7,073,007    7,073,007     52,631,007
                                      ------------  -----------   ------------
Total capitalization................. $  7,202,167  $ 7,202,167   $ 52,760,167
                                      ============  ===========   ============

--------
(1) The number of shares as adjusted for this offering assumes no exercise of stock options and warrants outstanding as of March 31, 2000. As of March 31, 2000, there were 4,387,032 shares of common stock issuable upon conversion of outstanding stock options at a weighted average exercise price of $0.12 per share and 794,922 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.29 per share.

                                    DILUTION

   The net tangible book value of our common stock as of March 31, 2000 was $6.7 million, or $0.47 per share. After giving effect to our sale of 4,600,000 shares of common stock in this public offering at an assumed public offering price of $11.00 per share, assuming that the underwriters' over-allotment option is not exercised, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, the adjusted net tangible book value as of March 31, 2000, would have been $52.3 million, or $2.78 per share. Net tangible book value per share before this offering has been determined by dividing net tangible book value (total tangible assets less total liabilities) by the number of shares of common stock outstanding as of March 31, 2000, adjusted to give effect to shares that will be issued in a common stock dividend of one share for each two shares held by a stockholder as of July 15, 2000 which will take effect on the closing of this offering. This offering will result in an immediate increase in net tangible book value per share of $2.31 to existing stockholders and an immediate dilution per share of $8.22 to new investors. Dilution is determined by subtracting net tangible book value per share after this offering from the assumed public offering price of $11.00 per share. The following table illustrates this dilution:

  Assumed public offering price..............................             $11.00
   Net tangible book value per share prior to conversion..... $0.83
   Effect of conversion of 6,114,962 shares that will be
    issued immediately prior to the offering upon conversion
    of our outstanding shares of Series A convertible
    preferred stock.......................................... (0.36)
                                                              -----
   Net tangible book value per share at March 31, 2000.......        0.47
   Increase per share attributable to offering...............        2.31
                                                                     ----
  Net tangible book value per share after this offering......               2.78
                                                                          ------
  Dilution ..................................................             $ 8.22
                                                                          ======

   If the underwriters' over-allotment option is exercised in full, the net tangible book value per share after the offering would be $3.04 per share, the increase in net tangible book value per share to existing stockholders would be $2.57 per share and the dilution in net tangible book value to new investors would be $7.96 per share.

   The following table summarizes, as of March 31, 2000, the differences between the total consideration paid to us and the average price per share paid by the existing stockholders and the new investors purchasing common stock in this offering, based on an assumed public offering price of $11.00 per share:

                                                                         Average
                                   Shares Purchased  Total Consideration  Price
                                  ------------------ -------------------   Per
                                    Number   Percent   Amount    Percent  Share
                                  ---------- ------- ----------- ------- -------
Existing stockholders............ 14,223,268   75.6% $14,606,995   22.4% $ 1.03
New investors....................  4,600,000   24.4   50,600,000  77.6%   11.00
                                  ----------  -----  -----------  -----
  Total.......................... 18,823,268  100.0% $65,206,995  100.0%
                                  ==========  =====  ===========  =====

   These tables assume no exercise of stock options and warrants outstanding as of March 31, 2000. As of March 31, 2000, there were 4,387,032 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.12 per share and 794,922 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.29 per share.

                            SELECTED FINANCIAL DATA

   The statements of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1997, 1998 and 1999, have been derived from our audited financial statements included elsewhere in this prospectus, which have been audited by Somekh Chaikin, a member firm of KPMG International, independent auditors. The statements of operations data for the three months ended March 31, 1999 and 2000, and the balance sheet data as of March 31, 2000, have been derived from our unaudited financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of future results. The data presented below have been extracted from our financial statements that have been prepared in accordance with generally accepted accounting principles and should be read with our financial statements, including the notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                               Three Months
                                                                  Ended
                                     Years Ended December       March 31,
                                             31,                (unaudited)
                                    ------------------------  ---------------
                                     1997    1998     1999     1999    2000
                                    ------  -------  -------  ------  -------
                                    (in thousands, except per share data)
Statements of Operations Data:
Revenue from management fees....... $  233  $    66  $    --  $   --  $    --
Expenses:
 Research and development..........    569    1,407    6,923     414    1,253
 General and administrative........    525    1,011    1,813     263      614
                                    ------  -------  -------  ------  -------
  Total operating expenses.........  1,094    2,418    8,736     677    1,867
                                    ------  -------  -------  ------  -------
Operating loss.....................   (861)  (2,352)  (8,736)   (677)  (1,867)
Financing income/(expenses)........    (11)    (157)    (257)    (10)      55
                                    ------  -------  -------  ------  -------
Net loss before taxes on income....   (872)  (2,509)  (8,993)   (687)  (1,812)
                                    ======  =======  =======  ======  =======
Net loss........................... $ (882) $(2,539) $(9,003) $ (687) $(1,839)
                                    ======  =======  =======  ======  =======
Basic and diluted net loss per
 share............................. $(0.11) $ (0.31) $ (1.11) $(0.08) $ (0.23)
                                    ======  =======  =======  ======  =======

                                                                      As
                                                              of March 31, 2000
                                         As of December 31,      (unaudited)
                                         -------------------- ------------------
                                         1997   1998    1999  Actual As Adjusted
                                         -----  -----  ------ ------ -----------
                                                     (in thousands)
Balance Sheet Data:
Cash and cash equivalents............... $ 647  $ 128  $4,127 $6,551   $52,109
Working capital.........................    35   (157)  3,984  6,469    52,027
Total assets............................   832    620   4,948  7,607    53,165
Long-term obligations................... 1,028    527     118    129       129
Total stockholders' equity..............  (882)  (241)  4,436  7,073    52,631

   The as adjusted balance sheet data reflects the sale of 4,600,000 shares of our common stock in this offering at an assumed public offering price of $11.00 per share, after deducting the estimated underwriting discount and offering expenses, and the mandatory conversion of all of our outstanding shares of convertible preferred stock.

   See notes to our financial statements for explanations of the determination of the number of shares used in computing per share data and the inclusion of data with respect to our predecessor company for the periods indicated.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

General

   We were incorporated as a Delaware corporation in October 1998. We commenced operations in November 1999, following our acquisition of substantially all of the assets and certain liabilities of Partec Ltd., a company under common control. Consequently, our financial statements for previous periods include the activities of Partec by aggregating its financial information with our financial statements, as if it had formed a discrete operation under common management. From January 1997 until November 1999, Partec focused its drug discovery and development operations on obtaining the technology rights to the KinAce platform and on generating 6 of the 13 lead compounds we are currently developing. Partec had four subsidiaries, SignalSite, Inc. (85% owned) and its wholly owned subsidiary, SignalSite Israel Ltd., and Vectagen, Inc. (87.25% owned) and its wholly owned subsidiary, Vectagen Israel Ltd.

   Since commencing operations, our activities have been primarily devoted to developing our technologies as well as business development, raising capital, purchasing assets and recruiting personnel. We are a development stage company and have no product sales to date. Our major sources of working capital have been proceeds from various private financings. We have a 100% wholly-owned subsidiary, Keryx (Israel) Limited, which engages in research and development activities and administrative functions in Israel.

   Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for laboratory development, legal expenses resulting from intellectual property prosecution and organizational affairs and other expenses relating to the design, development, testing, and enhancement of our product candidates. We expense our research and development costs as they are incurred.

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, recruitment expenses, professional fees and other corporate expenses, including business development and general legal activities.

   Our results include non-cash compensation expense as a result of the issuance of stock and stock option grants. Compensation expense for options granted to employees represents the difference between the fair value of our common stock and the exercise price of the options at the date of grant. We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Compensation for options granted to consultants has been determined in accordance with SFAS No. 123 as the fair value of the equity instruments issued. APB Opinion No. 25 has been applied in accounting for fixed and milestone-based stock options to employees and directors as allowed by SFAS No. 123. This amount is being recorded over the respective vesting periods of the individual stock options. The expense is included in the respective categories of expense in the statement of operations. We expect to record additional non-cash compensation expense in the future, which may be significant. However, because some of the options are milestone-based, the total expense is uncertain.

Results of Operations

 Three Months Ended March 31, 2000 and 1999

   Revenues. We are a development stage company and have not had revenues from our planned principal operations.

   Research and Development Expenses. Research and development expenses increased by $839,000 to $1,253,000 for the quarter ended March 31, 2000 as compared to $414,000 for the quarter ended March 31, 1999. This increase was primarily attributable to non-cash compensation expense of $534,000 related to stock options for the quarter ended March 31, 2000, as well as to the expansion of our existing research and development activities during the period. We expect our research and development costs to increase significantly over the next several years as we expand our research and product development efforts and implement our business strategy.

   General and Administrative Expenses. General and administrative expenses increased by $351,000 to $614,000 for the quarter ended March 31, 2000 as compared to $263,000 for the quarter ended March 31, 1999. This increase was primarily attributable to non-cash compensation expense of $181,000 related to stock options for the quarter ended March 31, 2000, and professional advisor fees aggregating $126,000. We expect general and administrative expenses to continue to increase over the next several years as we implement our business strategy and commercialize our products.

   Income Taxes. Most of our operating losses are attributable to our predecessor company and stock-based compensation, and accordingly, as of March 31, 2000, we had a minimal net operating loss carryforward for US federal income tax purposes. This loss carryforward is available to offset against future federal taxable income, if any, and begins expiring in 2019. Our net operating loss carryforward could significantly increase as a result of the exercise of options granted to employees, consultants and directors. However, utilization of net operating losses and credits in the US may be substantially limited due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. In addition, an annual limitation may result in the expiration of net operating losses and credits before utilization. Management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance is appropriate, and accordingly, no asset was recorded. Income tax expense attributable to income from the continuing operations of our subsidiary in Israel was $27,000 for the quarter ended March 31, 2000.

 Years Ended December 31, 1999 and 1998

   Revenue. We did not have any revenues for the year ended December 31, 1999 and had insignificant revenues for the year ended December 31, 1998. The revenues received in 1998 were in the form of management fees generated from formerly affiliated companies. We no longer have management fee arrangements.

   Research and Development Expenses. Research and development expenses increased by $5,516,000 to $6,923,000 for the year ended December 31, 1999 as compared to $1,407,000 in 1998. This increase was primarily attributable to non-cash compensation expense of $5,426,000 related to stock option grants in 1999.

   General and Administrative Expenses. General and administrative expenses increased by $801,000 to $1,812,000 for the year ended December 31, 1999 as compared to general and administrative expenses of $1,011,000 in 1998. This increase was primarily attributable to non-cash compensation expense of $588,000 related to stock option grants in 1999.

   Income Taxes. We incurred a net operating loss for the year ended December 31, 1999 for US federal income tax purposes. The income tax expense attributable to income from continuing operations related to our subsidiary and predecessor company in Israel, and totalled $10,000 in 1999 and $30,000 in 1998.

 Years Ended December 31, 1998 and 1997

   Revenues. Revenues from management fees generated from formerly affiliated companies decreased by $167,000 from $233,000 for the year ended December 31, 1997 to $66,000 for the year ended December 31, 1998. This decrease was due to the cessation of our management activities in 1998.

   Research and Development Expenses. Research and development expenses increased by $838,000 to $1,407,000 for the year ended December 31, 1998 as compared to $569,000 in 1997. This increase was due primarily to 12 months of research and development activities in 1998 as compared to nine months in the prior period.

   General and Administrative Expenses. General and administrative expenses increased by $486,000 to $1,011,000 for the year ended December 31, 1998 as compared to $525,000 in 1997. This increase was due primarily to the hiring of additional employees and increased professional fees in 1998 and 12 months of operations as compared to nine months in the prior period.

   Income Taxes. The income tax expense for the years ended December 31, 1998 and 1997, totalled $30,000 and $10,000, respectively, and was attributable to the predecessor company in Israel.

Liquidity and Capital Resources

   We have financed our operations from inception primarily through various private financings. As of March 31, 2000, we had received gross proceeds of $11.6 million from issuances of common and preferred stock and $3.2 million through the contribution of notes by holders in our predecessor company.

   As of March 31, 2000, we had $6.6 million in cash and cash equivalents. Cash used in operating activities for the quarter ended March 31, 2000 was $1.2 million as compared to $0.8 million for the quarter ended March 31, 1999. This increase was due primarily to increased losses associated with the expansion of our business. Net cash used in investing activities was $0.2 million for the quarter ended March 31, 2000, consisting primarily of prosecution of patent applications and related capital expenditures.

   In connection with research services provided to us, we are obligated to make annual payments totaling $466,000 to Yissum until December 15, 2001. In addition, in connection with our license agreement for KRX-101, we are obligated to make milestone payments to Alfa Wassermann of up to $2,950,000 and annual payments of up to $900,000.

   Current and Future Financing Needs. We have incurred negative cash flow from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts, our clinical trials, and our research and discovery efforts. Based on our current plans, we believe that our cash and cash equivalents and net proceeds from this offering will be sufficient to enable us to meet our planned operating needs for at least the next 24 months. Over the next 24 months we expect to spend approximately $14 million on clinical trials, $15 million on discovery research (including $1.2 million in connection with sponsored research arrangements), $10 million on general corporate, $4 million on capital expenditures, $900,000 on patents and $500,000 on facilities rent, including a four-year operating lease obligation amounting to approximately $200,000. We expect to fund the $4 million estimated capital expenditures through financial leasing arrangements.

However, the actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control.

   These factors include the following:

  .  the progress of our research activities;

  .  the number and scope of our research programs;

  .  the progress of our pre-clinical and clinical development activities;

  . the progress of the development efforts of parties with whom we have entered into research and development agreements;

  . our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;

  .  our ability to achieve our milestones under licensing arrangements;

  . the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and

  .  the costs and timing of regulatory approvals.

   We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of our shares or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Plan of Operation

   Our plan of operation for the remainder of the year ending December 31, 2000 and for the first six months of 2001 is to begin to implement our business strategy, including the clinical development of two of our compounds and to further develop our KinAce platform. We expect our principal expenditures during the next 18 months to include:

  . operating expenses, including expanded research and development and general and administrative expenses;

  . product development expenses, including the costs incurred with respect to applications to conduct clinical trials in Israel and the United States for KRX-123, filing an IND application with the FDA for KRX-101 and the initiation of such clinical trials; and

  . the cost of new laboratory and computer equipment and software.

   As part of our planned expansion, we anticipate hiring additional scientific and business development staff. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing.

Financings

   In February and April 1999, our predecessor company raised gross proceeds of $2.7 million through the issuance of 12% convertible notes. These notes, together with accrued interest of $253,000, were contributed to us in November 1999 in return for the issuance to the noteholders of 29,465 shares of Series A convertible preferred stock and ten-year warrants to purchase 303,832 shares of common stock at an exercise price of $0.0067 per share. The Series A convertible preferred stock will automatically convert into shares of common stock immediately prior to the closing of this offering at a ratio of 51.54 shares of common stock for each share of Series A preferred stock.

   During December 1999 and January 2000, we raised gross proceeds of $8.9 million through the sale of 89,180 shares of Series A preferred stock. The Series A convertible preferred stock will automatically convert into shares of common stock immediately prior to the closing of this offering at a ratio of
51.54 shares of common stock for each share of Series A preferred stock.

Impact of Inflation

   The effects of inflation and changing prices on our operations were not significant during the periods presented.

Recent Accounting Pronouncements

   In April 1998, the Accounting Standards Executive Committee issued SOP 98-5 "Reporting on the Costs of Start-Up Activities." SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires costs of start-up activities and organization costs to be expensed as they are incurred.

   The SOP broadly defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers, initiating a new process in an existing facility, or commencing certain new operations. Start-up activities include activities related to organizing a new entity, known as organizational costs. We have adopted SOP 98-5 and have determined that its impact on our financial position and results of operations will not be material.

   In June 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. FAS No. 133, as amended, establishes methods for valuing derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. We are required to adopt FAS No. 133 effective January 1, 2001. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we do not currently believe that the adoption of FAS No. 133, as amended, will have a significant impact on our financial position, results of operations or cash flow.

Disclosure About Market Risk

   Interest Rate Risk. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. We currently maintain an investment portfolio of primarily money market investments and certificates of deposits with maturities of less than 90 days. After the offering, we intend to maintain our portfolio in cash equivalents and short-term, interest bearing securities, including commercial paper, money market funds and government debt securities. The average duration of all of our investments in 1999 was less than one year. Due to the short-term nature of these investments, we believe we have no material exposure to interest rate risk arising from our investments. Therefore, no quantitative tabular disclosure is required.

   Foreign Currency Rate Fluctuations. While our Israeli subsidiary primarily operates in New Israel Shekels or NIS, most operating expenses and commitments are linked to the US dollar. As a result, there is currently minimal exposure to foreign currency rate fluctuations. Any foreign currency revenues and expenses are translated using the daily average exchange rates prevailing during the year and any transaction gains and losses are included in net income. In the future, our subsidiary may enter into NIS-based commitments that may expose us to foreign currency rate fluctuations. We may use hedging instruments, including forward contracts, to minimize any foreign currency rate fluctuation exposure. Any hedging transactions that we enter into may not adequately protect us against currency rate fluctuations and may result in losses to us.

                                    BUSINESS

Overview

   We use data discovered through the mapping of the human genome to generate drug candidates that target the regulation of protein kinases. Protein kinases play a key role in the way cells communicate. We believe that our approach to drug design allows us to discover more drug candidates in less time and with lower levels of toxicity than our competitors. Our KinAce platform has produced 13 lead compounds, eight of which have already produced positive results in animal (in vivo) tests. In addition to developing drug candidates with our KinAce platform, we have obtained a license for sulodexide (KRX-101) and are developing it for the treatment of a kidney disease known as diabetic nephropathy. To date, none of our drug candidates has received approval for sale in any market.

Our Strategy

   We intend to:

  . advance KRX-101 into clinical trials for diabetic nephropathy and pursue its use to treat additional diseases;

  . complete pre-clinical development of KRX-123 for hormone-resistant prostate cancer and file an application to enter clinical trials in Israel for this drug candidate in 2000;

  . use our KinAce platform to generate new drug candidates for a variety of conditions, such as cancer and metabolic, cardiovascular, immunological and neurological diseases;

  . develop our drug candidates internally or license them to others based on an assessment of clinical and financial resources; and

  . further develop and expand our relationships with corporate collaborators for the development, marketing and distribution of our drug candidates.

KRX-101

Overview

   We have obtained a license to develop sulodexide (KRX-101) to treat diabetic nephropathy and other conditions. Sulodexide is a drug that has been sold in Europe for many years by our licensor for other medical conditions and has a well-established safety profile. We have filed an application with the FDA to begin clinical trials in 2000 of KRX-101 to treat nephropathy in Type II diabetics. This application contains data from a 200-person clinical trial for this condition conducted in Europe by the licensor. We have requested FDA fast track review for KRX-101 on the basis that it satisfies an unmet medical need for a life-threatening condition.

   According to the American Diabetes Association (ADA) website, there are an estimated 10.3 million diagnosed diabetics in the United States, of whom approximately 90% have been diagnosed with Type II diabetes. Type II diabetes results from the body's inability to properly use insulin as distinguished from Type I diabetes, which results from the body's inability to manufacture insulin. The ADA estimates that between 10 and 20% of diagnosed Type II diabetics have nephropathy. These figures imply that between one and two million diagnosed Type II diabetics in the United States have nephropathy. Accordingly, we believe the potential annual market for KRX-101 for the treatment of diabetic nephropathy is in excess of $800 million.

Scientific Background

   Diabetes often damages the intricate system of delicate capillary loops (glomeruli) in the human kidney. As these loops lose their structural integrity, their ability to selectively filter the blood's contents diminishes and protein, chiefly albumin, is lost into the urine, resulting in diabetic nephropathy. The presence of albumin in urine, known as albuminuria, causes direct damage to other crucial kidney structures. This damage may eventually result in kidney failure, which can be treated only by dialysis or kidney transplantation.

   KRX-101 repairs and maintains glomerular membranes, thus reducing protein leakage, and directly inhibits the inflammation and scarring of structures within the kidney. We believe these beneficial effects may delay or prevent kidney failure resulting from diabetic nephropathy.

Development Status

   There have been more than 20 studies published in leading medical journals assessing the safety of KRX-101 in humans. KRX-101 has been administered to more than 3,000 patients in clinical trials conducted in Europe for the treatment of certain diabetic and non-diabetic conditions and, to our knowledge, has not demonstrated any significant side effects for those uses.

   Captopril is an ACE inhibitor that was approved by the FDA for Type I diabetes with macroalbuminuria. However, the FDA has not approved the use of ACE inhibitors for Type II diabetic nephropathy as clinical trials have not conclusively demonstrated the beneficial effects of ACE inhibitors in this patient population. In the absence of approved drugs for Type II diabetic nephropathy, the ADA has recommended the use of ACE inhibitors for Type II diabetic nephropathy. ACE inhibitors, however, are not as effective for nephropathy of Type II diabetes as they are for nephropathy of Type I diabetes. In addition, patients with Type II diabetes experience more frequent side effects from ACE inhibitors than the general population.

   The licensor of KRX-101 conducted the DiNAS study (diabetic nephropathy and sulodexide) in 200 patients in Europe between 1996 and 1999. The trial was a four-month dose response trial that showed a clear relationship between dosage levels and reduction in albuminuria. This trial also demonstrated a reduction in albuminuria in patients with Type II diabetes being treated with ACE inhibitors. In June 2000, we filed an IND application with the FDA for permission to conduct a clinical trial for Type II diabetic nephropathy. This application contains data from the 200-person clinical trial for this condition conducted by the licensor. We have also requested "fast track" review for KRX-101 on the basis that there is currently no FDA-approved treatment for nephropathy in Type II diabetes. We have proposed that our clinical trial will involve approximately 200 Type II diabetic patients with nephropathy on ACE inhibitors with a reduction in albuminuria as the endpoint.

   The FDA has not yet accepted a reduction in albuminuria as a valid endpoint, although the National Kidney Foundation has emphasized the role of albuminuria as a cause of progressive kidney failure and recommended that it be reduced to the greatest extent possible. (Source: Keane, W.F. and Eknoyan, G. Proteinuria, Albuminuria, Risk, Assessment, Detection, Elimination : A Position Paper of the National Kidney Foundation. American Journal of Kidney Diseases 33(5): 1004
(1999)). We believe the FDA would accept glomerular filtration rate as a clinical endpoint. We believe that a trial with this endpoint may take between 18 to 24 months. We believe a clinical trial with the reduction in albuminuria as the endpoint would take approximately 12 months. If the FDA does not change its current position, we will be required to conduct clinical trials with different endpoints that take longer than we currently anticipate, which would significantly lengthen the amount of time it takes us to develop KRX-101 for diabetic nephropathy.

Additional Indications

   We believe KRX-101 has significant potential to treat other diseases. These conditions include pre-eclampsia, a complication of pregnancy involving a sudden rise in blood pressure; diabetic retinopathy, a disorder of the retina associated with diabetes; and thrombosis, a disorder in which harmful blood clots form within the body.

KinAce Drug Discovery Platform

Overview

   We believe our KinAce platform represents one of the first practical uses of the genomics database to systematically generate drug candidates that target protein kinases. We use computer programs to analyze genomic data which then enables us to create compounds that aim to regulate kinases.

   Protein kinases play a key role in the way cells communicate. When protein kinases give an inappropriate signal, the result is often a disease or other unwanted medical condition. Our KinAce platform uses a computer program to discover unique regulatory regions within each kinase. Once this regulatory region is identified, we can duplicate it to form the basis of a compound that can potentially inhibit or stimulate the activity of that kinase. By targeting these specific portions of protein kinases, our approach has produced 13 lead drug compounds. Eight of these compounds have already produced positive results in in vivo tests. It has taken us an average of approximately four months to develop a drug candidate from concept to in vivo testing.

   We expect to file an application to enter human clinical trials in Israel for our first KinAce compound, KRX-123 for hormone-resistant prostate cancer, in 2000. We will conduct these trials according to FDA good clinical practice, or GCP, guidelines. We believe hormone-resistant prostate cancer, for which there is currently no curative treatment, represents a potential annual market in excess of $450 million. We are developing our 12 other KinAce compounds through a combination of in-house efforts and research and development agreements with others. We recently entered into research and development agreements relating to five of these compounds with third parties including the NIH, Novo Nordisk and Osteotech.

Scientific Background

   Cells within the human body, like those within all living organisms, communicate with each other to coordinate their growth and differentiation. The primary mechanism by which cells communicate is a messenger system comprising the transmission of biochemical signals. These "signals" are soluble molecules that are secreted by cells. In general, signals from outside a cell come into contact with a receptor on the cell surface and are then "transduced" across the cell membrane. Once a signal enters the cell, it is relayed as a message inside the cell. Protein kinases function as these cellular messengers.

   Scientists have estimated that over 1,100 distinct protein kinases exist in the human genome. (Source: T. Hunter. Signaling--2000 and Beyond, Cell, 100:
122-123, 2000). Protein kinases control a variety of functions carried out by cells and may contribute to disease if they are "turned on" when they should be "turned off," or "turned off" when they should be "turned on." For example, in certain cancers, the excess activity of protein kinases allows uncontrolled cell division. "Turning off" these protein kinases may provide one method of halting the growth of malignancies. Conversely, increasing protein kinase activity when it is not sufficient may improve other unwanted medical conditions.

   We use our KinAce platform technology to develop small compounds designed to inhibit or stimulate the activity of a precise region of a specific kinase. Each small compound mimics the precise region unique to the target kinase.

Advantages of the KinAce Approach

   We believe that our KinAce platform has the following advantages over traditional drug discovery methods:

  . Increased hit rate. Our KinAce platform targets highly specific kinase regions, and once identified it is less complicated to ascertain precisely which compound will have the desired biological effect on that region. Accordingly, we are able to focus our efforts on only ten to twenty compounds for testing per kinase target.

  . Reduced time to discovery. Our approach enables us to generate compounds in an average time from concept to in vivo testing of approximately four months. The industry standard ranges from two to four years.

  . Reduced toxicity. We believe the increased specificity of our drug candidates should result in less toxicity. Our drug candidates are designed to regulate a region unique to a particular kinase and cause biological changes that are specific to the functions of that kinase alone. Other drug discovery methods target a region that is common to many kinases and consequently are more likely to also cause biological changes in healthy cells. Toxicity may occur when the treatment has a negative impact on the functions of healthy cells as well as on the targeted site.

  . Greater versatility. We believe that our ability to stimulate, as well as inhibit, protein kinases makes our drug candidates more versatile in the treatment of diseases and conditions. Compounds of our competitors typically aim only to inhibit kinase activity.

Product Development Pipeline

   The following table outlines the drug candidates we have generated to date using our KinAce platform:

 Compound                    Indication                       Development Status
 -------- ------------------------------------------------- ---------------------
 KRX-123  Oncology: Hormone-Resistant Prostate Cancer       in vivo-preparing for
                                                            clinical trials

 KRX-131  Oncology: Chemotherapy-Induced Hair Loss          in vivo-research and
                                                            development agreement

 KRX-211  Immunology: Septic Shock                          in vivo-research and
                                                            development agreement

 KRX-167  Orthopedics: Bone Growth Stimulant                in vivo-research and
                                                            development agreement

 KRX-291  Quality of Life: Sunless Tanning                  in vitro-research and
                                                            development agreement

 KRX-613  Metabolism: Diabetes                              in vitro-research and
                                                            development agreement

 KRX-168  Surgical Implants: Anti-Adhesion/Anti-Fibrotic    in vivo-under
                                                            development

 KRX-252  Immunology: Autoimmune Disease                    in vivo-under
                                                            development

 KRX-341  Cardiovascular: Ischemic Heart Disease/Peripheral in vivo-under
          Vascular Disease                                  development

 KRX-683  Metabolism: Type II Diabetes/Obesity              in vivo-under
                                                            development

 KRX-120  Oncology: Neuroblastoma                           in vitro-under
                                                            development

 KRX-324  Oncology: Breast Cancer                           in vitro-under
                                                            development

 KRX-411  Neurology: Neurodegenerative Disease              in vitro-under
                                                            development

Lead KinAce Drug Candidate

KRX-123--Hormone-Resistant Prostate Cancer

   Our leading KinAce drug candidate is KRX-123 for the treatment of hormone-resistant prostate cancer, referred to as HRPC, a currently incurable condition with a potential annual market size in excess of $450 million. Some Src protein kinases are over-expressed in HRPC, and we believe that by regulating these protein kinases we can treat HRPC. We have generated in vitro and in vivo data showing that HRPC can be treated through the regulation of a specific Src protein kinase. We also have observed significant regression in hormone-resistant prostate tumors during pre-clinical testing when compared to control groups. We have conducted several in vivo tests on mice, using three sample groups. The first group received chemotherapy treatment for HRPC, the second group received no treatment, while the third group received four shots of KRX-123. After four months, the KRX-123 groups had a survival rate of between 75 and 100%, compared to no survivors in either the group treated with chemotherapy or the control group.

   We plan to file an application in 2000 with the Israeli Ministry of Health for a clinical trial for HRPC to be conducted in accordance with FDA GCP guidelines. In addition, we intend to file an IND application with the FDA by the end of 2000. Due to the rapidly fatal nature of HRPC and the absence of any FDA approved curative treatment for this condition, we believe we can attain FDA fast track review status for our IND application. If we obtain marketing approval for KRX-123, we intend to develop it to treat hormone-sensitive, or earlier stage, prostate cancers.

Other KinAce Drug Candidates

KRX-131--Chemotherapy-Induced Hair Loss

   According to the American Cancer Society website, over 1.2 million cases of cancer are diagnosed annually in the United States (excluding most skin cancers). It has been estimated that more than 80% of cancer patients receive chemotherapy, which results in hair loss for the duration of treatment in nearly all recipients. (Source: Seminars in Oncology 25: 562, 1998). Hair loss poses a significant quality of life problem for chemotherapy patients.

   TGF-^ is a protein that regulates hair growth. Chemotherapy causes over-expression of TGF-^ in the skin, resulting in hair loss. Using our KinAce platform, we designed KRX-131 to target and inhibit the activity of the TGF-^ receptor protein kinase. We believe that KRX-131 can prevent chemotherapy-induced hair loss and address this unmet healthcare need.

   We have demonstrated the in vivo effectiveness of KRX-131 by treating mice undergoing chemotherapy with increasing doses of KRX-131. The test subjects treated with KRX-131 experienced hair retention in a dose-dependent manner, while members of the control group lost all of their hair.

   We recently signed a research and development agreement for the testing of KRX-131. Following our evaluation of the results of these tests, we intend either to license KRX-131 or to continue to develop it internally through pre-clinical and Phase I clinical trials.

KRX-211--Septic Shock

   There are an estimated 500,000 cases of septic shock in the United States each year. (Source: New England Journal of Medicine 340: 207, 1999). Septic shock is a life-threatening reaction to a severe infection, for which there is currently no FDA-approved treatment. During septic shock, bacteria produce toxins that cause a cascade of events resulting in extremely low blood pressure and subsequent multiple organ failure. The mortality rate for those with septic shock is approximately 50%.

   We have designed KRX-211 to inhibit JAK3, a protein kinase that has been implicated in septic shock. We have demonstrated the effectiveness of KRX-211 in an in vivo model of septic shock. One hour after symptoms of septic shock arose, half of the test group was injected with KRX-211, and a control group was injected with a placebo solution. After 48 hours, 80% of the test group treated with KRX-211 survived, while none in the control group remained alive.

   The NIH has selected KRX-211 to undergo extensive in vivo testing in preparation for clinical trials. Clinical testing for septic shock will be very expensive. Therefore, following NIH testing, we intend to license KRX-211 to a partner with the resources to clinically develop this compound.

KRX-167--Bone Growth Stimulant

   There is a growing need to accelerate bone healing following medical procedures that affect bone structure. These procedures include joint replacements, bone grafts, spinal fusion and dental implants. The number of such procedures performed annually in the United States is estimated to exceed 500,000. (Source: Interpore Cross International, Annual Report, 1998). We estimate that a similar number of procedures are performed outside the United States each year.

   Bone morphogenic proteins, referred to as BMPs, are involved in the regulation of the growth and differentiation of cartilage and bone. We designed KRX-167 to promote bone growth by stimulating BMP receptor protein kinases. We have tested KRX-167 in an in vivo fracture model. In these trials, bones treated with KRX-167 have consistently shown evidence of enhanced bone formation and increased relative bone density when compared to the control groups.

   We have entered into a research and development agreement with Osteotech, a leading company in the field of bone grafts, for the testing of KRX-167. After we evaluate the results of these tests, we intend either to license KRX-167 or to continue to develop it internally through pre-clinical and Phase I trials.

KRX-291--Sunless Tanning

   The American Cancer Society website estimates that there will be approximately 1.3 million cases of skin cancer diagnosed in the U.S. this year. Skin cancer can result from overexposure to the sun. Exposure to the sun also causes tanning by increasing the skin pigment, known as melanin. We designed KRX-291 to stimulate synthesis of melanin in skin cells without exposing them to the risks associated with overexposure to the sun. In in vitro testing of KRX-291, we have been able to demonstrate dose-dependent production of melanin. We believe that KRX-291 can be used to induce tanning without the risk of skin cancer.

   We recently signed a research and development agreement for the testing of KRX-291. Following our evaluation of the results of these tests, we intend either to license KRX-291 or to continue to develop it internally through pre-clinical and Phase I trials.

KRX-613--Diabetes

   Diabetes is among the most prevalent chronic diseases in the world and represents the fourth most common reason for patient contact with a physician in the United States. It is a major cause of disability and mortality. Historically, the mainstay of treatment of Type I diabetic patients and many Type II diabetic patients has been insulin. We believe the market size for insulin worldwide is in excess of $2 billion. Insulin is expensive to synthesize and must be administered by injection. As a result, many companies are searching for alternatives to insulin therapy for the treatment of diabetes.

   Insulin acts by binding to a specific receptor on the cell surface. This receptor contains a protein kinase known as Insulin Receptor Kinase (IRK). When insulin binds to the receptor, IRK transduces a signal in the cell that results in an increase in glucose uptake. We believe KRX-613 stimulates the activity of IRK without requiring insulin. In vitro tests have shown that the application of KRX-613 leads to glucose uptake comparable to levels achieved with insulin.

   We recently signed a research and development agreement with Novo Nordisk, the second largest purveyor of insulin products in the world, for the testing of KRX-613. Following our evaluation of the results of these tests, we intend either to license KRX-613 or to continue to develop it internally through pre-clinical and Phase I clinical trials.

Competition

KRX-101

   ACE inhibitors are the current standard of care recommended by the ADA to treat diabetic nephropathy. ACE inhibitors are marketed by a number of companies. However, ACE inhibitors are not FDA-approved for, or as effective in, nephropathy of Type II diabetes as they are for nephropathy of Type I diabetes. Preliminary clinical evidence suggests that KRX-101 may be additive with ACE inhibitors for nephropathy of both Type I and Type II diabetes by reducing albuminuria further than ACE therapy alone.

   Other companies are developing drugs designed to treat diabetic complications, including Exocell, Inc., which has one compound aimed at nephropathy in a Phase III clinical trial. In addition, if the FDA accepts the reduction of albumin excretion as the endpoint for KRX-101 clinical trials, other drug companies may be encouraged to submit drug candidates based on this endpoint.

KinAce Platform

   Several biotechnology and pharmaceutical companies are active in the field of signal transduction, including Sugen, Inc. (recently acquired by Pharmacia-Upjohn), Ariad Pharmaceuticals Inc., Tularik, Inc., Ligand Pharmaceuticals Inc. and ICOS Corporation. In addition, Vertex Pharmaceuticals, Inc. and Novartis Pharma AG recently announced a major alliance to discover eight kinase inhibitors.

   Generally, our competitors target common, non-specific regions within protein kinases to identify lead compounds. This drug discovery method generates a large number of compounds which must be tested by high throughput screening before a drug candidate is found. We believe that our targeted approach to drug discovery gives us a significant advantage over our competitors by allowing us to generate more drug candidates in less time and with potentially lower toxicities.

   In addition, a significant number of products are in clinical development for HRPC. These products adopt a variety of therapeutic approaches and may compete with KRX-123 in the future.

Intellectual Property

General

   Patents and other proprietary rights are very important to the development of our business. We will be able to protect our proprietary technologies from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. It is our intention to seek and maintain patent protection for our drug candidates and our proprietary technologies.

KRX-101

   Pursuant to our license for KRX-101, we have obtained rights to eleven families of patents and applications. These include at least 46 patents issued in various countries, of which nine are issued in the United States. The licensed patent families cover the use of KRX-101 to treat diabetic nephropathy and retinopathy, the use of related compounds to treat diabetic nephropathy, neuropathy and retinopathy, and processes for making diverse heparin derivatives. The licensed patent families also cover multiple processes for making a wide variety of heparin derivatives. These patents and applications are being maintained throughout the territories in which they were filed. In addition, as part of our effort to expand the indications for KRX-101, we have filed two new patent applications for novel indications for KRX-101. The KRX-101 related patents and applications, if issued, expire at various times between 2009 and 2019. We believe that we will have sufficient time to commercially exploit these inventions covered by these patents during their effective lives.

KinAce Platform

We have an exclusive license to four families of patent applications associated with our KinAce platform, which have been filed in various countries, including the United States, countries of the European Union, Japan, Canada, Australia and China. These applications identify and claim large classes of peptides that modulate the activity of protein kinases, which encompass our lead drug candidates. In addition, the applications describe a wide variety of therapeutic uses for these classes of peptides, including the treatment of various cancers, diabetes, septic shock, multiple sclerosis and inflammatory bowel disease. The applications also identify and claim specific portions of these protein kinases upon which the selection of peptide drug candidates is based. We intend to continue to file patent applications to cover additional members of protein kinase families, specific drug candidates and additional therapeutic indications as they are developed. The KinAce related patent applications, if issued, will expire at various times between 2017 and 2019. We believe that we will have sufficient time to commercially exploit the inventions covered by these applications during their effective lives.

Other Intellectual Property Rights

In April 2000, we applied to register the names "Keryx" and "KinAce" as trademarks with the U.S. Patent and Trademark Office. In addition, we depend upon trade secrets, know-how and continuing technological advances to develop and maintain our competitive position. To maintain the confidentiality of trade secrets and proprietary information, we require our employees, scientific advisors, consultants and collaborators, upon commencement of a relationship with us, to execute confidentiality agreements and, in the case of parties other than our research and development collaborators, to agree to assign their inventions to us. These agreements are designed to protect our proprietary information and to grant us ownership of technologies that are developed in connection with their relationship with us. These agreements may not, however, provide protection for our trade secrets in the event of unauthorized disclosure of such information.

Agreements

KRX-101

License Agreement. Our license with Alfa Wassermann SpA grants us the exclusive rights to KRX-101 for diabetic nephropathy, diabetic retinopathy and diabetic neuropathy in the United States, Canada, Japan, Australia, New Zealand, South Africa and Israel, and entitles Alfa Wassermann to annual royalties of up to $900,000 and fixed milestone payments of up to $2,950,000. To date, we have paid $100,000 in annual royalties and $100,000 in milestone payments. The license includes rights to at least 46 patents that have been registered in these countries, and rights in additional patent applications, and grants us exclusive, worldwide ownership of any novel indication for KRX-101 that we develop. Under the license, we must use our reasonable best efforts to commercialize and market KRX-101. Alfa Wassermann must pay us a royalty to the extent that it or its sub-licensees receive revenues from products that incorporate information or know-how developed by us. Alfa Wassermann must share a portion of the costs of data or intellectual property developed by us that it decides to utilize. Unless terminated for reason of breach or other customary termination provisions, the license terminates upon the later of the expiration of all underlying patent rights or ten years from the first commercial sale of KRX-101 by us. The most recent patent application was filed in April 1999 and, if granted, will expire in April 2019, subject to any extensions which may be granted.

   Manufacturing Agreements. We have two manufacturing agreements for the production of KRX-101. Opocrin S.p.A., a manufacturer of bulk biological products, has agreed to manufacture and supply our raw requirements for sulodexide until 2009. Our agreement with Opocrin may be terminated by us or them on 180 days' notice for any reason. Pharmaceutics International, Inc., a manufacturer of medicinal gelcaps, has agreed to produce the KRX-101 gelcaps necessary for the proposed clinical trial. Until the agreed-upon manufacturing is completed, this agreement may be terminated only by us. Both Opocrin and Pharmaceutics International maintain cGMP-certified manufacturing facilities that will be used for the manufacture of KRX-101.

KinAce Platform

   License Agreement. Pursuant to a license with Children's Medical Center Corporation, referred to as CMCC, we have the exclusive right to commercialize the KinAce platform and practice the claims contained in four patent applications owned by CMCC. The license gives us the right to develop, produce, manufacture, market and sublicense products based on CMCC's patent applications, any subsequently issued patents and future patent applications. Unless terminated for breach or other customary termination provisions, the license terminates upon the later of November 2014 or the expiration of the last patent covered by the license. The most recent patent application was filed in December 1999 and, if granted, will expire in December 2019, subject to the granting of any extensions.

   Under the license, we must use our reasonable best efforts to commercialize and market one or more products based upon the signal transduction technology. The license contains certain development and financing milestones. To date, we have met all of our milestones under this agreement. According to the development milestones, we must file an IND application for a licensed product with the FDA (or a foreign equivalent) by December 2001, and we must file a New Drug Application, or NDA, with the FDA (or a foreign equivalent) within six years from our first filing of an IND application. If we fail to meet any of the development milestones that remain to be fulfilled, the license could be terminated, which would materially harm our business.

   Sponsored Research Agreement. Professor Shmuel Ben-Sasson directs our KinAce research program pursuant to a research agreement with Yissum Research Development Company of the Hebrew University of Jerusalem. We also entered into a consulting agreement with Professor Ben-Sasson. Under the consulting agreement, Professor Ben-Sasson must provide consulting services to us to develop the KinAce platform. The consulting agreement may be terminated by us or him on 180 days' notice for any reason. We issued to Professor Ben-Sasson 402,768 shares of our common stock in connection with his consulting agreement. Under the research agreement, we must pay quarterly fees to Yissum totalling $466,000 per year until December 15, 2001. To date, we have made $349,500 in quarterly payments to Yissum. The research agreement expires in November 2001, although it may be extended by mutual agreement for additional periods of 180 days. We may terminate the research agreement and cease making payments to Yissum should Professor Ben-Sasson fail to meet any milestones contained in that agreement. In general, the milestones are project-specific and require Professor Ben-Sasson to meet enumerated product development timetables. The loss of Professor Ben-Sasson's services as a result of the termination of either the research agreement or the consulting agreement would disrupt and delay our KinAce research program.

   Research and Development Agreements. We recently entered into research and development agreements for the advancement of five of our lead KinAce compounds with third parties, including the NIH, Novo Nordisk and Osteotech. In general, these agreements provide that the researcher will conduct pre-clinical testing at its own expense for up to three to six months. Upon completion of the testing, we will give the for-profit researchers an exclusive two- to three-month right of first negotiation to license from us the compounds covered by the agreement for further development and commercialization.

Partec Acquisition

   Contribution Agreement. In November 1999, in connection with our purchase of assets from Partec Ltd., holders of Partec's 12% convertible notes exchanged their notes for an aggregate of 29,465 shares of our Series A preferred stock and ten-year warrants to purchase 303,832 shares of common stock at an exercise price of $0.0067 per share.

   Asset Purchase Agreements. In November 1999, we entered into an asset purchase agreement with Partec pursuant to which we acquired substantially all of Partec's assets, which consisted primarily of intellectual property rights in exchange for $570,361 (plus accrued interest) of Partec's 12% convertible notes, which we had previously acquired from the holders thereof. In addition, we entered into employment agreements with Morris Laster, M.D., Benjamin Corn, M.D., Ira Weinstein and Bob Trachtenberg. Also in November 1999, our subsidiary Keryx (Israel) Ltd., pursuant to a separate agreement with Partec, purchased in exchange for $54,908, certain assets and assumed certain liabilities associated with Partec's business, including Partec's fixed assets, leases and employment and consultant agreements.

Government Regulation

   Numerous governmental authorities in the United States, Israel and other countries regulate the manufacture and marketing of our drug candidates and our ongoing research and development activities. None of our drug candidates has been approved for sale in any market. Before marketing in the United States, any drug developed by us must undergo rigorous pre-clinical testing and clinical trials and an extensive regulatory approval process implemented by the FDA under the Federal Food, Drug, and Cosmetic Act. The FDA regulates, among other things, the development, testing, approval, manufacture, record keeping, labeling, storage, advertising, promotion, sale and distribution of biopharmaceutical products.

   The regulatory review and approval process is lengthy, expensive and uncertain. We will have to submit extensive pre-clinical and clinical data and supporting information to the FDA for each indication or use to establish a drug candidate's safety and efficacy before we can secure FDA approval. The approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Before commencing clinical trials in humans, we must submit to, and receive approval from, the FDA of an IND application. We expect to rely on some of our collaborative partners to file IND applications and generally direct the regulatory approval process for some of our drug candidates.

   The FDA permits expedited development, evaluation, and marketing of new therapies intended to treat persons with serious or life-threatening conditions for which there is an unmet medical need under its Fast Track Drug Development Program. A sponsor can apply for fast track designation at the time of submission of an IND application, or at any time prior to receiving marketing approval of the NDA. To receive fast track designation, an applicant must demonstrate:

  . that the drug is intended to treat a serious or life-threatening condition;

  . that the drug is intended to treat a serious aspect of the condition; and

  . that the drug has the potential to address unmet medical needs, and this potential is being evaluated in the planned drug development program.

   The FDA generally responds to a request for fast track designation within 60 calendar days of receipt of the request. Over the course of drug development, a product in a fast track development program must continue to meet the criteria for fast track designation. Sponsors of products in fast track drug development programs must be in regular contact with the reviewing division of the FDA to ensure that the evidence necessary to support marketing approval will be developed and presented in a format conducive to an efficient review.

   Sponsors of products in fast track drug development programs ordinarily are eligible for priority review and may be permitted to submit portions of an NDA to the FDA for review before the complete application is submitted. Sponsors of drugs designated as "fast track" also may seek approval under the accelerated approval regulations, which permit the FDA to grant accelerated approval based on a determination that the effect on a surrogate endpoint is reasonably likely to predict clinical benefit. A surrogate endpoint is defined as a laboratory or physical sign that is used in therapeutic trials as a substitute for a clinically meaningful endpoint and the surrogate is expected to predict the effect of the therapy. Requirements for submitting "substantial evidence" to demonstrate effectiveness and for payment of user fees must still be met under accelerated approval regulations. Further, where an accelerated approval is based on a surrogate endpoint, postmarket studies ordinarily will be required to verify the drug's clinical benefit and the relationship of the surrogate endpoint to clinical benefit.

   Before receiving FDA approval to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. If the FDA grants approval, this approval will be limited to those disease states and conditions for which the product is effective, as demonstrated through clinical studies. The FDA prohibits marketing or promoting a drug for an unapproved indication or use. Clinical testing must meet requirements for institutional review board oversight, informed consent and good clinical practices, and must be conducted under FDA oversight. Upon approval, a product may be marketed only in those dosage forms and for those indications approved in the NDA. However, pursuant to recent US federal court decisions, drug marketers may, in some limited circumstances, distribute peer-reviewed materials concerning uses for an approved drug other than those uses approved by the FDA.

   Clinical trials are conducted in sequential phases. In Phase I, the drug is administered to a small group of humans, either healthy volunteers or patients, to test for safety, dosage tolerance, absorption, metabolism, excretion, and clinical pharmacology. In Phase II, a slightly larger number of patients are studied to assess the efficacy of the product, to ascertain dose tolerance and the optimal dose range, and to gather additional data relating to safety and potential adverse events. In Phase III, studies establish safety and efficacy in an expanded patient population. The FDA can require Phase IV post-marketing studies.

   The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Additional factors that can cause delay or termination of our clinical trials, or that may increase the costs of these trials, include:

  . slow patient enrollment due to the nature of the clinical trial plan, the proximity of patients to clinical sites, the eligibility criteria for participation in the study or other factors;

  . inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials; or delays in approvals from a study site's review board;

  . longer treatment time required to demonstrate effectiveness or determine the appropriate product dose;

  . insufficient supplies of the drug candidate;

  . adverse medical events or side effects in treated patients; and

  . ineffectiveness of the drug candidate.

   Any drug is likely to produce some toxicity or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for a sufficiently long time. Unacceptable toxicity or side effects may occur at any dose level at any time in the course of studies in animals designed to identify unacceptable effects of a drug candidate, known as toxicological studies, or clinical trials of drug candidates. The appearance of any unacceptable toxicity or side effect could cause us or regulatory authorities to interrupt, limit, delay or abort the development of any of our drug candidates and could ultimately prevent approval by the FDA or foreign regulatory authorities for any or all targeted indications.

   We must submit and receive approval of an NDA and pay user fees prior to commercial marketing of the drug. As part of the approval process, the FDA must inspect and approve each manufacturing facility. Among the conditions of approval is the requirement that a manufacturer's quality control and manufacturing procedures conform to current good manufacturing practices, or cGMP. Manufacturers must expend time, money and effort to insure compliance with cGMP, and the FDA conducts periodic inspections to certify compliance. Violations may result in restrictions on the product or manufacturer, including costly recalls or withdrawal of the product from the market. It may be difficult for our manufacturers or us to comply with the applicable cGMP and other FDA regulatory requirements. If we or our contract manufacturers fail to comply, then the FDA will not allow us to market products that have been affected by our failure.

   Should we wish to market our products outside the United States, we must receive marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union, or EU, registration procedures are available to companies wishing to market a product in more than one EU member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process involves all of the risks associated with FDA approval discussed above.

Sales and Marketing

   We do not intend to build our own sales force. Instead, we intend to market any future products through corporate partnerships with leading biotechnology or pharmaceutical companies. By contracting with corporate partners for the manufacturing, marketing and distribution of products, we hope to limit our exposure to capital-intensive activities beyond our expertise and concentrate on developing new compounds and technologies.

Employees

   We have 10 employees, four of whom hold M.D. degrees and four of whom hold other advanced degrees, and 27 persons working under sponsored research agreements or consulting agreements. Of these 37 persons, 30 are working in research and development, and seven are working in administration and finance. None of our employees is represented by a collective bargaining agreement, nor have we ever experienced a work stoppage. We consider our relations with our employees and consultants to be good.

Properties

   Our current facilities consist of 3,600 square feet of leased space in Jerusalem's primary high technology park, Har Hotzvim. The lease for this space extends to the end of 2008, but may be terminated earlier by us at our discretion in 2004. This facility provides space for our administrative and financial functions and will house an on-site laboratory devoted to bioinformatics and drug compound formulation to be completed during the second half of 2000. In addition, through our sponsored research agreements, we maintain two research and development facilities at the Hebrew University of Jerusalem, staffed by research personnel and equipped with advanced scientific equipment. We believe that our Har Hotzvim facility and the Hebrew University space will be sufficient for our needs until the end of 2001. We are confident that additional space will be available for future expansion.

   We intend to open an office in Boston, Massachusetts in the third quarter of 2000. Personnel in this office will coordinate both our clinical trial programs and our financial, business development and investor relations functions.

Legal Proceedings

   We are not a party to any legal or arbitration proceedings, nor are we aware of any that are pending or threatened, that may have, or have had in the previous twelve months, a significant effect on our financial position.

                                   MANAGEMENT

   The following table sets forth certain information regarding our executive officers and directors as of June 15, 2000.

Executive Officers and Directors

Name                        Age Title
----                        --- -----
Morris Laster, M.D.........  36 Chairman and Chief Executive Officer, Director
Benjamin Corn, M.D.........  39 President
Robert E. Gallahue, Jr. ...  40 Chief Financial Officer and Treasurer
Ira Weinstein..............  44 Chief Operating Officer
Bob Trachtenberg...........  43 General Counsel and Secretary
Peter Morgan Kash (1)......  38 Director (Non-executive)
S. Leslie Misrock (2)......  72 Director (Non-executive)
Mark H. Rachesky, M.D.
 (1)(2)....................  40 Director (Non-executive)
Lindsay A. Rosenwald,
 M.D.......................  45 Director (Non-executive)
Wayne Rothbaum (1)(2)......  32 Director (Non-executive)

--------
  (1) Member of the Compensation Committee.
  (2) Member of the Audit Committee.

   Morris Laster, M.D., has served as our Chairman and Chief Executive Officer since November 1999. From December 1996 to November 1999, Dr. Laster served as the Chief Executive Officer and President of Partec Ltd., our predecessor company. From 1990 to 1996, Dr. Laster was employed as Vice President of Medical Venture Capital with Paramount Capital Investments LLC., a New York-based biotechnology venture group. Dr. Laster received his M.D. from Downstate Medical Center, performed post-doctoral training in surgery at Case Western Reserve University Hospital and served as a physician and officer with the paratroopers of the Israel Defense Forces.

   Benjamin Corn, M.D., has served as our President since November 1999. From October 1998 to November 1999, Professor Corn was the Chief Executive Officer of SignalSite, Inc., a subsidiary of Partec Ltd., our predecessor company. From 1994 to 1998, he served as Professor and Vice-Chairman in the Department of Radiation Oncology at Thomas Jefferson University Hospital in Philadelphia. Professor Corn received his B.A. and M.D. degrees from Boston University and completed residency training at the University of Pennsylvania, where he later served as Assistant Professor of Radiation Oncology.

   Robert E. Gallahue has served as our Chief Financial Officer and Treasurer since June 2000. From January 2000 to May 2000, Mr. Gallahue served as Senior Director, Finance at Millennium Pharmaceuticals. From November 1993 to December 1999, he served as Controller and then Senior Director, Finance at LeukoSite, Incorporated until its recent merger with Millennium Pharmaceuticals. From 1989 to 1993, Mr. Gallahue served as accounting manager and then Senior Financial Analyst at RepliGen Incorporated. From 1985 to 1989, he was an auditor at Coopers & Lybrand. Mr. Gallahue received his B.A. from Middlebury College and his M.S.A. from Bentley College and is a certified public accountant.

   Ira Weinstein has served as our Chief Operating Officer since June 2000 and was our Chief Financial Officer and Treasurer from November 1999 to June 2000. From January 1997 to November 1999, Dr. Weinstein was the Chief Financial Officer of Partec Ltd. From 1989 to 1997, Dr. Weinstein was an accountant with the Association of Americans and Canadians in Israel. He has also served as a consultant to the New York State Department of Health and taught business management at

Baruch College, Touro College and St. John's University. Dr. Weinstein holds a Doctorate of Business Administration from Newport University and an M.B.A. in Management and a B.B.A. in Accountancy from Baruch College.

   Bob Trachtenberg has served as our General Counsel and Secretary since November 1999. Prior to that date, from October 1998, he was the General Counsel of Partec Ltd. From June 1994 to October 1998, Mr. Trachtenberg was Senior Vice President for Administration and Legal Affairs at Accent Software International, Ltd. (now known as LanguageWare.net, Ltd.), a publicly traded software development company. Mr. Trachtenberg received his B.A. from the State University of New York at Binghamton and his J.D. from New York University.

   Peter Morgan Kash has served on our board since October 1998. Mr. Kash has been a Senior Managing Director of Paramount Capital, Inc. and a Director of Paramount Capital Asset Management, Inc. since 1990. From 1989 to 1991, Mr. Kash served as an Associate Professor at the Polytechnic University. In addition, since 1996, he has served as a Lecturer in Entrepreneurship and International Venture Capital at the Wharton School of the University of Pennsylvania and has accepted an appointment as a visiting professor in entrepreneurship at Nihon University in Tokyo, Japan from 1999 to 2001. He holds a B.S. in Management Science from the State University of New York at Binghamton and an M.B.A. in Finance and Banking from Pace University.

   S. Leslie Misrock has served on our board since November 1999. Mr. Misrock has been a partner of the law firm of Pennie & Edmonds LLP, a New York-based intellectual property firm, since 1961 and a senior partner since 1970. He is a member of the Visiting Committee of the Department of Biology and Chemistry at MIT, the Association for the Cure of Prostate Cancer (CaP CURE), the Board of Visitors of Fordham Law School, the Health Sciences Board of Columbia University's College of Physicians and Surgeons, and the National Prostate Cancer Coalition. Mr. Misrock is a Director of Cytogen Corporation, a publicly held biopharmaceutical company, as well as a director of several privately held biotechnology and medical informatics companies, including DirectGene Inc., Molecular Staging Inc., OANDA Corporation, Timbrel Systems Inc. and SerOptix Inc. Mr. Misrock is a managing director of Quintessential Technologies LLC, a technology investment company, and he is a general partner of Misrock Holdings LP, a Delaware limited partnership. Mr. Misrock holds an S.B. in Chemistry from the Massachusetts Institute of Technology, an A.M. in Chemistry from Columbia University and an L.L.B. degree from Fordham University.

   Mark H. Rachesky, M.D., has served on our board since February 2000. Dr. Rachesky is the President of MHR Fund Management LLC, which he founded in 1996. MHR is an investment manager of various private investment funds. Prior to founding MHR, from 1990 to 1996, Dr. Rachesky was employed in various capacities by Carl C. Icahn. He currently also serves as a director of the Samsonite Corporation and Neose Technologies, Inc. Dr. Rachesky received his B.S. from the University of Pennsylvania, and his M.D. and M.B.A. from Stanford University.

   Lindsay A. Rosenwald, M.D., has served on our board since March 2000. He is an investment banker, as well as a venture capitalist and fund manager. Dr. Rosenwald has served as Chairman of Paramount Capital, Inc., an NASD-member broker-dealer since 1992, Chairman of Paramount Capital Investments LLC, a merchant and investment bank, since 1995, and Chairman of Paramount Capital Asset Management, Inc., which manages the investments of several funds specializing in the technology and biotechnology sectors, since 1994. He is also a director of Neose Technologies, Inc., Interneuron Pharmaceuticals, Inc., and Nephros, Inc. Dr. Rosenwald received his B.S. in Finance from Pennsylvania State University, and his M.D. from Temple University School of Medicine.

   Wayne Rothbaum has served on our board since February 2000. He is a Managing Director at the Carson Group, a strategic consulting firm providing capital markets intelligence to over 400 publicly traded companies. Mr. Rothbaum has co-managed The Carson Group's life sciences team, which provides services ranging from traditional investor relations to strategic consulting to corporate finance for over 50 life sciences companies, since 1993. In addition, he is a principal at Evolution Capital, an NASD registered broker-dealer focusing on the life sciences, which is a wholly owned subsidiary of The Carson Group. Mr. Rothbaum is also an advisory director to Enzon, Inc. and Maxim Pharmaceuticals, Inc. He received an M.A. from the Elliot School of International Relations at the George Washington University and a B.A. in Cognitive Psychology and Political Science from the State University of New York at Binghamton.

   The business address of each of Morris Laster, Benjamin Corn, Robert Gallahue, Ira Weinstein and Bob Trachtenberg is Kiryat Mada 5, Har Hotzvim, Jerusalem, Israel 91326. The business address of Peter Kash and Lindsay Rosenwald is Paramount Capital, Inc., 787 Seventh Avenue, New York, New York 10019. The business address of S. Leslie Misrock is Pennie & Edmonds LLP, 1155 Avenue of the Americas, New York, New York 10036. The address of Mark Rachesky is 985 Fifth Avenue, New York, New York 10021. The business address of Wayne Rothbaum is 156 W. 56th Street, 10th Floor, New York, New York 10019.

Scientific Advisors

   We rely on prominent scientists and physicians to advise us on our KinAce platform and the clinical development of KRX-101.

   Prof. Shmuel Ben-Sasson is the inventor of the KinAce platform and serves as the Chief Scientific Officer. Dr. Ben-Sasson is the incumbent of the Joseph I. Bluestone Chair in Experimental Medicine at Hebrew University Hadassah Medical School in Jerusalem. He is the holder of multiple patents and the inventor of the TUNEL Assay, the most commonly cited assay for apoptosis in the medical literature. Dr. Ben-Sasson also maintains an appointment as a Visiting Professor in the Department of Surgical Research at Harvard Medical School.

The KinAce Scientific Advisory Board

                 Name                             Current Position
 ------------------------------------ ---------------------------------------
 James Broach, Ph.D. ................ Professor of Molecular Biology at
                                      Princeton University
 Moshe Oren, Ph.D. .................. Dean of Life Sciences at Weizmann
                                      Institute (Rehovot, Israel)
 Susan S. Taylor, Ph.D. ............. Professor of Biochemistry at the Howard
                                      Hughes Medical Institute of the
                                      University of California, San Diego
 David Lawrence, Ph.D. .............. Professor of Biochemistry at the Albert
                                      Einstein College of Medicine of the
                                      Yeshiva University

   We have entered into agreements with each of these advisors obligating them to provide scientific advisory services to us for a three-year period. The agreements are terminable by us upon agreement of a majority of our board of directors, or by the advisor, upon 30 days' written notice. In addition to a daily fee, each advisor will receive an option to purchase 1,500 shares of our common stock at the public offering price, half of which vest on the grant date and the balance of which vest in equal installments on each of the first and second anniversary of the grant date.

The KRX-101 Scientific Advisory Board

                 Name                              Current Position
 ------------------------------------ -----------------------------------------
 Steven M. Haffner, Ph.D. ........... Professor of Internal Medicine in the
                                      Department of Medicine/Clinical
                                      Epidemiology at the University of Texas
                                      Health Science Center
 Job Harenberg, Ph.D. ............... Professor of Internal Medicine and Head
                                      of the Department of Haemostaseology at
                                      the University of Heidelberg (Heidelberg,
                                      Germany)
 Michael Mauer, Ph.D. ............... Professor of Pediatrics at the University
                                      of Minnesota
 Guisseppe Remuzzi, Ph.D. ........... Director of the Bergamo Laboratories of
                                      the Mario Negri Institute for
                                      Pharmacological Research (Bergamo, Italy)
 Bernard Zinman, Ph.D. .............. Professor of Medicine and Director of the
                                      Banting & Best Diabetes Center at the
                                      University of Toronto

   We have entered into agreements with each of these advisors obligating them to provide scientific advisory services to us for a three-year period. Each agreement entitles the advisor to a per diem fee and is terminable by us upon agreement of a majority of our board of directors, or by the advisor, upon 30 days' written notice.

Committees of the Board

   Audit Committee. We have an audit committee composed of non-employee directors. The audit committee will recommend to our board the independent auditors to be retained by us and will meet with our independent auditors at least annually to review the results of the annual audit and discuss the financial statements. The audit committee will also receive and consider the accountants' comments as to controls, adequacy of staff, management performance and procedures in connection with audit and financial controls. Current members of the audit committee are Dr. Rachesky and Messrs. Rothbaum and Misrock.

   Compensation Committee. Our compensation committee reviews and recommends to our board of directors the compensation and benefits of all our officers and reviews general policies relating to compensation and benefits of our employees. The compensation committee also administers the issuance of stock options under our stock option plan and otherwise. Current members of the compensation committee are Messrs. Kash, Rothbaum and Dr. Rachesky.

   We have adopted the Model Code for AIM-listed companies with respect to the dealings of our directors in our common stock.

Appointment of Directors

   Our bylaws provide that our directors are elected by our stockholders and, at each election, the persons receiving the greatest number of votes, up to the number of persons being elected, shall be the persons then elected. Our board consists of the number of directors determined by resolution of the board. Currently the number of directors is six. Each director holds office until a successor is elected and qualified or the director resigns or is removed. Any director or the entire board may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors. Any vacancy in the board, whether because of death, resignation, disqualification, an increase in the number of directors or any other cause, may be filled by vote of the majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

Compensation of Directors

   Non-employee directors do not receive any cash compensation from us for their services as members of our board of directors or for attendance at committee meetings. These directors may be reimbursed for expenses in connection with attendance at board of directors and committee meetings. In November 1999, we granted to each of our non-employee directors, including Messrs. Kash and Misrock, options to purchase 37,500 shares of our common stock at an exercise price of $0.10 per share pursuant to our 1999 stock option plan. In February 2000, we granted to Dr. Rachesky and Mr. Rothbaum options to purchase 60,000 shares of our common stock. At the same time, we granted to Mr. Misrock additional options to purchase 22,500 shares of common stock, and we granted to Mr. Kash, in recognition of his efforts on our behalf in our most recent private placement, options to purchase 75,000 shares of common stock. All the February 2000 option grants carry an exercise price of $0.33 per share. In June 2000, our stockholders approved our 2000 Stock Option Plan. Part of this plan provides that any new non-employee directors will receive an option to purchase 25,000 shares of common stock upon their appointment to the board and all non-employee directors will receive an option to purchase 5,000 shares of common stock each year after our annual meeting. The exercise price of these options will be the fair market value of the shares on the date of the grant.

   We estimate that, under the arrangements in place at the date of expected admission to listing of our shares on Nasdaq and the Alternative Investment Market, the aggregate remuneration payable and benefits in kind to be granted to our directors for the period of the current financial year, up to December 31, 2000, will amount to approximately $279,000, all of which is payable to Dr. Laster as salary and benefits for his services as Chief Executive Officer. The aggregate remuneration paid and benefits in kind granted to our directors for the year ended December 31, 1999, all of which was payable to Dr. Laster, was $259,000. We have not granted or provided any loan or guarantee to any director or any person connected with them.

Limitation of Directors' and Officers' Liability

   Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also permitted by our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify.

   We have obtained insurance to cover the liabilities that our officers and directors may incur in connection with their services to us, including matters arising under the Securities Act. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of their fiduciary duty of care to us and our stockholders. This provision does not eliminate the duty of care of our directors and, in appropriate circumstances, equitable remedies including an injunction or other forms of non-monetary relief would remain available under Delaware law. Under Delaware law, a director's liability to us or our stockholders may not be limited:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or involving intentional misconduct;

  . for knowing violations of law;

  . for any transaction from which the director derived an improper personal benefit;

  . for improper transactions between the director and us; and

  . for improper distributions to stockholders and loans to directors and officers.

   This provision does not affect a director's responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

   There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Executive Compensation

   The table below summarizes for the year ended December 31, 1999 the compensation earned for services rendered to us in all capacities by our chief executive officer and our other most highly compensated executive officer whose total compensation exceed $100,000 in such period. No individual who would otherwise have been includable in such table on the basis of total compensation earned during the year ended December 31, 1999 has resigned or otherwise terminated his or her employment during such period.

                                                         Long-Term
                                                        Compensation
                              Annual Compensation       ------------
                         ------------------------------  Securities
   Name and Principal                    Other Annual    Underlying     All Other
        Position          Salary  Bonus Compensation(1)   Options    Compensation(2)
   ------------------    -------- ----- --------------- ------------ ---------------
Morris Laster, M.D...... $225,000  --       $34,000      1,972,100       $7,645
 Chief Executive
 Officer,
 Chairman and Director
Benjamin Corn, M.D...... $150,000  --       $22,000        274,026          --
 President

--------
  (1) Includes national insurance, pension, disability insurance premiums, payments in lieu of statutory severance and continuing education plans.
  (2) Includes reimbursement for automobile expenses.

Option Grants in Last Fiscal Year

   The following table sets forth certain information with respect to stock options granted to each of the named executive officers in the year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10% over the exercise price, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimates of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

                                     Individual Grants             Potential Realizable
                         -----------------------------------------   Value at Assumed
                         Number of  Percentage                     Annual Rates of Stock
                         Securities  of Total  Exercise             Price Appreciation
                         Underlying  Options    Price               for Option Term(4)
                          Options   Granted in   Per    Expiration ---------------------
        Name(1)           Granted    1999(2)    Share    Date(3)     5%($)      10%($)
        -------          ---------- ---------- -------- ---------- ---------- ----------
Morris Laster, M.D...... 1,522,100    37.11%    $0.10    11/19/24  27,272,746 43,427,289
                           450,000    10.97%    $0.10    11/19/09   8,063,028 12,839,025
Benjamin Corn, M.D......    79,026     1.93%    $0.10    11/19/24   1,415,975  2,254,704
                           195,000     4.75%    $0.10    11/19/09   3,493,979  5,563,578

--------
  (1) The securities reflected in this chart are held by Delaware corporate entities controlled by irrevocable trusts of which the named executive officers are beneficiaries but over which they have no control. See "Principal Stockholders."
  (2) Percentages shown under "Percentage of Total Options Granted in 1999" are based on an aggregate of 4,102,032 options granted to certain of our employees, consultants and directors under our share option plan during 1999.
  (3) The options with an expiration date of November 19, 2024, all vested immediately upon grant. The options with an expiration date of November 19, 2009, vest, or have vested, as follows:

     one-third on December 6, 1999; one-sixth on May 19, 2000; one-sixth on November 19, 2000; one-sixth on May 19, 2001; and one-sixth on November 19, 2001. The options will fully vest upon a merger or acquisition of our company, as defined in our 1999 option plan, unless the acquiring or merging entity assumes the options or substitutes similar options.

   The potential realizable value of our options is calculated based on an assumed ten-year term of the option at the time of the grant even though some of the options have a 25-year term. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values of 5% and 10% appreciation are calculated by:

  . multiplying the number of shares of common sock subject to a given option by the assumed initial public offering price of $11.00 per share;

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

  . subtracting from that result the aggregate option exercise price. Aggregate Option Exercises During the Last Fiscal Year and Fiscal Year-End Option Values
   The following table sets forth information with respect to exercisable and unexercisable options held as of December 31, 1999, by the named executive officers.

                            Number of Securities
                           Underlying Unexercised   Value of Unexercised In-    Shares
                                 Options at           the-Money Options at    Acquired on  Value
                              December 31, 1999         December 31, 1999      Exercise   Realized
                          ------------------------- ------------------------- ----------- --------
          Name            Exercisable Unexercisable Exercisable Unexercisable
          ----            ----------- ------------- ----------- -------------
Morris Laster, M.D.(1)..   1,672,100     300,000    $18,225,890  $3,270,000       --        --
Benjamin Corn, M.D.(1)..     144,027     129,999      1,569,894   1,416,989       --        --

--------
  (1) Our compensation committee has applied traditional valuation methodologies in order to arrive at the fair market values of our common stock on the date that options were granted. These methodologies include comparing us to similar early stage biotechnology companies and determining whether any significant operational or other developments occurred since the last arm's-length sale of securities.

Employment Agreements

   Our Israeli operating subsidiary has entered into an employment agreement with Morris Laster, M.D., and we, as the US parent, have entered into a complementary employment agreement with Dr. Laster. Dr. Laster has been retained to serve as our chief executive officer at a base salary of $225,000 per year for three years from November 18, 1999, with an annual discretionary bonus of up to 100% of his base salary based upon specific development and business milestones and achievements. The US agreement grants Dr. Laster a ten-year option to purchase 450,000 shares of our common stock at an exercise price of $0.10 per share. This option vests over a period of two years, with one-half having already vested, and the remaining one-half vesting in three equal portions each six months from November 19, 2000. Each agreement may be terminated on three months' notice and each contains both non-competition and non-solicitation provisions. The agreements also provide that if Dr. Laster's employment is terminated without cause or because of death or disability, he or his heirs will be paid his then-current salary for 15 months in monthly installments, in addition to the three-month notice payment, and our board of directors will cause any outstanding, unvested options to vest immediately and will extend the period in which they may be exercised for two years from the date of the termination of his employment.

   Our Israeli operating subsidiary has entered into an employment agreement with Benjamin Corn, M.D., and we, as the US parent, entered into a complementary employment agreement with Dr. Corn. We have retained Dr. Corn to serve as our president at a current base salary of $157,500 per year for three years from November 18, 1999, with bonuses at the discretion of our chief executive officer acting in consultation with our board of directors. The US agreement grants Dr. Corn a ten-year option to purchase 195,000 shares of our common stock at an exercise price of $0.10 per share. This option vests over a period of two years, with one-half having already vested, and the remaining one-half vesting in three equal portions, each six months from November 19, 2000. Each agreement may be terminated on three months' notice and each contains both non-competition and non-solicitation provisions. The agreements also provide that if Dr. Corn's employment is terminated without cause or because of death or disability, he or his heirs will be paid his then-current salary for three months in monthly installments, inclusive of the three-month termination notice, and our board of directors will cause any outstanding, unvested options to vest immediately and will extend the period in which they may be exercised for two years from the date of the termination of his employment.

   We require all of our officers and employees at the commencement of their employment to sign an employment agreement specifying basic terms and conditions of employment. Each of these agreements includes, at a minimum, obligations of confidentiality and assignment of inventions, which provide that the employee will not disclose any confidential information received during the course of employment and that the employee will assign to us any and all inventions conceived or developed during the course of employment.

Stock Incentive Plans

   In November 1999, we adopted the 1999 Share Option Plan, referred to as the 1999 Plan. The 1999 Plan will expire in November 2009, unless terminated earlier by our board of directors at their discretion. In June 2000, our stockholders approved the 2000 Stock Option Plan, referred to as the 2000 Plan. Unless otherwise indicated, the following discussion refers to both the 1999 and 2000 Plans. Both the 1999 and 2000 Plans provide for the grant of options to purchase shares of our common stock, including:

  . incentive stock options, as defined by Section 422 of the Internal Revenue Code, that may be granted solely to employees, including officers; and

  . non-qualified stock options, being stock options other than incentive stock options, that may be granted to employees, including officers, non-employee directors and individuals with whom we have consulting agreements.

In addition, the 2000 Plan permits the grant of:

  .  restricted stock awards;

  .  stock bonuses;

  .  unrestricted stock awards;

  .  performance share awards; and

  .  stock appreciation rights.

Our board of directors has delegated the responsibility to administer the 1999 and 2000 Plans to its compensation committee.

   Share Reserve. We initially authorized the issuance of 5,430,000 shares of our common stock pursuant to the 1999 Plan. In December 1999, our board of directors amended the 1999 Plan to change the number of shares reserved to 4,230,000 shares of common stock. As of May 31, 2000, non-qualified options to purchase 4,147,032 shares of our common stock were held by all participants under the 1999 Plan and 82,968 shares of our common stock remained available for grant.

   The 2000 Plan calls for a reserve of 4,455,000 shares of common stock for issuance in accordance with awards granted by the compensation committee. As of the date of this prospectus, the compensation committee has issued incentive stock options to purchase 10,000 shares of common stock and non-qualified options to purchase 84,500 shares of common stock. 4,360,500 shares of our common stock remain available for grant under the 2000 Plan.

   Shares subject to awards under either Plan that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the Plans. Shares issued under either Plan may be previously unissued shares or reacquired shares of common stock.

   Awards. Stock options may be granted under both the 1999 Plan and the 2000 Plan to our employees, non-employee directors and individuals with whom we have consulting agreements. The stock options granted will be either incentive stock options or non-qualified stock options.

   An incentive stock option is a stock option that has met the requirements of
Section 422 of the Internal Revenue Code and, except as set forth below, must be granted with an exercise price of at least 100% of the fair market value at the date of grant. Under current U.S. tax laws, no taxable income is recognized by an optionee upon the grant or exercise of an incentive stock option. If no disposition of the shares is made by the optionee within two years after the date of grant or within one year after the issuance of the shares to the optionee, then upon the optionee's resale of the shares, any amount realized in excess of the option exercise price will be treated as long-term capital gain and any loss sustained will be long-term capital loss. If the shares are disposed of before either of the holding periods described above, there has been a disqualifying disposition, and the difference between the exercise price and the fair market value of the shares on the exercise date will be taxed at ordinary income rates. The difference between the fair market value on date of exercise and the exercise price is an item of adjustment for purposes of the alternative minimum tax unless there is a disqualifying disposition in the year of exercise.

   Under current U.S. tax laws, incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option, and, prior to our stock being publicly traded, no non-qualified stock option, may be granted to any person, who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of our company or any affiliate, unless the following conditions are satisfied:

  . the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

  . the term of any incentive stock option award must not exceed five years from the date of grant.

   A non-qualified stock option is a stock option not intended to qualify as an incentive stock option. Under current U.S. tax laws, no taxable income is recognized by an optionee on the date of grant. An optionee generally will recognize ordinary income on the date of exercise equal to the difference between exercise price and the fair market value of the shares on the date of exercise. If the optionee is also an employee at the time of grant, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required. Generally, non-qualified options may be transferred without consideration to members of the optionee's family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners and to charities.

   In addition, under the 2000 Plan restricted stock awards, unrestricted stock awards, performance share awards and stock appreciation rights may be granted.

  . A restricted stock award is an offer to purchase shares of our common stock at par value or a price determined by the compensation committee. However, we may reacquire the shares under this type of award at the original purchase price, if any, if the recipient's service to us and our affiliates is terminated before the shares vest. At the time the award vests, the recipient will generally recognize income equal to the difference between the fair market value of the restricted stock at the time of vesting and the amount paid for the restricted stock, if any.

  . An unrestricted stock award is either a grant of shares of common stock to a grantee or an offer to sell common stock at a price determined by the compensation committee, free of any restrictions under the 2000 Plan. The right to receive such an award may not be transferred other than by will or the laws of descent.

  . A performance share award is an award entitling the recipient to receive common stock upon the attainment of specified goals, either for no cost or for a price determined by the compensation committee. The right to receive such an award may not be transferred other than by will or the laws of descent.

  . A stock appreciation right is an award entitling the recipient to receive an amount in cash in an amount equal to the excess of the fair market value of a share of our common stock over the exercise price per stock appreciation right set by the compensation committee at the time of grant, which price shall not be less than 85% of fair market value of a share of common stock at the time of grant.

The compensation committee may grant, subject to other applicable restrictions, any of these awards in tandem as it deems appropriate.

   Plan Administration. Our board of directors has delegated the administration of the 1999 Plan and the 2000 Plan to the compensation committee. Subject to the terms of the Plans, the compensation committee determines recipients, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their vesting. The compensation committee also determines the exercise price of awards granted and may amend any outstanding award to accelerate vesting, extend the exercisability and waive conditions or restrictions applicable to any award. The exercise price of options granted under the 2000 Plan may not be less than 85% of their fair market value at the date of grant.

   Term of Awards. In general, the term of stock options granted under the 1999 and 2000 Plans is ten years. In the event an awardee's service relationship with us ends, other than upon the awardee's death or disability, the award may be exercised within a period of 90 days following termination, provided that the award has already vested. If the awardee's termination of service is for cause, such period will not exceed thirty days. Any award not already vested, or not exercised within these periods shall terminate. If the awardee dies, any vested award may be exercised within the time period specified in the award agreement, being at least six months, or if no time is specified, twelve months.

   Payment of Exercise Price. Awardees may pay the exercise price of their awards, if any, as determined by the compensation committee, and acceptable consideration includes cash, checks, and promissory notes. Generally, an option holder may not transfer a stock option to any entity other than a spouse or descendants or to a trust, or other entity owned by such a trust, for the primary benefit of the option holder, his spouse and/or his descendants.

   Changes in Control. Upon specified changes in control as provided under the Plans, all outstanding awards under the Plans either will be assumed or substituted by any surviving entity or its parent or subsidiary corporation, if any. If the surviving entity or its parent or subsidiary corporation, if any, determines not to assume or substitute the awards, our board of directors shall provide for the awards to be fully exercisable for a period of at least 15 days from the date of notice, following which unexercised awards will terminate.

   Additional Provisions. The compensation committee may, in its sole discretion, include additional provisions in any option or award granted or made under the Plans that are not inconsistent with the Plans or applicable law. The compensation committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular award or awards granted under the Plans may be exercised.

                          RELATED PARTY TRANSACTIONS

   Investments in our Company. The following table summarizes the material terms of transactions during the last three fiscal years, other than stock option exercises, in which our directors, executive officers, major stockholders and related persons purchased shares of our stock or the stock of our majority-owned subsidiaries for more than $60,000 or in which our founders purchased shares of our stock. In each transaction, the director, executive officer, major stockholder or related person purchased stock either at the same price and on the same terms as independent third-party investors purchased stock at the same time or, in the case of the purchases made in October 1998, at the same price and on the same terms as independent third parties could reasonably be expected to have invested.

                                                                          Aggregate
        Directors and                                           Number of Purchase
     Executive Officers        Purchase Date   Class of Stock    Shares     Price
-----------------------------  ------------- ------------------ --------- ---------
Lindsay A. Rosenwald, M.D.(1)      10/98     Common Stock       5,496,750   $3,665
                                   11/99     Series A Preferred     6,224 $622,400
Peter Morgan Kash                  10/98     Common Stock         867,750     $578
Mark Rachesky, M.D.                1/00      Series A Preferred     2,500 $250,000

   Principal Stockholders
-----------------------------
Children's Medical Center          11/99     Common Stock         805,538      (2)
Corporation

--------
(1) 4,860 shares of the Series A preferred stock listed under the name of Dr. Rosenwald are held by Paramount Capital Investments LLC, an affiliate of Dr. Rosenwald. See "Principal Stockholders" for more detail on these shares.

(2) These shares were issued in connection with the KinAce license agreement. David Kirshner, the Chief Financial Officer of Children's Medical Care Corporation, has voting and investment power over these shares.

   We have entered into the following agreements or arrangements with certain of our stockholders and directors.

   Private Placement. In connection with our private placement of Series A preferred stock, Paramount Capital, Inc. received consideration of $375,400 and three-year warrants to buy 116,090 shares of common stock at an exercise price of $1.94 per share. Lindsay A. Rosenwald owns 100% of Paramount Capital.

   Predecessor Company. Our predecessor company, Partec Ltd., was incorporated in Israel in December 1996 to pursue opportunities in the biotechnology field. Partec pursued individual biotechnology projects through the provision of management services to Delaware corporations set up around those projects. In October 1998, Dr. Rosenwald exchanged his interests in those companies for a 77% interest in Partec. In November 1999, we acquired substantially all of the assets and liabilities of Partec. At the time of this acquisition, Dr. Rosenwald and his affiliates owned approximately 77% of our outstanding common stock.

   In connection with this acquisition, we agreed to retain Partec's management and staff in exchange for approximately $570,000, plus accrued interest, of Partec's indebtedness arising from a series of notes that it had issued in February and April 1999, which we had subsequently acquired in exchange for Series A preferred stock and warrants to purchase common stock. We also assumed various trade payables and financial obligations owed by Partec to the employees that we retained. To facilitate the transaction, we established an Israeli subsidiary named Keryx (Israel) Ltd. in November 1999. This subsidiary acts as our legal representative in Israel to conduct research and development and employ our Israel-based staff.

   KinAce License Agreement. On November 18, 1999, we acquired a license to the KinAce platform from CMCC in exchange for certain royalty obligations and the issuance of 805,538 shares of our common stock to CMCC. In addition, we granted CMCC warrants to purchase 375,000 additional shares of common stock at an exercise price of $0.0067 per share that expire ten years after they vest. Half of the warrants vest upon first approval of an IND application by the FDA for a product arising from patents we have licensed from CMCC, and the other half vest upon final marketing approval for such a product.

   Controlling Stockholder. In accordance with UK best practice, we have entered into agreements with each of Dr. Rosenwald and Mr. Kash whereby they have agreed with us that we will be capable at all times of acting independently of them and that all transactions between us and them in the future will be on an arm's length basis.

   Intercompany Agreement. Pursuant to an intercompany agreement, our Israeli subsidiary provides us with certain services for which we reimburse it for its costs plus a profit margin of 10% and value added tax. Except for income tax paid in Israel on the profits of the subsidiary, this arrangement has no effect on our consolidated financial statements.

   Patent Attorneys. Pennie & Edmonds LLP acts as one of our patent counsel.
S. Leslie Misrock, a director of our company, is a senior partner of Pennie & Edmonds.

   We believe that all of the transactions discussed above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. A majority of our board of directors, including a majority of the independent and disinterested directors, will approve all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. In addition to the transactions discussed above, Dr. Laster and Mr. Weinstein are brothers-in-law.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of May 31, 2000, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

   . all persons who are beneficial owners of three percent (3%) or more of our common stock;

   . each of our directors;

   . each of our executive officers; and

   . all current directors and executive officers as a group.

   Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

   Applicable percentage ownership in the following table is based on 14,223,268 shares of common stock outstanding as of May 31, 2000, as adjusted to reflect the automatic conversion of all shares of Series A preferred stock outstanding immediately prior to this offering into 6,114,962 shares of common stock.

   Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 31, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

   The business address of Children's Medical Center Corporation is 300 Longwood Avenue, Boston, Massachusetts 02115. The business address of Nomura Bank Switzerland is Kasernanstr. I, Zurich, Switzerland 1021. The business address of Drax Holdings, L.P. is 2 North LaSalle Street, Suite 2200, Chicago, Illinois 60602. The business addresses of the other beneficial owners may be found in the "Management" section of this prospectus.

                                                Percentage Beneficially
                                                         Owned
                              Number of Shares  ----------------------------
                             Beneficially Owned   Before           After
  Name of Beneficial Owner   Prior to Offering   Offering       Offering(1)
  ------------------------   ------------------ -----------    -------------
Morris Laster, M.D.(2)......     1,747,100             10.94%            8.49%
Benjamin Corn, M.D.(3)......       176,526              1.23%               *
Robert E. Gallahue, Jr. ....           --                --                 *
Ira Weinstein(4)............       282,620              1.95%            1.48%
Bob Trachtenberg(5).........       263,870              1.82%            1.38%
Lindsay A. Rosenwald,
 M.D.(6)....................     5,997,800             41.64%           31.56%
Peter Morgan Kash(7)........       980,250              6.84%            5.18%
Mark Rachesky, M.D.(8)......       128,850            *                *
S. Leslie Misrock(9)........        60,000            *                *
Wayne Rothbaum..............           --                --               --
Children's Medical Center
 Corporation(10)............       805,538              5.66%            4.28%
Nomura Bank (Switzerland)
 Ltd.(11)...................       663,012              4.63%            3.50%
Drax Holdings, L.P.(12).....       542,396              3.81%            2.88%
All executive officers and
 directors as a group
 (9 persons)(13)............     9,637,016             56.53%           44.52%

--------
  *   Represents beneficial ownership of less than one percent.

 (1)  Assumes no exercise of the underwriters' over-allotment option.

 (2) Includes 1,747,100 shares of common stock issuable upon the exercise of vested options. All 1,747,100 options are held in the name of Mogul LLC, a Delaware limited liability company, the sole member of which is an irrevocable trust of which Dr. Laster is a beneficiary, but over which he has no control.

 (3) Includes 176,526 shares of common stock issuable upon the exercise of vested options. All 176,526 options are held in the name of Crown Investment Holdings, Inc., a Delaware corporation, the sole stockholder of which is an irrevocable trust of which Dr. Corn is a beneficiary, but over which he has no control.

 (4) Includes 282,620 shares of common stock issuable upon the exercise of vested options. All 282,620 options are held in the name of Radio Eon, LLC, a Delaware limited liability company, the sole member of which is an irrevocable trust of which Dr. Weinstein is a beneficiary, but over which he has no control.

 (5) Includes 263,870 shares of common stock issuable upon the exercise of vested options. All 263,870 options are held in the name of Manzello Associates, LLC, a Delaware limited liability company, the sole member of which is an irrevocable trust of which Mr. Trachtenberg is a beneficiary, but over which he has no control.

 (6) Includes 70,301 shares of common stock to be issued upon the conversion of 1,364 shares of Series A preferred stock held by Dr. Rosenwald, and 250,485 shares of common stock to be issued upon the conversion of 4,860 shares of Series A preferred stock held by Paramount Capital Investments LLC, an affiliate of Paramount Capital, Inc., of which Dr. Rosenwald is Chairman. It also includes 14,064 shares of common stock issuable upon the exercise of a vested warrant held by Dr. Rosenwald, 50,110 shares of common stock issuable upon the exercise of a vested warrant held by Paramount Capital Investments LLC, and 116,090 shares of common stock issuable upon the exercise of a vested warrant held by Paramount Capital, Inc.

 (7) Includes 112,500 shares of common stock issuable upon the exercise of vested options. 30,000 shares of common stock beneficially owned by Mr. Kash are subject to a 10-year purchase option that Mr. Kash granted to an irrevocable family trust, and 1,500 shares are subject to a 10-year purchase option granted to a charitable foundation. In addition, Mr. Kash has granted each of three family members 10-year options to purchase 30,000 shares.

 (8) Includes 128,850 shares of common stock to be issued upon the conversion of 2,500 shares of Series A preferred stock.

 (9) Includes 60,000 shares of common stock issuable upon the exercise of vested options.

(10) David Kirshner, the Chief Financial Officer of Children's Medical Care Corporation, has voting and investment power over these shares.

(11) Ahmed Hakki of Nomura Bank (Switzerland) has voting and investment power over these shares.

(12) Linda Hamilton, Vice President of Inman Corporation, which is the General Partner of Drax Holdings, L.P., has voting and investment power over these shares.

(13) Includes 2,642,616 shares of common stock issuable upon the exercise of vested options, 180,264 shares of common stock issuable upon the exercise of vested warrants and 449,634 shares of common stock to be issued upon the conversion of 8,724 shares of Series A preferred stock.

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

            DESCRIPTION OF OUR CORPORATE STRUCTURE AND CAPITAL STOCK

Corporate Structure

   We incorporated as a Delaware corporation under the Delaware General Corporation Law on October 22, 1998, with the name Paramount Pharmaceuticals, Inc. On November 22, 1999, we changed our name to Lakaro Biopharmaceuticals, Inc. On January 6, 2000, we changed our name to Keryx Biopharmaceuticals, Inc.

   We have one subsidiary, Keryx (Israel) Ltd., which is incorporated in Israel. We hold 99 shares of NIS1.00 nominal value each in Keryx (Israel) Ltd. An additional one share of nominal value NIS1.00 is held by Morris Laster in trust for our benefit. No other shares in Keryx (Israel) have been issued, nor have any options or other rights been granted to any person to acquire or receive any Keryx (Israel) shares. Our subsidiary is our main operating company and operates primarily in and from Israel. Its registered office is located at Kiryat Mada 5, Har Hotzvim, Jerusalem, Israel 91326.

   We currently hold 211,500 shares of $0.001 each nominal value in MTR Technologies, Inc., a company for which our predecessor company provided management services. We value these shares in our accounts at their nominal value. Our interest represents less than 5% of the issued share capital of MTR Technologies, Inc. We have not held any interests in any other undertakings since the date of our incorporation.

General Description of Our Capital Stock

   Our authorized capital stock currently consists of 20,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. On June 14, 2000, our board of directors declared a common stock dividend of one share for each two shares held by a stockholder as of July 15, 2000 which will take effect on the closing of this offering. On June 26, 2000, our stockholders approved an increase in our authorized capital stock to 40,000,000 shares of common stock, par value $0.001, which increase will take effect on the closing of this offering. Immediately prior to the completion of this offering, there will be 14,223,268 shares of common stock outstanding (assuming conversion of all outstanding Series A preferred stock, but no exercise of outstanding stock options or warrants) and outstanding options and warrants to purchase 5,181,954 shares of common stock. The liability of our stockholders is limited to the value of their shares and any amount payable by them in respect of shares they have agreed to purchase.

   The following summary of the terms and provisions of our capital stock does not purport to be complete. Reference should be made to our certificate of incorporation and our bylaws, and to applicable law, for the complete description of the terms and provisions of our capital stock.

Common Stock

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for dividend payments. Upon a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and amounts due to the holders of outstanding shares of preferred stock, if any. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions that apply to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

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

Preferred Stock

   Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series, without any further vote or action by the stockholders. Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control. On December 6, 1999, our board of directors designated 170,000 shares of preferred stock as Series A convertible preferred stock.

   As of May 31, 2000, there were 118,645 shares of Series A preferred stock outstanding. All outstanding shares of Series A preferred stock will be converted into shares of common stock immediately prior to this offering. Following such conversion there will be no preferred stock outstanding, and we have no current plans to issue any further shares of preferred stock.

Warrants

   As of May 31, 2000, the following warrants were outstanding:

  . Warrants issued to CMCC to purchase 375,000 shares of common stock at an exercise price of $0.0067 per share. Half of these warrants vest upon the first approval of an IND application with the FDA for a product arising from patents we have licensed from CMCC and the other half vest upon the final marketing approval for such a product. These warrants expire ten years after they vest.

  . Ten-year warrants to purchase 303,832 shares of common stock at an exercise price of $0.0067 per share issued to holders of Series A preferred stock. All of these warrants are fully vested.

  . Three-year warrants issued to Paramount Capital, Inc. to purchase 116,090 shares of common stock at an exercise price of $1.94. All of these warrants are fully vested.

   Each of these warrants contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications or consolidations.

Registration Rights of Stockholders

   In connection with the sale of our Series A preferred stock and warrants, we have agreed to register the common shares issuable pursuant to those securities under the Securities Act in the event we propose to register any of our securities in an offering under the Securities Act. The holders of these shares will be entitled to include, at our expense, their shares of common stock in up to two such registrations. In addition, we will be required to use our reasonable best efforts to have the registration statement declared effective. These rights become effective on the first anniversary of this offering, and shall terminate on the earlier of five years after the execution of the agreement providing for these rights, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period. Attached to these registration rights are conditions and limitations, including the right of the underwriters to limit the number of shares included in the registration statement.


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

Anti-Takeover Provisions of Delaware Law and Charter Provisions

Delaware Anti-Takeover Law

   We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's outstanding voting stock at any time within the prior three years, other than "interested stockholders" prior to the time its common stock is publicly traded. This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

Change of Control

   Our certificate of incorporation and bylaws include provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management. Our certificate of incorporation provides that our board of directors can issue up to 5,000,000 shares of "blank check" preferred stock. Our bylaws provide that special meetings of stockholders may be called only by our board of directors, a committee thereof or an executive officer pursuant to a resolution adopted by a majority of the total number of authorized directors.

Stock Transfer Agent and Registrar

   American Stock Transfer and Trust Company will serve as transfer agent and registrar for all of our common stock. The register will be maintained in the United States.

Listing

   We have applied to list our common stock on the Nasdaq National Market under the symbol "KERX" and on the Alternative Investment Market of the London Stock Exchange under the symbol "KRX." The Nasdaq shares may be exchanged for AIM shares, and vice versa, through the applicable procedures of the relevant clearing agency.

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

            SUMMARY OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Objects of the Company

   Our certificate of incorporation provides that we are permitted to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Variation of Capital

   No change in the aggregate number of authorized shares of a class, increase or decrease in par value of shares of such class, nor any change in the powers, preferences or special rights of such class so as to affect them adversely, may be effected unless a majority of the outstanding shares of such class have voted in favor.

Reduction of Capital

   Our certificate of incorporation and bylaws contain no provisions relating to reduction of capital.

Issue of Shares

   Our bylaws permit our board to make such rules and regulations as it deems expedient, not inconsistent with our bylaws, concerning the issuance of certificates for shares of our stock. Under Delaware law, our board may issue shares of our capital stock in exchange for such consideration as it deems appropriate, provided that such consideration shall not be less than the par value of the shares issued.

Transfer of Shares

   Shares of our common stock are transferable except to the extent such transfer violates a restriction on transfer. Our certificate of incorporation and bylaws currently do not contain any restrictions on transfer. No restriction on transfer of shares that are owned by any person or group of persons may be binding on the holders of shares issued prior to the adoption of the restriction unless the holders of the shares are parties to an agreement providing for the restriction or voted in favor of the restriction. Our board may make such rules and regulations as it deems expedient concerning the issue, transfer and registration of certificates for shares of our capital stock.

Dividends

   Such dividends as are declared and paid, in cash, in property or in shares of capital stock, pursuant to a resolution of our board at any regular or special meeting may be paid out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. No dividends may be declared or paid out of such net profits for so long as our capital is diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The directors have absolute discretion to set aside out of any funds available for dividends such sums as they deem proper as a reserve to meet contingencies, or to equalize dividends, or to repair or maintain any of our property, or for any proper purpose. Our board may also abolish such reserve.

Unclaimed Dividends

   Delaware law provides that dividends declared with respect to shares of stock of a Delaware corporation that remain unclaimed for a period of five years or more devolve to the State of Delaware if at the end of such five-year period the issuer does not know the location of the owner.

Stockholder Meetings

   Annual meetings of our stockholders may be held at such time, date and place as our board of directors determines by resolution. Our board of directors may call special meetings of our stockholders at any time. Notice of every meeting of our stockholders will be given no more than 60 and no less than 10 days before the meeting. Prior notice is not required for action by written consent in lieu of a stockholders' meeting. Unless otherwise provided by law, the holders of shares of our stock representing the majority of the outstanding voting interests will constitute a quorum.

Delivery of Stock Certificates

   Each owner of our stock is entitled to have a certificate or certificates in the form prescribed by our board of directors certifying the number and class of shares of our stock owned by him.

Borrowing

   Under Delaware law, we have the power to borrow money at such rates of interest as we may determine and to issue debt instruments.

Interested Transactions

   No contract or transaction between us and one or more of our directors or any other corporation, partnership, association or other organization in which one or more of the directors are directors or officers or have a financial interest shall be void or voidable solely because the director is present at or participates in the meeting of the board of directors or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if:

  . the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum;

  . the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the disinterested stockholders; or

  . the contract or transaction is fair as to our company as of the time it is authorized, approved or ratified, by the board of directors. Interested directors may be counted for the purpose of determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Amendments

   Our certificate of incorporation can be amended by a majority vote of our stockholders, except for certain matters for which Delaware law requires supermajority approval. Our bylaws can be amended by a majority vote of our stockholders or by a majority vote of our board of directors, except for amendments providing for a staggered board, which require stockholder approval.

                       OUR AUTHORIZED AND ISSUED CAPITAL

History of Authorized and Issued Capital

   On October 26, 1998, we issued 6,900,000 shares of common stock at $0.001 per share.

   On November 17, 1999, in connection with the KinAce license agreement, we issued 805,538 shares of our common stock to CMCC. On November 19, 1999, in connection with our entry into a consulting agreement with Professor Shmuel Ben-Sasson, we issued 402,768 shares of our common stock to him.

   On November 17, 1999, the directors designated 170,000 shares of our preferred stock as Series A convertible preferred stock, par value $0.001 each. In November and December 1999, a total of 79,465 shares of our Series A convertible preferred stock was issued for $100 per share. In January 2000, a total of 39,180 shares of our Series A convertible preferred stock was issued for $100 per share. The 118,645 outstanding shares of preferred stock will convert into 6,114,962 shares of common stock on the closing of this offering.


   On June 14, 2000, our board of directors declared a common stock dividend of one share for each two shares held by a stockholder as of July 15, 2000, which will take effect on the closing of this offering.

   On June 26, 2000, our stockholders approved an increase in our authorized capital stock from 20,000,000 to 40,000,000 shares of common stock, par value $0.001, which increase will take effect on the closing of this offering.

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

                               TAX CONSIDERATIONS

United States

   The following is a summary of the material US federal income tax consequences relevant to the purchase, ownership and disposition of our common stock. The following summary is not binding on the US Internal Revenue Service, or IRS, and the IRS could take an opposing view with respect to the tax consequences described below.

   This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly on a retroactive basis. This summary applies only to persons who hold common stock as capital assets, within the meaning of section 1221 of the Internal Revenue Code. This summary does not discuss the tax consequences to special classes of investors, including:

  .  brokers or dealers in securities or currencies;

  .  financial institutions;

  .  tax-exempt entities;

  .  life insurance companies;

  . persons holding common stock as a part of a hedging, short sale, conversion or straddle transaction;

  . persons who are US Holders (as defined below) whose functional currency is not the US dollar;

  . persons who hold common stock through partnerships or other pass-through entities; or

  . except as specifically noted, foreign holders and certain US expatriates.

   Other than UK tax consequences, which are discussed below, state, local and foreign tax consequences of ownership of our common stock are not summarized.

   We have not requested, and do not intend to request, any rulings from the IRS concerning the federal income tax consequences of an investment in our common stock. Prospective US Holders are advised to consult with their tax advisors regarding the consequences of acquiring, holding or disposing of our common stock in light of current tax laws, their particular investment circumstances, and the application of state, local and foreign tax laws.

   References in the summary to a "US Holder" mean a beneficial owner of our common stock that is:

  .  a citizen or resident of the US for US federal income tax purposes;

  . a corporation created or organized in the US or under the laws of the US or of any political subdivision thereof;

  . an estate whose income is includable in gross income for US federal income tax purposes regardless of its source; or

  . a trust if a court within the US is able to exercise primary supervision of the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust or a trust that has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

   References in the summary to a "Non-US Holder" mean a beneficial owner of our common stock that is not a US Holder.

US Holders

Taxation of Dividends

   A cash distribution on our common stock will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to the distribution as determined under US federal income tax principles. The amount of our earnings and profits at any time will depend upon our future actions and financial performance. If the amount of the distribution exceeds current and accumulated earnings and profits allocable to the distribution, the distribution will be treated as a non-taxable return of capital and will be applied against and reduce the US Holder's adjusted tax basis in our common stock, but not below zero. The reduction in tax basis will increase the amount of any gain, or reduce the amount of any loss, that the US Holder would otherwise realize on the sale or other taxable disposition of our common stock. If the distribution exceeds both our current and accumulated earnings and profits allocable to the distribution and the US Holder's adjusted tax basis in our common stock, the excess will be treated as capital gain and will be either long-term or short-term capital gain, depending on the US Holder's holding period for our common stock.

   Corporate investors in our common stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on our common stock taxable as a dividend. However, corporate investors should consider certain provisions that may limit the availability of the dividends-received deduction, including:

  . the 46-day holding period required by section 246(c) of the Internal Revenue Code,

  . the rules in section 246A of the Internal Revenue Code that reduce the dividends-received deduction for dividends on certain debt-financed stock, and

  . the rules in section 1059 of the Internal Revenue Code that reduce the basis of stock in respect of certain extraordinary dividends.

   Corporate investors should also consider the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

Taxation of Capital Gains

   If a US Holder sells or disposes of our common stock in a taxable transaction, the US Holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received and the US Holder's adjusted tax basis in the common stock disposed. The gain or loss will be long-term capital gain or loss if the US Holder's holding period for the common stock exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gains -- the excess of the taxpayer's net long-term capital gains over his or her net short-term capital losses -- are subject to a maximum tax rate of 20%.

Non-US Holders

Taxation of Dividends

   Cash distributions received in respect of our common stock by a person that is a Non-US Holder, to the extent considered dividends for US federal income tax purposes, generally will be subject to withholding of US federal income tax at a 30% rate or at a lower rate specified by an applicable income tax treaty, unless the dividend is effectively connected with the Non-US Holder's conduct of a trade or business within the US or, where a tax treaty applies, is attributable to a US

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

permanent establishment maintained by the Non-US Holder. The US withholding tax rate on dividends paid by us to an individual who is a tax resident of the UK will be 15%. The US withholding tax rate on dividends paid by us to a UK corporation that owns 10% or more of our voting stock will be 5%.

   If the dividend is effectively connected with the Non-US Holder's conduct of a trade or business within the United States or, where a tax treaty applies, is attributable to the Non-US Holder's US permanent establishment, the dividend will be subject to US federal income tax on a net income basis at applicable graduated individual or corporate rates and will be exempt from the withholding tax. In addition, such dividends may, under some circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate specified by an applicable income tax treaty.

   For purposes of obtaining a reduced rate of withholding under an income tax treaty, the Non-US Holder will be required to provide information concerning the Non-US Holder's country of residence and entitlement to tax treaty benefits on an appropriate form, currently IRS Form 1001 or Form W-8BEN. However, where a Non-US Holder is required to file a form after December 31, 2000 to obtain a reduced rate of withholding under an income tax treaty, whether by reason of the expiration of a form filed earlier or otherwise, such Non-US Holder will be required to file IRS Form W-8BEN and may be required to provide a taxpayer identification number thereon. If the Non-US Holder claims exemption from withholding with respect to dividends effectively connected with the Non-US Holder's conduct of a business within the US, the Non-US Holder must provide appropriate certification, currently IRS Form 4224 or Form W-8ECI, to us or our paying agent. If the Non-US Holder is eligible for a reduced rate of US federal withholding tax under an income tax treaty, the Non-US Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

   If a distribution exceeds our current and accumulated earnings and profits allocable to the distribution, it will be treated first as a return of the Non-US Holder's tax basis in our common stock to the extent of the Non-US Holder's adjusted tax basis in our common stock and then as gain from the sale of a capital asset, which would be taxable as described below. Any withholding tax on distributions in excess of our current and accumulated earnings and profits will be refundable to the Non-US Holder upon the timely filing of an appropriate claim for refund with the IRS.

   Under currently applicable Treasury regulations, dividends paid to an address outside the US are presumed to be paid to a resident of that country unless the payor has knowledge to the contrary, for purposes of the withholding discussed above, and, under the current interpretation of these Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury regulations currently scheduled to be effective with respect to dividends paid after December 31, 2000, a Non-US Holder of our common stock that wishes to claim the benefit of an applicable treaty rate, and to avoid backup withholding as discussed below, will be required to satisfy applicable certification and other requirements. However, under either set of regulations, some payments to foreign partnerships and other fiscally transparent entities may not be eligible for a reduced rate of withholding tax under an applicable income tax treaty.

Taxation of Capital Gains

   Generally, Non-US Holders will not be subject to US federal income tax on any gain recognized upon the sale or other disposition of our common stock. However, a Non-US Holder will be subject to federal income tax on the gain if:

  (1) the gain is effectively connected with the Non-US Holder's US trade or business or, if a tax treaty applies, attributable to the Non-US Holder's US permanent establishment;

  (2) the Non-US Holder is an individual who is a former citizen of the US who lost US citizenship within the preceding ten-year period, or a former long-term resident of the US who relinquished US residency on or after February 6, 1995, and the loss of citizenship or permanent residency had as one of its principal purposes the avoidance of US tax; or

  (3) the Non-US Holder is a non-resident alien individual, the Non-US Holder is present in the US for 183 or more days in the taxable year of disposition and either (a) the Non-US Holder has a "tax home" in the US for US federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business that the Non-US Holder maintains in the US.

   The Non-US Holder will also be subject to US federal income tax on any gain from the sale of our common stock if we are or have been a "US real property holding corporation" within the meaning of section 897(c)(2) of the Internal Revenue Code at any time the Non-US Holder held the stock, or within the five-year period preceding the sale of the stock if the Non-US Holder holds the stock for more than five years. We believe that:

  .  we are not now a "US real property holding corporation";

  . we have not been a "US real property holding corporation" at any time since we were formed; and

  . based on the assumption that the fair market value of the US real property interests of each company in our group will continue to be less than 50 percent of the sum of the fair market value of our real property interests plus the fair market value of any other assets in the US that are used in a business, we should not be a "US real property holding corporation" in the future.

   If we were a "US real property holding corporation" or were to become a "US real property holding corporation," the Non-US Holder would be subject to US federal income tax on any gain from sale of common stock if the Non-US Holder beneficially owned, or had owned at any time during the specified five-year period, more than 5% of the total fair market value of the class of stock the Non-US Holder sold.

Estate Tax

   If a Non-US Holder is an individual Non-US Holder, common stock the Non-US Holder holds or is treated as owning at the time of death will be included in the Non-US Holder's US gross estate for US federal estate tax purposes and may be subject to US federal estate tax, unless an applicable estate tax treaty provides otherwise. The Estate and Gift Tax Treaty between the UK and the US generally exempts from the US federal estate tax common stock held by an individual who at the time of his death is domiciled in the UK.

Information Reporting and Backup Withholding

   We generally will be required to report to certain US and Non-US Holders and to the IRS the amount of any dividends paid to the US and Non-US Holder in each calendar year and the amounts of tax withheld, if any, with respect to the dividend payments. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which a Non-US Holder resides under the provisions of an applicable income tax treaty.

   Each holder of common stock, other than an exempt holder such as:

  . a corporation, tax-exempt organization, or qualified pension or profit sharing trust,

  .  an individual retirement account, or


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

  . a non-resident alien individual who provides certification as to his or her status as a nonresident,

   will be required to provide, under penalties of perjury, a certification setting forth:

  . the holder's name, address and correct federal taxpayer identification number, and

  .  a statement that the holder is not subject to backup withholding.

   If a non-exempt US or Non-US Holder fails to provide the required certification, we will be required to withhold 31% of the amount otherwise payable to the US or Non-US Holder, and remit the withheld amount to the IRS as a credit against the US or Non-US Holder's federal income tax liability. However, no backup withholding will be required with respect to any payment subject to the 30% US withholding tax (or lower treaty rate) discussed above. US or Non-US Holders should consult their own tax advisors regarding qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

   The IRS has finalized Treasury regulations regarding the backup withholding and information reporting rules which are effective for payments made after December 31, 2000, subject to certain transition rules. In general, these regulations unify certification procedures and forms and clarify and modify reliance standards. Among other provisions, these regulations also include the new provisions discussed below regarding sales of stock outside the US by or for a broker. A Non-US Holder should consult its own tax advisor regarding the application of the new regulations.

   Payment of the proceeds of a sale of our common stock by or through a US office of a broker will be subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-US Holder or otherwise establishes exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, the broker is, for US federal income tax purposes:

  .  a US person,

  .  a "controlled foreign corporation,"

  . a foreign person, 50% or more of whose gross income is effectively connected with a US trade or business for a specified three-year period, or

  . for taxable years beginning after December 31, 2000, a foreign partnership in which one or more US persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the US, payment of the proceeds will be subject to information reporting, but not backup withholding, unless:

  . the broker has documentary evidence in its records that the beneficial owner is a Non-US Holder and certain other conditions are met, or

  .  the beneficial owner otherwise establishes an exemption.

   For payments after December 31, 2000, certification will be required in the case of the disposition of shares of common stock held in an offshore account if the disposition is made through a foreign broker described in the immediately preceding paragraph.

   Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the US or Non-US Holder's US federal income tax liability, provided the required information is furnished to the IRS.

   The foregoing discussion is for general information and is not tax advice. Accordingly, each US or Non-US Holder of our common stock should consult its tax advisor as to the particular tax consequences to it of our common stock, including the applicability and effect of any state, local or foreign income tax laws, and any recent or prospective changes in applicable tax laws.

United Kingdom

   The comments below are of a general nature and are based on current UK law and Inland Revenue practice at the date of this prospectus and the provisions of the double taxation treaty between the UK and the US. The summary only covers the principal UK tax consequences of holding common stock for holders of common stock (1) who are resident or ordinarily resident in the UK for tax purposes; (2) who are not resident in the US; and (3) who do not have a permanent establishment or fixed base in the US with which the holding of common stock is connected ("UK Holders"). In addition, the summary (1) only addresses the tax consequences for UK Holders who hold our common stock as an investment; (2) assumes that the UK Holder is not a company that either directly or indirectly controls 10% or more of the voting power of our company; and (3) assumes that the UK Holder does not hold the common stock in trust.

Taxation of Dividends

   A dividend paid by us may, depending on the circumstances of the person entitled to it, be subject to US tax. Under the current double tax treaty between the UK and the US, the amount of any tax withheld at source on dividends paid by us to a UK Holder will be limited to 15% in normal circumstances where the UK Holder is subject to UK tax on the dividend concerned.

   Where a UK Holder is entitled to a dividend from us, the dividend may, depending upon the UK Holder's particular circumstances, be subject to UK income tax or corporation tax. A credit for US withholding tax should be given against any UK tax liability in respect of the dividend.

   Where a UK paying agent makes a payment in respect of a dividend payable in respect of our common stock, that person will be required to withhold on account of UK income tax at the lower rate (currently 10%), subject to any setoff of foreign withholding tax. Assuming a 15% US withholding, no additional UK withholding will therefore be due. The payment may not, in any case, be a relevant payment, and therefore not subject to UK withholding tax, in a number of circumstances including:

  . the common stock is held in a "recognized clearing system" (Euroclear and Cedel have each been designated as a "recognized clearing system" as such) and payments are made by the UK paying agent directly into this system or to its depository;

  . the beneficial owner of the common stock and the related dividends is not resident in the UK or is specified by regulations;

  . the dividends are payable to trustees of certain qualifying discretionary and accumulation trusts where the trustees are not resident in the UK and none of the beneficiaries of the trust are resident in the UK;

  . the person beneficially entitled to the dividends is eligible under specified provisions for relief from UK tax in respect of the dividends; or

  . the dividends fall to be treated as the income of, or of the government of, a sovereign power or of certain international organizations.

   In each case the exemption is subject to any requirements under the paying agent scheme which have to be satisfied, such as a requirement that a declaration in the form required by law be given, on the occasion of each payment or otherwise, as the case may be, to the person by whom, through whom or to whom the payment is made.

   Where a UK person acts as a collecting agent, i.e., in the course of his trade or profession:

  . acts as a custodian of the common stock and receives dividends, or directs that dividends be paid to another person, or consents to such payment;

  . collects or secures payment of, or receives dividends on, the common stock for another person (except by means of clearing a cheque or arranging for the clearing of a cheque); or

  . otherwise acts for another person in arranging to collect or secure payment of dividends on the common stock;

that person will be required to withhold on account of UK income tax at the lower rate (currently 10%) subject to any setoff of foreign withholding tax. Assuming a 15% US withholding, no additional UK withholding will therefore be due. The payment may not in any case be a relevant receipt (and therefore not subject to UK withholding tax) if:

  . the common stock is held in a "recognized clearing system" (Euroclear and Cedel amongst others have been designated as such) and payments are made by the UK collecting agent into this system or to its depository;

  . the beneficial owner of the common stock and the related dividends is not resident in the UK or is specified by regulations;

  . the dividends are payable to trustees of certain qualifying discretionary and accumulation trusts where the trustees are not resident in the UK and none of the beneficiaries of the trust are resident in the UK;

  . the person beneficially entitled to the dividends is eligible under specified provisions for relief from UK tax in respect of the dividends; or

  . the dividends fall to be treated as the income of, or of the government of, a sovereign power or of certain international organizations.

   In each case the exemption is subject to any requirements under the collecting agent scheme which have to be satisfied such as a requirement that a declaration in the form required by law be given, on the occasion of each payment or otherwise, as the case may be, to the person by whom, through whom or to whom the payment is made.

Finance Bill 2000

   The Finance Bill published on April 7, 2000 includes draft provisions whereby the obligations on paying and collecting agents to withhold tax as described above would be abolished in respect of payments and receipts on or after 1 April 2001 and instead the Inland Revenue would be given powers to obtain information from such paying and collecting agents.

   The Finance Bill also contains various provisions which are designed to improve the arrangements whereby the Inland Revenue exchanges information with other countries.

   The Finance Bill is due to be enacted in July 2000 and the draft provisions referred to above could change prior to that date.

Taxation of Capital Gains

   A gain arising to a UK Holder will not normally be subject to tax in the US. The disposal or deemed disposal of our common stock by a UK Holder will generally give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of capital gains. In the case of a UK Holder which is a company, an indexation allowance can be used to reduce or eliminate the gain but not to create or increase an allowable loss. If the UK Holder is an individual, in certain circumstances a tapering relief may be available to reduce a capital gain. A UK Holder who is an individual is entitled to an annual exemption from tax on capital gains, currently up to (Pounds)7,200.

   A UK Holder subject to capital gains tax in the US on a disposal or deemed disposal of common stock should be entitled to a credit for such US taxation against his or her liability to UK tax.

Stamp Duty and Stamp Duty Reserve Tax

   No Stamp Duty Reserve Tax ("SDRT") will be payable on an agreement to transfer shares of common stock unless they are registered in a register kept in the UK on behalf of our company (a "UK Register"). No liability to UK stamp duty will arise on a transfer of common stock provided that the instrument of transfer is executed outside the UK, unless it relates to something done or to be done in the UK.

   UK stamp duty is generally paid at the rate of 0.5% of the price paid with the duty rounded up to the next (Pounds)5. SDRT is generally paid at the rate of 0.5% of the price paid.

   Any instrument effecting or evidencing the transfer of common stock kept on a UK Register will not be admissible as evidence in UK civil proceedings unless duly stamped. There are no current proposals to register our shares of common stock on a UK Register.

Inheritance Tax

   UK inheritance tax may be chargeable on the death of, or in certain circumstances on a gift of common stock by, the owner of common stock where the owner is an individual who is either (a) domiciled or is deemed to be domiciled in the UK, or (b) not domiciled in the UK and the common stock is primarily dealt with on a UK Register.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for our common stock. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities.

   Upon the closing of this offering, there will be an aggregate of 18,823,268 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, the 4,600,000 shares being sold in this offering will be freely tradable, except that any shares held by our affiliates may only be sold in compliance with the limitations described below. Those 14,223,268 shares of common stock which are held by our current stockholders will be deemed "restricted securities" that may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act. These rules are summarized below.

   Subject to the lock-up agreements described elsewhere in this prospectus and the provisions of Rules 144 and 701, shares in addition to those being offered by this prospectus will be available for sale in the public market as follows:

      Number of Shares                             Date
      ----------------                             ----
                    None       Immediately after the date of this prospectus

                  1,520,635    At various times 110 days after the date of
                               this prospectus (subject to limitations in
                               volume and manner of sale)

                  5,322,980    180 days after the date of this prospectus
                               (subject to limitations in volume and manner
                               of sale)


                  7,379,654    One year after the date of this prospectus

   Approximately 180 days after completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock reserved for future issuance under our stock option plans. Based on the number of shares reserved for issuance as of June 30, 2000 this registration statement would cover approximately 8,685,000 shares. As of June 30, 2000, there was an aggregate of 4,480,032 options outstanding. Shares registered under the registration statement will generally be available for sale in the open market after the lock-up agreements expire.

   In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from the issuer or an affiliate of the issuer at least one year prior to the proposed sale is entitled to sell, within any three-month period commencing 90 days after the date of the prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock (approximately 188,000 shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants) or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of that sale is filed, subject to certain additional public information and notification requirements. In addition, if the shares were acquired from the issuer or an affiliate of the issuer at least two years prior to the proposed sale, a person who has not been an affiliate of the issuer during the preceding three months is entitled to sell those shares under Rule 144(k) without regard to the requirements described above.

   In addition, any of our employees, directors, consultants or officers who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 of the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this prospectus.

   As of the date of this prospectus, options to purchase a total of 4,387,032 shares of common stock are outstanding, of which options to purchase 3,274,032 shares are currently exercisable and 794,922 warrants are outstanding. Subsequent to the closing of this offering, we intend to file a registration statement to register 4,230,000 shares of common stock reserved for issuance under our option plan. That registration statement will automatically become effective upon filing. Accordingly, shares issued upon the exercise of stock options granted under our option plan will be eligible for resale in the public market from time to time, subject to vesting restrictions and, in the case of some of the options, to lock-up agreements. See "Underwriting." At the closing of this offering, 419,922 shares of common stock will be issuable upon the exercise of outstanding warrants.

   Beginning 12 months after this offering, some holders of our common stock will have rights to have their shares registered for resale under the Securities Act. See "Description of Our Corporate Structure and Capital Stock-- Registration Rights of Stockholders."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement, dated          2000, we have agreed to sell to the underwriters
named below the following respective numbers of shares:

   U.S. Underwriters                                            Number of Shares
   -----------------                                            ----------------
   Roth Capital Partners, Inc..................................
   Gruntal & Co., L.L.C. ......................................
     Subtotal..................................................
   International Underwriter
   -------------------------
   WestLB Panmure Limited......................................
                                                                     ------
       Total...................................................
                                                                     ======

   Roth Capital Partners, Inc. and WestLB Panmure Limited are acting as the Global Coordinators in connection with this offering. Roth Capital Partners, Inc. and Gruntal & Co., L.L.C. are acting as the US representatives for the several US underwriters.

   All sales in the US will be made through US registered broker-dealers. The underwriting agreement provides that the underwriters are obligated to purchase (or in the case of the International Underwriter procure purchasers for) all of the common stock in this offering other than the common stock covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of common stock may be terminated.

   The underwriters propose to offer the common stock initially at the public offering price listed on the cover page of this prospectus and to selling group
members at that price less a concession of $    per share. The underwriters and
selling group members may allow discounts of $    per share on sales to other
broker-dealers. After this offering, the public offering price and concessions and discounts to dealers may be changed by the Global Coordinators.

   The following table summarizes the compensation and estimated expenses we will pay:

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions paid by
 us.....................      $              $              $              $
Expenses payable by us..      $              $              $              $

   Pursuant to the agreement among the US and international underwriters, each US underwriter has agreed that, as part of its distribution of the common stock and subject to specified exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any common stock or distribute any prospectus relating to the common stock to any person outside the United States or Canada or to any other dealer who does not so agree. The international underwriter has agreed that, as part of its distribution of our common stock, it has not offered or sold, and will not offer or sell, directly or indirectly, any common stock or distribute any prospectus relating to the common stock in the United States or Canada. The foregoing limitations do not apply to stabilization transactions or to transactions between the US and international underwriters. As used herein, "United States" or "US" means the United States of America, including each state and the District of Columbia, its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction. An offer or sale shall be in the United States or Canada if it is made to (1) any individual resident in the United States or Canada or (2) any corporation, partnership, pension, profit-sharing or other trust or entity, including any such entity acting as an investment adviser with discretionary authority, whose office most directly involved with the purchase is located in the United States or Canada.

   We have agreed not to offer, sell or contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 90 days after the date of this prospectus without the prior written consent of the Global Coordinators. This limitation does not apply to the issuance of shares pursuant to:

  . the conversion or exchange of convertible or exchangeable securities existing on the date of this prospectus;

  . the exercise of warrants, options or subscription rights existing on the date of this prospectus; or

  . grants of employee stock options under the terms of a plan in effect on the date of this prospectus (provided the options are granted or issued at an exercise price not less than fair market value) and the exercise of these options.

   In connection with the AIM admission rules, the following persons have agreed not to dispose of any interest in their common stock for a period of one year from the date of our admission to AIM:

        Lindsay A. Rosenwald               Morris Laster
        Paramount Capital, Inc.            Ira Weinstein
        Paramount Capital Investments LLC  Bob Trachtenberg
        Peter M. Kash                      Michael Spero
        Mark C. Rogers                     Benjamin W. Corn
        Shmuel Ben-Sasson                  Wayne Rothbaum
        Mark A. Rachesky                   S. Leslie Misrock

The restrictions on disposal do not apply in the event of an intervening court order or a takeover offer for us becoming or being declared unconditional.

   In addition to those persons who have agreed to the one-year lock-up, our beneficial owners who hold in excess of 112,500 shares and who have not otherwise agreed to the one-year lock-up as described above, and some of our employees have agreed, subject to specified exceptions, not to, directly or indirectly, offer, sell, contract to sell, pledge, hypothecate or otherwise dispose of any common stock or any options or warrants to purchase any common stock, or any securities convertible into or exchangeable for common stock owned as of the date of this prospectus, without the prior written consent of the Global Coordinators. This restriction terminates after the close of trading of our common stock on the 180th day following the date of this prospectus. However, the Global Coordinators may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the Global Coordinators and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act as described in the underwriting agreement, or contribute to payments which the underwriters may be required to make in respect thereof.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock has been determined by negotiation between us and the underwriters. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, our financial conditions and results of operations, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant. We cannot assure you that a regular trading market for our common stock can be sustained. The price at which our common stock will sell in the public markets after this offering may be lower than the price at which our common stock is sold by the underwriters in this offering.

   At our request, the underwriters have reserved up to 230,000 shares of common stock for certain of our directors, employees and friends. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase any reserved shares. Any reserved shares not purchased by these persons will be offered to the general public and to institutional investors on the same basis as the other shares offered pursuant to this prospectus.

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing additional shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or affect the market price of the common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on The Nasdaq National Market, the Alternative Investment Market, in the over-the-counter market or otherwise.

                                 LEGAL MATTERS

   The validity of common stock offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York and for the underwriters by Baer Marks & Upham LLP, New York, New York.

                                    EXPERTS

   Our balance sheets as of December 31, 1997, 1998 and 1999, and the statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, have been included in this registration statement in reliance on the report of Somekh Chaikin, a member firm of KPMG International, independent accountants, given on the authority of that firm as experts in accounting and auditing. An independent expert's report has been prepared by PA Strategy Partners Ltd., independent technology experts.

                      WHERE YOU CAN FIND MORE INFORMATION

Securities and Exchange Commission Requirements

   We have filed with the SEC a registration statement, of which this prospectus forms a part, on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and its exhibits and schedules. For further information with respect to our company and the shares of common stock we are offering, reference is made to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document we refer to are not necessarily complete and, where such contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which such reference is made. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and we will file periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling 1-800-SEC-0330. You may also read and copy any document we file with the SEC at the SEC's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

Alternative Investment Market Requirements

   Copies of this document will be available for collection at the offices of Morgan, Lewis & Bockius, 2 Gresham Street, London EC2V 7PE.

          ADDITIONAL INFORMATION FOR THE ALTERNATIVE INVESTMENT MARKET

   Copies of the following documents will be available for inspection at the offices of Morgan, Lewis & Bockius, 2 Gresham Street, London EC2V 7PE for 14 days from the day the SEC declares this registration statement effective during usual business hours on any weekday (Saturdays and public holidays excepted):

  (i)    our certificate of incorporation and bylaws;

  (ii) the report by P.A. Strategy Partners Ltd. set out on pages A-1 to A-14 of this prospectus;

  (iii) the report by Somekh Chaikin, a member firm of KPMG International, set out on pages F-1 to F-18 of this prospectus;

  (iv)   the contracts referred to in "Management--Employment Agreements";

  (v)    the rules of our 1999 Share Option Plan and our 2000 Share Option
         Plan;

  (vi) our consolidated audited accounts for each of the years ended December 31, 1997, 1998 and 1999;

  (vii) letters of consent from PA Strategy Partners Ltd. and Somekh Chaikin referred to below; and

  (viii) copies of each of the sources referred to in this prospectus.

   1. We expect that conditional dealings in the offered shares on the Alternative Investment Market will commence at 2:30 p.m. (London time) on
     , 2000 and that unconditional dealings will commence at 2:30 p.m. (London
time) on      2000.

   2. Each of Morgan, Lewis & Bockius LLP and Baer Marks & Upham LLP has given and has not withdrawn its written consent to the inclusion of its name in the form and context in which they appear.

   3. PA Strategy Partners Ltd. has given and has not withdrawn its written consent to the issue of this prospectus with its name included in it and the references thereto in the form and context in which they appear and has authorized the inclusion of their report set out on pages A-1 to A-14 of this prospectus for the purposes of Regulation 13(1)(g) of the Public Offers of Securities Regulations 1995.

   4. Somekh Chaikin, a member firm of KPMG International, Certified Public Accountants, has given and has not withdrawn its written consent to the inclusion in this prospectus of their report set out on pages F-1 to F-18 of this prospectus for the purposes of Regulation 13(1)(g) of the Public Offers of Securities Regulations 1995 and has not become aware since the date of such report of any matter affecting the validity of the report and accepts responsibility for such report.

   5. Somekh Chaikin, a member firm of KPMG International, audited our consolidated balance sheets and the balance sheets of Partec Ltd., our predecessor company, and its subsidiaries and our subsidiary as of December 31, 1997, 1998 and 1999 and the related consolidated statements of operations, statements of changes in stockholders' equity and consolidated statements of cash flows for each of the three financial years ended December 31, 1999.

   6. Shares of our common stock will be issued in registered form. Subject to our certificate of incorporation, our directors and executive officers may determine that any class of shares may be held in uncertificated form and title to such shares may be transferred by means of a relevant system, as defined in the Uncertified Securities Regulations 1995, or that shares of any class should cease to be held and transferred as aforesaid. No temporary documents of title will be issued.

   7. In our opinion, taking into consideration the net proceeds of the offering receivable by us, the working capital available to us is sufficient for our present requirements, that is, for at least 12 months from the date of our expected admission to listing on the Nasdaq National Market and the Alternative Investment Market.

   8. In the opinion of the directors, the minimum amount which must be raised pursuant to the offering for the purposes set out in paragraph 21(a) of
Schedule 1 to the Public Offers of Securities Regulations 1995 is:

            (i)   the purchase price of properties   $Nil
            (ii)  commissions and expenses           $5,000,000
            (iii) repayment of borrowings            $Nil
            (iv)  working capital                    $29,300,000

   9. The following persons (excluding professional advisors otherwise disclosed in this document and trade suppliers) have received, directly or indirectly, from us in the past twelve months, or are entitled to receive pursuant to contractual agreements not otherwise disclosed in this document, fees totaling (Pounds)10,000 or more, or securities or any other benefit with a value of (Pounds)10,000 or more:

                                                                       Amount
            Name of person                Nature of relationship      received
   ---------------------------------  ------------------------------ -----------
   Yigal Arnon & Co. ...............  Legal advisor                  $ 40,170.78
   Dr. Mark Friedman Ltd. ..........  Patent attorney                $ 23,773.82
   Hadasit Medical Research Services
    & Development Company, Ltd. ....  KinAce research                $ 25,087.17
   Hoyle Consulting.................  KRX-101 consulting             $104,735.27
   Kleinberg Kaplan Wolff & Cohen,
    P.C. ...........................  Legal advisor                  $ 54,320,96
   Leumi & Co. Underwriters Ltd.....  Private placement underwriters $ 88,275.00
   Pennie & Edmonds LLP.............  Patent attorney                $ 83,414.04
   Waymack, Inc.....................  KRX-101 consulting             $ 26,400.00

   10. The directors will apply for the common stock to be admitted to CREST to take effect upon admission to the Alternative Investment Market. Accordingly, it is expected that the common stock will be enabled for settlement in CREST by means of the cross border link which exists between CREST for UK settlement and the Depository Trust Company for US settlement, following admission to AIM. Under the placing, placees who are system members (as defined in the POS Regulations) may elect to have their common stock allocated to them in uncertificated form through CREST.

   11. Share certificates representing the shares of common stock to be issued pursuant to the offering are expected to be despatched to applicants by mail at their risk on admission to listing of the common stock on the Nasdaq National Market and the Alternative Investment Market. Temporary documents of title will not be issued in connection with the offering.

   12. Except as stated in this prospectus, we do not have any significant investments in progress, nor are there any exceptional facts that have influenced the our development.

   13. Monies received from applicants pursuant to the offering will be held by the Joint Global Coordinators until the offering becomes unconditional in all respects. If the offering does not become unconditional in all respects by
          , 2000, monies will be returned to applicants promptly at their risk without interest.

   14. Payment for our common stock must be made to the Joint Global
Coordinators by midnight (London time) on       , 2000.

   15. The directors do not believe that following this offering there will be any persons who, directly or indirectly, jointly or severally, exercise or could exercise control over us.

   16. The directors are the persons responsible for the consolidated financial statements set out on pages F-1 to F-24 of this document which they confirm have been properly prepared in accordance with applicable law and they accept responsibility for them.

   17. The financial statements set out on pages F-19 to F-24 of this prospectus were prepared for the purposes of complying with Securities and Exchange Commission requirements for the admission of our common stock to the Nasdaq National Market.

Directors

   At the date of this document no director has had any convictions relating to criminal proceedings, has been bankrupt or has made or been the subject of any individual voluntary arrangements.

   None of our directors has been a director of any company at the time of, or within twelve months preceding the date of, its receivership, compulsory liquidation, creditors' voluntary liquidation administration, company voluntary arrangements or any composition or arrangements with its creditors generally or any class of its creditors. None of our directors has been a partner of any assets of such partnership nor have any of their assets been the subject of receivership.

   Our directors are currently, or have been in the past five years, directors or partners of the following companies or partnerships, as appropriate:

                              Company or
   Name                       Partnership           Whether Position Still Held
   ----                       -----------           ---------------------------
   Morris Laster, M.D.        Progenitor Inc.                   No

                              Paramount Capital,
   Peter Morgan Kash          Inc.                              Yes
                              Paramount Capital
                               Asset Management,
                               Inc.                             Yes

                              Pennie & Edmonds
   S. Leslie Misrock          LLP                               Yes
                              Cytogen Corporation               Yes
                              DirectGene Inc.                   Yes
                              Molecular Staging,
                              Inc.                              Yes
                              OANDA Corporation                 Yes
                              Timbrel Systems
                              Inc.                              Yes
                              SerOptix Inc.                     Yes
                              Quintessential
                              Technologies LLC                  Yes
                              Misrock Holdings LP               Yes
                              NetStage
                              Corporation                       No

                              Samsonite
   Mark H. Rachesky, M.D.     Corporation                       Yes
                              Neose Technologies,
                              Inc.                              Yes
                              Culligan Water
                              Technologies, Inc.                No
                              Cadus
                              Pharmaceuticals                   No

                              Paramount Capital,
   Lindsay A. Rosenwald, M.D. Inc.                              Yes
                              Paramount Capital
                               Investments LLC                  Yes
                              Paramount Capital
                               Asset Management,
                               Inc.                             Yes
                              Neose Technologies,
                              Inc.                              Yes
                              Nephros, Inc.                     Yes
                              Discovery
                              Laboratories, Inc.                No

   Name           Company or Partnership              Whether Position Still Held
   ----           ----------------------              ---------------------------
                  Atlantic Pharmaceuticals, Inc.                  No
                  Avigen, Inc.                                    No
                  Biocryst Pharmaceuticals, Inc.                  No
                  Titan Pharmaceuticals, Inc.                     No
                  VIMRx Pharmaceuticals, Inc.                     No
                  Zenometrix, Inc.                                No
                  Interneuron Pharmaceuticals, Inc.               No
                  Sparta Pharmaceuticals, Inc.                    No

   Wayne Rothbaum The Carson Group                                Yes
                  Enzon, Inc.                                     Yes
                  Maxim Pharmaceuticals                           Yes

Substantial Stockholders

   Our directors are aware of the following interests of persons other than directors, direct or indirect, as of April 30, 2000, which will, following the offering, represent three percent or more of the issued share capital of our company.

                               Number of Shares of         Percentage of
                                   Common Stock         Issued Common Stock
Stockholder                   Following the Offering Following the Offering(1)
-----------                   ---------------------- -------------------------
Children's Medical Center
 Corporation.................        805,538                   4.29%

--------
(1) This percentage assume no exercise of the over-allotment option.

   As of the date of this prospectus and immediately following the offering, the interests of each director and their related persons in the share capital and options and warrants of Keryx are:

                                                              Percentage of
                                                                 Issued     Number of
                                Number of      Percentage of  Common Stock   Options
                                Shares of         Issued        Following      or        Exercise Exercise
Name                           Common Stock   Common Stock(1) this Offering Warrants      Price    Period
----                           ------------   --------------- ------------- ---------    -------- --------
Morris Laster, M.D. .........         --             --             --      1,522,100    $0.10    25 years
                                                                              450,000    $0.10    10 years
Peter Morgan Kash............     867,750           6.10%         4.76%        37,500    $0.10    10 years
                                                                               75,000    $0.33    10 years
S. Leslie Misrock............         --             --             --         37,500    $0.10    10 years
                                                                               22,500    $0.33    10 years
Mark Rachesky, M.D. .........     128,850(2)        0.90%         0.71%        60,000    $0.33    10 years
Lindsay A. Rosenwald, M.D. ..   5,817,536(3)       40.90%        32.92%        64,174(4) $0.0067  10 years
                                                                              116,090(5) $1.94     3 years
Wayne Rothbaum...............         --             --             --         60,000    $0.33    10 years

--------
(1)  These percentages assume no exercise of the over-allotment option.

(2) Represents common stock issued upon the conversion of 2,500 shares of Series A preferred stock.

(3) Includes 320,786 shares of common stock issuable upon the conversion of 6,224 shares of Series A preferred stock.

(4) Includes 14,064 shares of common stock issuable upon the exercise of warrants held directly and 50,110 shares of common stock issuable upon the exercise of warrants held by Paramount Capital Investments LLC.

(5) Represents common stock issuable upon the exercise of warrants held by Paramount Capital, Inc.

                         INDEX TO FINANCIAL STATEMENTS

                         KERYX BIOPHARMACEUTICALS, INC.

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                          Page
                                                                          ----
Independent Auditors' Report............................................. F-2

Consolidated Balance Sheets as of December 31, 1997, 1998 and 1999....... F-3

Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1998 and 1999..................................................... F-4

Consolidated Statements of Changes in Stockholders' Equity for the Years
 Ended December 31, 1997, 1998 and 1999.................................. F-5

Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1998 and 1999..................................................... F-6

Notes to the Consolidated Financial Statements........................... F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Keryx Biopharmaceuticals, Inc.

Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

   We have audited the accompanying consolidated balance sheets of Keryx Biopharmaceuticals, Inc. (the "Company") and its subsidiary, a development stage company, as of December 31, 1997, 1998 and 1999, and the related consolidated statements of operations, statements of changes in stockholders' equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 1999, and for the development stage period. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiary, a development stage company, at December 31, 1997, 1998 and 1999, and the results of their operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and for the development stage period, in conformity with generally accepted accounting principles in the United States.

Jerusalem, Israel
May 19, 2000, except for Note 11

as to which the date is July 24, 2000

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                     AS OF DECEMBER 31, 1997, 1998 AND 1999

                                            1997        1998          1999
                                          ---------  -----------  ------------
Assets

Current assets:
  Cash and cash equivalents.............. $ 647,232  $   127,872  $  4,126,735
  Other receivables......................    51,038       46,579        85,685
  Prepaid expenses.......................    21,876        2,103       166,137
                                          ---------  -----------  ------------
    Total current assets.................   720,146      176,554     4,378,557
Long-term investments in respect of
 fundings for severance benefits.........    22,000       44,673        64,047
Fixed assets.............................    83,370      193,643       160,141
Other assets.............................     6,372      205,040       345,471
                                          ---------  -----------  ------------
    Total assets......................... $ 831,888  $   619,910  $  4,948,216
                                          =========  ===========  ============
Liabilities And Stockholders' Equity

Current liabilities:
  Accounts payable and accrued
   liabilities........................... $ 185,238  $   333,137  $    252,934
  Related party..........................   500,000          515       141,483
                                          ---------  -----------  ------------
    Total current liabilities............   685,238      333,652       394,417
Liability in respect of employee
 severance benefits......................    22,000       81,344       117,736
Long-term loans from related party....... 1,006,362      445,500           --
                                          ---------  -----------  ------------
    Total liabilities.................... 1,713,600      860,496       512,153
                                          ---------  -----------  ------------
Stockholders' equity (deficit):
  Series A convertible preferred stock,
   $0.001 par value each (liquidation
   preference--$100 per share plus all
   declared but unpaid dividends, 0, 0
   and 170,000 shares authorized and 0, 0
   and 79,465 shares issued and fully
   paid at December 31, 1997, 1998 and
   1999, respectively)...................       --           --             79
  Common stock, $0.001 par value each
   (20,000,000 shares authorized, 0, 0
   and 1,208,306 shares issued and fully
   paid at December 31, 1997, 1998 and
   1999, respectively)...................       --           --          1,208
  Additional paid-in capital.............         6    3,180,547    19,712,951
  Unearned compensation..................       --           --     (2,854,280)
  Accumulated deficit....................  (881,718)  (3,421,133)  (12,423,895)
                                          ---------  -----------  ------------
    Total stockholders' equity
     (deficit)...........................  (881,712)    (240,586)    4,436,063
                                          ---------  -----------  ------------
    Total liabilities and stockholders'
     equity.............................. $ 831,888  $   619,910  $  4,948,216
                                          =========  ===========  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                    Amounts
                                                                  Accumulated
                                                                   During the
                                                                  Development
                               1997        1998         1999         Stage
                            ----------  -----------  -----------  ------------
Management fees from
 related company........... $  233,335  $    66,662  $       --   $    299,997
                            ----------  -----------  -----------  ------------
Expenses:
  Research and development
   expenses (including
   stock compensation
   expense of $0, $0 and
   $5,425,974 in 1997, 1998
   and 1999,
   respectively)...........    568,859    1,406,993    6,922,797     8,898,649
  General and
   administrative expenses
   (including stock
   compensation expense of
   $0, $0 and $587,734 in
   1997, 1998 and 1999,
   respectively)...........    525,544    1,011,286    1,812,508     3,349,338
                            ----------  -----------  -----------  ------------
  Total operating
   expenses................  1,094,403    2,418,279    8,735,305    12,247,987
                            ----------  -----------  -----------  ------------
Operating loss.............   (861,068)  (2,351,617)  (8,735,305)  (11,947,990)
Financing expenses.........     10,872      157,351      257,487       425,710
                            ----------  -----------  -----------  ------------
Net loss before taxes on
 income....................   (871,940)  (2,508,968)  (8,992,792)  (12,373,700)
Taxes on income............      9,778       30,447        9,970        50,195
                            ----------  -----------  -----------  ------------
Net loss................... $ (881,718) $(2,539,415) $(9,002,762) $(12,423,895)
                            ==========  ===========  ===========  ============
Basic and diluted net loss
 per common share.......... $    (0.11) $     (0.31) $     (1.11) $      (1.53)
Weighted average shares
 used in computing basic
 and diluted net loss per
 common share..............  8,108,306    8,108,306    8,108,306     8,108,306


   The accompanying notes are an integral part of the consolidated financial statements.

                        KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                          Series A Convertible
                             Preferred Stock      Common Stock   Additional
                          --------------------- ----------------   Paid-In     Unearned    Accumulated
                            Shares     Amount    Shares   Amount   Capital   Compensation    Deficit        Total
                          ---------- ---------- --------- ------ ----------- ------------  ------------  -----------
Balance at January 1,
1997....................         --  $     --         --  $  --  $       --  $       --    $        --   $       --
Changes during the year:
Contributed capital.....         --        --         --     --            6         --             --             6
Net loss for the year...         --        --         --     --          --          --        (881,718)    (881,718)
                          ---------- ---------  --------- ------ ----------- -----------   ------------  -----------
Balance at December 31,
1997....................         --        --         --     --            6         --        (881,718)    (881,712)
Changes during the year:
Contributed capital.....         --        --         --     --    3,180,541         --             --     3,180,541
Net loss for the year...         --        --         --     --          --          --      (2,539,415)  (2,539,415)
                          ---------- ---------  --------- ------ ----------- -----------   ------------  -----------
Balance at December 31,
1998....................           0         0          0      0   3,180,547           0     (3,421,133)    (240,586)
Changes during the year:
Conversion of
convertible notes of
Partec into stock in
Keryx...................         --        --         --     --    2,973,376         --             --     2,973,376
Issuance of Series A
convertible preferred
stock to investors at
$100 per share for cash
(net of issuance
expenses)...............      50,000        50        --     --    4,691,040         --             --     4,691,090
Issuance of Series A
convertible preferred
stock at $0.001 par
value to noteholders in
exchange for note of
predecessor.............      29,465        29        --     --          --          --             --            29
Issuance of common stock
to technology licensors
for technology
licenses................         --        --   1,208,306  1,208         --          --             --         1,208
Compensation in respect
of options granted to
employees, directors and
consultants.............         --        --         --     --    8,280,254  (2,128,880)           --     6,151,374
Warrants for common
stock issued to
technology licensor for
technology license......         --        --         --     --          --     (725,400)           --      (725,400)
Warrants for common
stock issued to
noteholders in exchange
for note of
predecessor.............         --        --         --     --      587,734         --             --       587,734
Net loss for the year...         --        --         --     --          --          --      (9,002,762)  (9,002,762)
                          ---------- ---------  --------- ------ ----------- -----------   ------------  -----------
                              79,465 $      79  1,208,306 $1,208 $19,712,951 $(2,854,280)  $(12,423,895)  $4,436,063
                          ========== =========  ========= ====== =========== ===========   ============  ===========
Amounts accumulated
during the development
stage
Contributed capital.....         --        --         --     --    3,180,547         --             --     3,180,547
Conversion of
convertible notes of
Partec into stock in
Keryx...................         --        --         --     --    2,973,376         --             --     2,973,376
Issuance of Series A
convertible preferred
stock to investors at
$100 per share for cash
(net of issuance
expenses)...............      50,000        50        --     --    4,691,040         --             --     4,691,090
Issuance of Series A
convertible preferred
stock at $0.001 par
value to noteholders in
exchange for note of
predecessor.............      29,465        29        --     --          --          --             --            29
Issuance of common stock
to technology licensors
for technology
licenses................         --        --   1,208,306  1,208         --          --             --         1,208
Compensation in respect
of options granted to
employees, directors and
consultants.............         --        --         --     --    8,280,254  (2,128,880)           --     6,151,374
Warrants for common
stock issued to
technology licensor for
technology license......         --        --         --     --          --     (725,400)           --      (725,400)
Warrants for common
stock issued to
noteholders in exchange
for note of
predecessor.............         --        --         --     --      587,734         --             --       587,734
Net loss................         --        --         --     --          --          --     (12,423,895) (12,423,895)
                          ---------- ---------  --------- ------ ----------- -----------   ------------  -----------
                              79,465 $      79  1,208,306 $1,208 $19,712,951 $(2,854,280)  $(12,423,895)  $4,436,063
                          ========== =========  ========= ====== =========== ===========   ============  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                    Amounts
                                                                  Accumulated
                                                                   During the
                                                                  Development
                               1997        1998         1999         Stage
                            ----------  -----------  -----------  ------------
Cash flows from operating
 activities:
 Net loss.................  $ (881,718) $(2,539,415) $(9,002,762) $(12,423,895)
 Adjustments to reconcile
  cash flows from
  operating activities:
   Revenues and expenses
    not involving cash
    flows:
   Employees' stock
    compensation expense..         --           --     4,964,797     4,964,797
   Consultants' stock
    compensation expense..         --           --     1,048,911     1,048,911
   Interest on convertible
    notes.................         --           --       252,966       252,966
   Provision for employee
    severance benefits....      22,000       81,344       36,392       139,736
   Depreciation...........      12,035       27,938       36,195        76,168
   Changes in assets and
    liabilities:
   Decrease (increase) in
    other receivables.....     (47,938)      27,248      (38,641)      (59,331)
   Increase in prepaid
    expenses..............     (21,876)      (2,103)    (164,034)     (188,013)
   Increase in amounts due
    to related party......         --           515      140,968       141,483
   Increase (decrease) in
    accounts payable and
    accrued liabilities...     179,983      142,876     (80,833)       242,026
                            ----------  -----------  -----------  ------------
     Net cash used for
      operating
      activities..........    (737,514)  (2,261,597)  (2,806,041)   (5,805,152)
                            ----------  -----------  -----------  ------------
Cash flows from investing
 activities:
 Investment in fixed
  assets, net of
  disposals...............     (95,370)    (138,141)      (2,058)     (235,569)
 Investment in other
  assets..................      (6,372)    (199,637)    (140,431)     (346,440)
 Fundings in respect of
  employee severance
  benefits................     (22,000)     (44,673)     (19,374)      (86,047)
                            ----------  -----------  -----------  ------------
     Net cash used for
      investing
      activities..........    (123,742)    (382,451)    (161,863)     (668,056)
                            ----------  -----------  -----------  ------------
Cash flows from financing
 activities:
 Receipt of short-term
  loans...................     500,000          --           --        500,000
 Receipt of long-term
  loans...................   1,006,362    2,119,679      124,861     3,250,902
 Issuance of convertible
  notes, net..............         --           --     2,150,000     2,150,000
 Issuance of shares, net
  and contributed
  capital.................           6          --     4,692,327     4,692,333
                            ----------  -----------  -----------  ------------
     Net cash provided by
      financing
      activities..........   1,506,368    2,119,679    6,967,188    10,593,235
                            ----------  -----------  -----------  ------------
Effect of exchange rate on
 cash.....................       2,120        5,009         (421)        6,708
                            ----------  -----------  -----------  ------------
Net increase (decrease) in
 cash and cash
 equivalents..............     647,232     (519,360)   3,998,863     4,126,735
Cash and cash equivalents
 at beginning of year.....         --       647,232      127,872           --
                            ----------  -----------  -----------  ------------
Cash and cash equivalents
 at end of year...........  $  647,232  $   127,872  $ 4,126,735  $  4,126,735
                            ==========  ===========  ===========  ============
Non-cash transactions
 Conversion of short-term
  loans into contributed
  capital.................  $      --   $   500,000  $       --   $    500,000
 Conversion of long-term
  loans into contributed
  capital.................         --     2,680,541          --      2,680,541
 Conversion of long-term
  loans into convertible
  notes of Partec.........         --           --       570,361       570,361
 Conversion of
  convertible notes of
  Partec and accrued
  interest into stock in
  Keryx...................         --           --     2,973,376     2,973,376
 Declaration of stock
  dividend................         --           --           402           402
Supplementary disclosures
 of cash flow information
 Cash paid during the
  year for interest.......         --       120,336       13,719       134,055
 Cash paid during the
  year for income taxes...         --           --           --            --

   The accompanying notes are an integral part of the consolidated financial statements.

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

Note 1--Organization and Summary of Significant Accounting Policies:

   Keryx Biopharmaceuticals, Inc. (the "Company") was incorporated in Delaware in October 1998 (under the name Paramount Pharmaceuticals, Inc.) and commenced activities in November 1999 as the successor company to Partec Limited (see Consolidated Financial Statements below). At the same time, the Company's name was changed to Lakaro Biopharmaceuticals, Inc. and was subsequently changed to Keryx Biopharmaceuticals, Inc. in January 2000. The Company owns a 100% interest in Keryx Israel Limited (the "subsidiary"), incorporated in Israel, and together with its subsidiary is engaged in biopharmaceutical research and development.

   At present, substantially all of the Company's activities are in Israel and, therefore, the Company has one geographical segment. The Company operates in one segment of operations, namely the development and commercialization of clinical compounds and core technologies for the life sciences. The Company intends to expand its activities in the US beginning in the year 2000.

   The Company is in the development stage and has not had revenues from its planned principal operations. Revenues in 1998 and 1997 arise from provision of management services to a related company. The Company is dependent upon significant financing to fund the working capital necessary to execute its business development plan. There can be no assurance that the Company will be able to obtain additional financing.

   These consolidated financial statements include the Company's activities for the three years ended December 31, 1999 and amounts accumulated during the development stage.

Consolidated Financial Statements

   The accompanying consolidated financial statements for the three years ended December 31, 1999 have been prepared in order to present the financial position, results of operations and cash flows relating to the Company's activities for all periods covered by the statements. Until November 1999, most of the Company's activities were carried out by Partec Limited, an Israeli corporation formed in December 1996, and its subsidiaries (hereinafter collectively referred to as "Partec"). The subsidiaries of Partec during the period prior to November 1999 were SignalSite Inc. (85% owned) and its wholly owned subsidiary, SignalSite Israel Ltd., and Vectagen Inc. (87.25% owned) and its wholly owned subsidiary, Vectagen Israel Ltd. In November 1999, the Company and its subsidiary acquired substantially all of the assets and liabilities of Partec and, as of that date, the activities formerly carried out by Partec are now performed by the Company and its subsidiary. Consequently, these financial statements include the activities performed in previous periods by Partec by aggregating the relevant historical financial information with the financial statements of the Company as if they had formed a discrete operation under common management for the entire development stage. This has been effected by means of an "as if" pooling and Partec is being presented as a predecessor company. Keryx and Partec are entities under common control. At the date of the aforementioned acquisition, the controlling interest owned approximately 79.7% and approximately 76% of Keryx and Partec, respectively.

Principles of Consolidation

   The consolidated financial statements include the financial statements of the Company, its subsidiary and the operations detailed above. Intercompany transactions and balances have been eliminated.

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Rate of Exchange

   The financial statements of the Israeli subsidiaries have been translated using the US dollar as the functional currency.

   Transactions in foreign currency (primarily in New Israeli Shekels--"NIS") are recorded in the accounting records according to the representative exchange rate as of the transaction date. Assets and liabilities in foreign currency are stated on the basis of the representative rate of exchange of the NIS as of the balance sheet date. The representative rate of exchange of the NIS at December 31, 1999 was $1 = NIS 4.153 (1998 $1 = NIS 4.160, 1997 $1 = NIS 3.536).
Differences arising from changes in rates of exchange have been included in the statements of income.

Cash and Cash Equivalents

   For the purposes of these financial statements, all highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Long-Term Investment

   Long-term investment in respect of employee severance benefits is recorded at its current redemption value.

Fixed Assets

   Fixed assets are stated at historical cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets at the following annual rates:

                                                                             %
                                                                           -----
     Office furniture and equipment.......................................  6-15
     Computers, software and related equipment............................ 20-33

   Leasehold improvements are depreciated over the lesser of 10 years or the total lease period inclusive of options.

Patents

   In accordance with SFAS No. 2, "Accounting for Research and Development Costs," acquired patents are recorded at cost and are amortized over their estimated useful lives commencing when income results therefrom. Estimated useful life is re-evaluated on an annual basis. The Company has not yet begun amortization of the patents as no significant benefit has yet been derived therefrom. The Company estimates that amortization will not commence before the year 2002.

Revenue Recognition

   Revenues from management fees are recognized ratably over the period for which the services are provided.

Research and Development Costs

   Research and development costs are expensed as incurred.

Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If the likelihood of realizing the deferred tax assets or liability is less than "more likely than not," a valuation allowance is then created.

Stock Option Plan

   SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), established accounting and disclosure requirements using a fair value-based method of accounting for stock-based compensation plans. As allowed by SFAS 123, the Company applies the intrinsic value-based method of accounting prescribed by the Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed and milestone-based plan stock options to employees and directors. As such, compensation expense would be recorded on the measurement date only if the current market price of the underlying stock exceeded the exercise price. SFAS 123 is applied to stock options granted to consultants. The Company has adopted the disclosure requirements of SFAS 123.

Impairment of Long-Lived Assets

   The Company follows the provisions of SFAS No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Net Loss Per Share

   Basic and diluted net loss per share of common stock are presented in conformity with the SFAS No. 128, "Earnings Per Share" for all periods presented. The common stock equivalent of anti-dilutive securities not included in the computation of net loss per share amounts to 4,095,625 for all years presented. Diluted net loss per share is the same as basic net loss per share as the inclusion of common stock equivalents would be anti-dilutive. The number of shares of common stock outstanding reflects a declared but unpaid stock dividend, as described in Note 11.

Comprehensive Income

   The Company follows SFAS No. 130 "Reporting Comprehensive Income," which states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. Comprehensive loss is the same as net loss for all years presented.

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Concentrations of Credit Risk

   SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," requires disclosure of any significant off-balance-sheet risk and credit risk concentrations. The Company does not have significant off-balance-sheet risk or credit risk concentrations. The Company maintains its cash and cash equivalents with multiple financial institutions and invests in short-term, investment-grade securities.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards

   In July 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivative financial instruments be recognized as either assets or liabilities on the balance sheet. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of SFAS No. 133," which deferred the implementation of SFAS No. 133. SFAS No. 133 will be effective for the Company's first quarter in 2001. The Company holds no derivative financial instruments and is not engaged in hedging activities. The Company therefore believes that implementation of SFAS No. 133 is not expected to have any significant impact on its financial position, results of operations or liquidity.

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (FIN No. 44). This interpretation clarifies the application of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," with respect to certain issues in accounting for employees stock compensation and is generally effective as of July 1, 2000. The Company does not expect FIN No. 44 to have a material effect on its financial statements.

   In April 1998, the Accounting Standards Executive Committee ("AcSEC") issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs, and it requires costs of start-up activities and organization costs to be expensed as incurred.

   The SOP broadly defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers, initiating a new process in an existing facility, or commencing certain new operations.

   Start-up activities include activities related to organizing a new entity (organizational costs). The Company adopted SOP 98-5. The Company assessed the effects of adopting SOP 98-5 and has determined that the impact on its financial position and results of operations will not be material.

Fair Value of Financial Instruments

   The Company's financial instruments include cash equivalents, accounts receivable, long-term finance receivable/payable, accounts payable and long-term debt.

   The fair value of other financial instruments were not materially different from their carrying or contract values at December 31, 1999.

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 2--Cash and Cash Equivalents:

                                                       As of December 31,
                                                  -----------------------------
                                                    1997      1998      1999
                                                  --------  -------- ----------
   In or linked to US dollars.................... $672,100  $109,270 $4,041,513
   In Israeli currency...........................  (24,868)   18,602     85,222
                                                  --------  -------- ----------
                                                  $647,232  $127,872 $4,126,735
                                                  ========  ======== ==========

Note 3--Fixed Assets:

                                                         As of December 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                      ------- -------- --------
   Cost:
     Office furniture and equipment.................. $48,615 $165,777 $153,119
     Computers, software and related equipment.......  46,755   67,734   61,943
     Leasehold improvements..........................     --       --     2,275
                                                      ------- -------- --------
                                                       95,370  233,511  217,337
                                                      ------- -------- --------
   Accumulated depreciation..........................  12,000   39,868   57,196
                                                      ------- -------- --------
   Total fixed assets................................ $83,370 $193,643 $160,141
                                                      ======= ======== ========

Note 4--Other Assets:

                                                          As of December 31,
                                                       -------------------------
                                                        1997     1998     1999
                                                       ------- -------- --------
   Patents............................................ $ 3,025 $200,981 $341,405
   Other..............................................   3,347    4,059    4,066
                                                       ------- -------- --------
                                                       $ 6,372 $205,040 $345,471
                                                       ======= ======== ========

Note 5--Related Party:

   The amount of $141,483 at December 31, 1999 is due to a preferred shareholder in connection with its activities relating to the Company's November 1999 private placement as explained below. This amount bore no interest and was paid upon the final closing of the private placement in January 2000.

   The amount of $500,000 at December 31, 1997 represents a short-term loan from a controlling shareholder to Partec subsequently converted into a capital note in 1998.

   During 1997 and 1998, the Company provided management services (including general management and research and development consulting) to a wholly-owned subsidiary of an investee company. The Company holds a 4% interest in the investee company and records the investment at cost; therefore there is no elimination of revenues on consolidation in respect of the management fees.

Note 6--Liability in Respect of Employee Severance Benefits:

   Under Israeli law, employers are required to make severance payments to dismissed employees and employees leaving employment in certain other circumstances, on the basis of the latest monthly salary for each year of service.

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   This liability is provided for by payments of premiums to insurance companies under approved plans and by a provision in these financial statements.

   For the year ended December 31, 1999, $36,392 (1998--$59,344; 1997--$22,000)
was recorded as salary expense in respect of future severance benefits and $19,374 (December 31, 1998--$22,673; 1997--$22,000) was funded under the severance payment plans and is included in these financial statements as long-term investments.

Note 7--Stockholders' Equity:

Composition

                              As of December 31, 1998              As of December 31, 1999
                          ------------------------------------ ------------------------------------
                                                    Issued and                           Issued and
                          Authorized  Issued        fully paid Authorized  Issued        fully paid
                          ---------- ---------      ---------- ---------- ---------      ----------
                            Number    Number          Number     Number    Number          Number
Common stock, $0.001 par
 value .................  20,000,000 6,900,000(/3/)    --      20,000,000 8,108,306(/3/) 1,208,306(/3/)
"Blank check" preferred
 stock, $0.001 par
 value(/1/).............   5,000,000       --          --       4,830,000       --             --
Series A convertible
 preferred stock, $0.001
 par value(/2/).........         --        --          --         170,000    79,465         79,465

--------

(1) In November 1999, the board of directors designated 170,000 shares of "blank check" preferred stock as Series A convertible preferred stock. Subsequent to the designation, 4,830,000 shares of "blank check" preferred stock remained authorized but undesignated. Of the 170,000 shares of Series A Convertible preferred stock, 29,465 were issued (together with 303,832 warrants for common stock--see below) in consideration for the contribution of $2.7 million worth of 12% notes and 50,000 shares were issued to investors in a private placement.

(2) The shares of Series "A" convertible preferred stock have a stated value of $100 each and are convertible into shares of common stock at a ratio of
    51.54 to 1. The voting and dividend rights associated with the stock are similar to those of the common stock, based on the number of shares which would have been received if the preferred shares had been converted at the record date. In January 2000, an additional 39,180 shares of Series A convertible preferred stock were issued as part of the continuation of the private placement. In total, the 50,000 shares, as referred to in (1) above, together with the 39,180 shares in January 2000, were issued in consideration for $8.9 million.

(3) Reflects a declared but unpaid stock dividend as described in Note 11.

(4) In June 2000, the stockholders approved an increase in authorized capital stock by 20,000,000 to 40,000,000 shares of common stock, par value $0.001, which increase will take effect on the completion of an initial public offering.

Stock Option Plan

   In November 1999, the Company adopted a stock option plan (the "plan") pursuant to which the Company's board of directors may grant stock options to directors, consultants and employees. The plan authorizes option grants to purchase up to 4,230,000 shares of authorized but unissued common stock at a 1:1 ratio. At December 31, 1999, a total of 4,102,032 stock options have been granted as part of the plan with an exercise price of $0.10 per share and a fair value of $1.94 per share. No options have yet been exercised. The vesting and exercise terms are as follows:

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 To directors and employees:

                                                                  Number of
         Expiration Date                 Vesting Terms             Shares
   --------------------------- --------------------------------   ---------
   25 years from date of grant Immediately                        2,096,587
   10 years from date of grant At different dates from December   1,568,501
                               1999 through November 2001
   10 years from date of grant Upon start of specific clinical       19,999
                               trial (a)
                                                                  ---------
                                                                  3,685,087
                                                                  =========

--------
(a) Subsequent to the balance sheet date, the vesting terms were amended so that the options vest on the effective date of the Company's initial public offering on NASDAQ.


   The Company applies APB Opinion No. 25 in accounting for its options granted to directors and employees. The Company has recorded $4,964,797 of compensation expense and $1,815,758 of compensation expense in regard to these options has been deferred. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                             Amounts
                                                                           Accumulated
                                       For the Year Ended December 31,      During the
                                      -----------------------------------  Development
                                        1997        1998         1999         Stage
                                      ---------  -----------  -----------  ------------
Net loss................  As reported $(881,718) $(2,539,415) $(9,002,762) $(12,423,895)
                                      =========  ===========  ===========  ============
                          Pro forma   $(881,718) $(2,539,415) $(9,048,812) $(12,469,945)
                                      =========  ===========  ===========  ============
Basic and diluted losses
 per common share.......  As reported $   (0.11) $     (0.31) $     (1.11) $      (1.53)
                                      =========  ===========  ===========  ============
                          Pro forma   $   (0.11) $     (0.31) $     (1.12) $      (1.54)
                                      =========  ===========  ===========  ============

   The value of these options has been estimated using the Black-Scholes model. The assumptions used in the calculation of the fair value were a weighted average expected life of each option of three years, an expected volatility rate of 70% and a risk-free interest rate of 5%.

 To consultants:

                                                                   Number of
         Expiration Date                 Vesting Terms              Shares
   --------------------------- --------------------------------    ---------
   25 years from date of grant Immediately                          116,945
   10 years from date of grant December 6, 1999 (already vested)    120,000
   10 years from date of grant Upon commencement of various         180,000
                               clinical trials
                                                                    -------
                                                                    416,945
                                                                    =======

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   During 1999, the Company recorded $461,177 in compensation expense and $313,122 of deferred compensation expense in regard to these options based on the fair value at the grant date as determined using the Black-Scholes model under the assumptions stated above. In accordance with EITF 96-18, these options are revalued at every reporting period over the vesting period in order to determine the actual amount of deferred compensation expense. At December 31, 1999, there were a total of 2,805,534 options exercisable and none of the options had been exercised as of the balance sheet date.

Additional Stock Options

   In February 2000, the board of directors granted 240,000 non-plan stock options to directors of the Company. These options have an exercise price of $0.33 per share, vest at varying dates in the year 2000 and expire ten years from the date of issuance. Additionally, on March 16, 2000, the board of directors granted 45,000 options to employees of the Company under the original stock option plan at an exercise price of $0.50 per share vesting at varying dates through the year 2003. From year-end through March 31, 2000, the Company recorded $67,500 of compensation expense in respect of these options.

Warrants

   In November 1999, the board of directors granted warrants to purchase 678,832 shares of common stock to investors and others (not directors or employees). The Company recorded $587,734 in compensation expense and $725,400 of compensation expense in regard to these warrants has been deferred.
The warrants are exercisable at $0.0067 per share with a fair value of $1.94, and have ten-year terms. There are 375,000 milestone-based warrants (vesting upon receipt of various FDA approvals) and at December 31, 1999, the remaining 303,832 were exercisable. No warrants had been exercised as of balance sheet date.

   In January 2000, the board of directors granted warrants to a related party to purchase 116,090 shares of common stock. The warrants have three-year terms, have an exercise price of $1.94 per share, and vested immediately upon grant. Compensation expense was recorded when the warrants were granted totaling $113,621.

Note 8--Taxes on Income:

   At December 31, 1999, for U.S. income tax purposes, the Company had approximately $292,000 of net operating loss carryforwards from November 1999 through December 31, 1999. Such net operating losses expire in 2019.

   Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance for deferred tax assets was $2,207,000 as of December 31, 1999.

   The Israeli subsidiary and Partec Ltd., the predecessor company, are subject to the Israeli Income Tax Law (Inflationary Adjustments), 1985. Under this law, operating results for tax purposes are measured in real terms, in accordance with the changes in the Israeli Consumer Price Index ("Israeli CPI"), and companies are entitled to deduct from their taxable income an "equity preservation deduction" (which partially compensates for the decrease in the value of stockholders' equity resulting from the annual rise in the Israeli
CPI).

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The taxes reported in the consolidated financial statements relate to Partec as well as to the subsidiary in Israel. Income tax expense attributable to income from continuing operations was $9,778, $30,447 and $9,970 for the years ended December 31, 1997, 1998, and 1999, respectively, and differed from amounts computed by applying the US federal income tax rate of 35% to pretax loss from continuing operations as a result of the following:

                                           For the Year Ended December 31,
                                          -----------------------------------
                                            1997        1998       1999 (1)
                                          ---------  -----------  -----------
Losses before taxes on income, as
 reported in the consolidated statements
 of operations........................... $(871,940) $(2,508,968) $(8,992,792)
                                          ---------  -----------  -----------
Computed "expected" tax benefit..........  (305,179)    (878,139)  (3,147,477)
Increase in income taxes resulting from:
  Change in the balance of the valuation
   allowance for deferred tax assets
   allocated to income tax expense (1)...   302,647      871,733    2,206,888
  Losses of Partec not entitling Keryx to
   deferred tax assets...................       --           --       976,070
  Permanent differences (mainly
   disallowed expenses)..................     1,473        1,049          --
  Difference in tax rate of foreign
   subsidiary income.....................    10,837       35,804      (25,511)
                                          ---------  -----------  -----------
                                          $   9,778  $    30,447  $     9,970
                                          =========  ===========  ===========

--------
(1) Deferred tax assets of Partec were lost upon acquisition of operations by Keryx (see Note 1).

   The significant components of deferred income tax expense (income) attributable to income from continuing operations are as follows:

                                            For the Year Ended December 31,
                                            ---------------------------------
                                              1997       1998        1999
                                            ---------  ---------  -----------
Deferred tax expense (income).............. $(302,647) $(871,733) $(2,206,888)
Increase in the valuation allowance for
 deferred tax assets.......................   302,647    871,733    2,206,888
                                            ---------  ---------  -----------
                                            $     --   $     --   $       --
                                            =========  =========  ===========


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999, are presented below.

                                                            December 31
                                                      ------------------------
                                                         1998        1999(1)
                                                      -----------  -----------
Deferred tax assets:
  Net operating loss................................. $ 1,072,570  $   102,090
  Timing differences in respect of vacation pay
   accruals and employee severance benefits..........      21,214          --
  Timing differences in respect of stock
   compensation......................................         --     2,104,798
  Timing differences in respect of research and
   development costs.................................      80,596          --
                                                      -----------  -----------
Total gross deferred assets..........................   1,174,380    2,206,888
Less valuation allowance.............................  (1,174,380)  (2,206,888)
                                                      -----------  -----------
Net deferred tax assets.............................. $       --   $       --
                                                      ===========  ===========

--------
(1) Deferred tax assets of Partec were lost upon acquisition of operations by Keryx (see Note 1).

                        KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Note 9--Earnings Per Share (EPS):

                                                    Weighted average number of
                                                   shares outstanding--basic and
                                                            diluted(1)
                                                   -----------------------------
                                                            December 31
                                                   -----------------------------
                                                    1997(2)   1998(2)    1999
                                                   --------- --------- ---------
Common stock...................................... 8,108,306 8,108,306 8,108,306

--------
  (1) Options and warrants have not been included as their inclusion is anti-dilutive and reflects a declared but unpaid stock dividend as described in Note 11.

  (2) Basic net loss per share has been computed using the number of shares issued by the Company immediately following the commencement of activities in November 1999 as if outstanding for the period of the predecessor company.

Note 10--Commitments and Contingencies:

Agreements

   The Company entered into a license agreement with Alfa Wassermann SpA which grants it the exclusive rights to KRX-101 for diabetic nephropathy, diabetic retinopathy and diabetic neuropathy in the United States, Canada, Japan, Australia, New Zealand, South Africa and Israel, and entitles Alfa Wassermann to ongoing royalties and fixed milestone payments. The license requires Alfa Wassermann to pay the Company a royalty to the extent that it or its sub-licensees receive revenues from products that incorporate information or know-how developed by it and commits Alfa Wassermann to participate in the costs of data or intellectual property developed by the Company that it decides to utilize. Unless terminated for reason of breach or other customary termination provisions, the license terminates upon the later of the expiration of all underlying patent rights or ten years from the first commercial sale of KRX-101 by the Company.

   The Company has undertaken to make milestone payments to its licensors, contingent upon attaining certain goals, of up to approximately $3.75 million. In certain cases, such payments will reduce any royalties to be paid on sales of related products. In the event that the milestones are not achieved, the Company remains obligated to pay one licensor $100,000 annually for two years, commencing in 1999, and $50,000 annually thereafter until the licenses expire. As of December 31, 1999, the Company has paid $200,000 in such milestone payments.

   Pursuant to a license with Children's Medical Center Corporation, referred to as CMCC, the Company has the exclusive right to commercialize the KinAce platform and practice the claims contained in four patent applications owned by them. Unless terminated for breach or other customary termination provisions, the license terminates upon the later of November 2014 or the expiration of the last patent covered by the license.

   The license obligates the Company to meet certain development and financing milestones. To date, the Company has met all of its milestones under this agreement. If the Company fails to meet any of the development milestones that remain to be fulfilled, the license could be terminated.


   Manufacturing Agreements. Opocrin S.p.A., a manufacturer of bulk biological products, has agreed to manufacture and supply the Company's raw requirements for sulodexide until 2009. The agreement with Opocrin may be terminated by the Company or them on 180 days' notice for any reason. Pharmaceutics International, Inc., a manufacturer of medicinal gelcaps, has agreed to produce the KRX-101 gelcaps necessary for the proposed clinical trial. Until the agreed-upon manufacturing is completed, this agreement may be terminated only by the Company.

                        KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Research and Development Agreements. The Company has entered into four research and development agreements for the advancement of five of its lead KinAce compounds. In general, these agreements provide that the researcher will conduct pre-clinical testing at its own expense for up to three to six months. Upon completion of the testing, the Company will give the for-profit researchers an exclusive two- to three-month right of first negotiation to license from the Company the compounds covered by the agreement for further development and commercialization.

   The Company has entered into sponsored research agreements for the development of specific products under which the Company is committed to finance up to $1.2 million of research costs through December 2001.

   Professor Shmuel Ben-Sasson directs the KinAce research program pursuant to a research agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, referred to as Yissum, and a consulting agreement with Professor Ben-Sasson. The consulting agreement obligates Professor Ben-Sasson to provide consulting services to the Company to develop the KinAce platform and may be terminated by the Company or him on 180 days' notice for any reason. The Company issued to Professor Ben-Sasson 402,768 shares of its common stock in connection with his consulting agreement. The research agreement obligates the Company to make quarterly payments to Yissum and expires in November 2001, although it may be extended by mutual agreement for additional periods of 180 days. It may terminate the research agreement and cease making payments to Yissum should Professor Ben-Sasson fail to meet any milestones contained in that agreement. In general, the milestones are project-specific and require Professor Ben-Sasson to meet enumerated product development timetables.

Leases

   The subsidiary leases its premises under an operating lease which expires in December 2000. Annual lease payments under the lease amount to $40,900.

   Additionally, the Company has signed (after December 31, 1999) a lease for new premises through April 2004 with an option for a four-year renewal and has informed its present lessor of its intention to vacate in June 2000. Future minimum annual lease payments under the new lease, assuming all options are exercised, are as follows:

       2000............................................................. $47,810
       2001.............................................................  63,750
       2002.............................................................  63,750
       2003.............................................................  63,750
       2004.............................................................  15,940

   The Company has bank guarantees of approximately $40,000 in connection with the new lease.

Note 11--Subsequent Events:

Initial Public Offering

   In May 2000, the Company's board of directors approved management's plans to file a registration statement with the Securities and Exchange Commission for its initial public offering in the US on the Nasdaq National Market and on the Alternative Investment Market of the London Stock Exchange. There is no assurance that the planned initial public offering will be completed.

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Stock Options

   In February 2000, the board of directors granted 240,000 non-plan stock options to directors of the Company. These options have an exercise price of $0.33 per share, vest at varying dates in the year 2000 and expire ten years from the date of issuance. Additionally, on March 16, 2000, the board of directors granted 45,000 options to employees of the Company under the original stock option plan at an exercise price of $0.50 per share vesting at varying dates through the year 2003. From year-end through March 31, 2000, the Company recorded $67,500 of compensation expense in respect of these options.

Authorized Capital

   In June 2000, the stockholders approved an increase in authorized capital stock by 20,000,000 to 40,000,000 shares of common stock, par value $0.001, which increase will take effect on the completion of an initial public offering.

Stock Dividend

   In June 2000, the board of directors declared a 3:2 common stock dividend to be effective in conjunction with the Company's initial public offering whereby the stockholders will receive one share of common stock for each two shares of common stock held at July 15, 2000. These financial statements have been prepared to retroactively reflect the stock dividend.

Stock Option Plan

   In June 2000, the Company adopted an additional stock option plan (the "new plan") pursuant to which the compensation committee of the Company's board of directors may grant stock options to directors, consultants and employees. The new plan authorizes option grants to purchase up to 4,455,000 shares of authorized but unissued common stock at a 1:1 ratio. As of June 2000, the compensation committee has issued incentive stock options to purchase 10,000 shares of common stock to employees and non-qualified options to purchase 84,500 shares of common stock to employees and consultants at an exercise price equal to the share price at the Company's initial public offering. 4,360,500 shares of common stock remain available for grant.

                         INDEX TO FINANCIAL STATEMENTS

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

             UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000

Condensed Consolidated Balance Sheets as of March 31, 2000, and
 December 31, 1999.....................................................  F-20
Condensed Consolidated Statements of Operations for the Three Months
 Ended March 31, 1999 and 2000.........................................  F-21
Condensed Consolidated Statements of Cash Flows for the Three Months
 Ended March 31, 1999 and 2000.........................................  F-22
Note to the Condensed Consolidated Financial Statements................  F-23

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                  AS OF MARCH 31, 2000, AND DECEMBER 31, 1999

                                                     December 31,   March 31,
                                                         1999         2000
                                                     ------------  -----------
                                                       (Audited)   (Unaudited)
Assets

Current assets:
  Cash and cash equivalents......................... $  4,126,735  $ 6,551,344
  Other receivables.................................       85,685      209,557
  Prepaid expenses..................................      166,137      112,324
                                                     ------------  -----------
    Current assets..................................    4,378,557    6,873,225

  Long-term investments in respect of
   fundings for severance benefits..................       64,047       84,629
  Fixed assets......................................      160,141      169,390
  Other assets......................................      345,471      479,613
                                                     ------------  -----------
    Total assets.................................... $  4,948,216    7,606,857
                                                     ============  ===========

Liabilities And Stockholders' Equity:

Current liabilities:
  Accounts payable and accrued liabilities.......... $    252,934  $   404,690
  Related party.....................................      141,483          --
                                                     ------------  -----------
    Total current liabilities.......................      394,417      404,690

Liability in respect of employee severance
 benefits...........................................      117,736      129,160
                                                     ------------  -----------
    Total liabilities...............................      512,153      533,850
                                                     ------------  -----------

Stockholders' equity:
  Series A convertible preferred stock, $0.001 par
   value each
   (liquidation preference--$100 per share plus all
   declared but
   unpaid dividends, 170,000 shares authorized,
   79,465 and 118,645 issued and fully paid at De-
   cember 31, 1999 and March 31, 2000, respective-
   ly)..............................................           79          118
  Common stock, $0.001 par value each (20,000,000
   shares authorized, 1,208,306 shares issued and
   fully paid)......................................        1,208        1,208
  Additional paid-in capital........................   19,712,951   24,903,991
  Unearned compensation.............................   (2,854,280)  (3,569,447)
  Accumulated deficit...............................  (12,423,895) (14,262,863)
                                                     ------------  -----------
    Total stockholders' equity......................    4,436,063    7,073,007
                                                     ------------  -----------
    Total liabilities and stockholders' equity...... $  4,948,216  $ 7,606,857
                                                     ============  ===========

    The accompanying note is an integral part of the condensed consolidated financial statements.

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000

                                                                     Amounts
                                        Three Months Ended March   Accumulated
                                                  31,               During the
                                        -------------------------  Development
                                           1999          2000         Stage
                                        -----------  ------------  ------------
                                              (Unaudited)          (Unaudited)
Management fees from related company..  $       --   $        --   $    299,997
                                        -----------  ------------  ------------
Expenses:
  Research and development expenses
   (including stock compensation ex-
   pense of $0 and $534,046 in 1999
   and 2000, respectively)............  $   414,421  $  1,252,964  $ 10,151,613
  General and administrative expenses
   (including stock compensation ex-
   pense of $0 and $181,121 in 1999
   and 2000, respectively)............      263,305       613,555     3,962,893
                                        -----------  ------------  ------------
    Total operating expenses..........      677,726     1,866,519    14,114,506
                                        -----------  ------------  ------------
Operating loss........................     (677,726)   (1,866,519)  (13,814,509)

Financing income/(expenses)...........       (9,599)       54,672      (371,038)
                                        -----------  ------------  ------------
Net loss before taxes on income.......     (687,325)   (1,811,847)  (14,185,547)

Taxes on income.......................          --         27,121        77,316
                                        -----------  ------------  ------------
Net loss for period...................     (687,325)   (1,838,968)  (14,262,863)
Net loss at beginning of period.......   (3,421,133)  (12,423,895)          --
                                        -----------  ------------  ------------
Net loss at end of period.............  $(4,108,458) $(14,262,863) $(14,262,863)
                                        ===========  ============  ============

Basic and diluted net loss per common
 share................................  $     (0.08) $      (0.23) $      (1.76)
Weighted average shares used in
 computing basic and diluted net loss
 per common share.....................    8,108,306     8,108,306     8,108,306

Pro forma net loss per common share...  $     (0.05) $      (0.13) $      (1.00)
Weighted average shares used in
 computing pro forma net loss per
 common share.........................   14,223,268    14,223,268    14,223,268



    The accompanying note is an integral part of the condensed consolidated financial statements.

                        KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000

                                                                     Amounts
                                                                   Accumulated
                                            Three Months Ended      During the
                                                 March 31,         Development
                                           ----------------------     Stage
                                             1999        2000
                                           ---------  -----------  ------------
                                                (Unaudited)        (Unaudited)
Cash flows from operating activities:
  Net loss...............................  $(687,325) $(1,838,968) $(14,262,863)
  Adjustments to reconcile cash flows
   from operating activities:
    Revenues and expenses not involving
     cash flows:
      Employee stock compensation
       expense...........................        --       381,056     5,345,853
      Consultants' stock compensation
       expense...........................        --       334,111     1,383,022
      Interest on convertible notes......        --           --        252,966
      Provision for employee severance
       benefits..........................      4,691       11,424       151,160
      Depreciation.......................     10,395        7,309        83,477
    Changes in assets and liabilities:
      Increase in other receivables......    (24,823)    (128,080)     (187,411)
      Decrease in prepaid expenses.......      2,103       53,813      (134,200)
      Decrease in related party..........        --      (141,483)          --
      Increase (decrease) in accounts
       payable and
       accrued liabilities...............   (149,608)     141,892       383,918
                                           ---------  -----------  ------------
        Net cash used for operating
         activities......................   (844,567)  (1,178,926)   (6,984,078)
                                           ---------  -----------  ------------
Cash flows from investing activities:
  Investment in fixed assets, net........     (7,350)     (16,558)     (252,127)
  Investment in other assets.............        --      (134,142)     (480,582)
  Fundings in respect of employee
   severance benefits....................        --       (11,945)      (97,992)
                                           ---------  -----------  ------------
        Net cash used for investing
         activities......................     (7,350)    (162,645)     (830,701)
                                           ---------  -----------  ------------
Cash flows from financing activities:
  Receipt of short-term loans............        --           --        500,000
  Receipt of long-term loans.............    999,863          --      3,250,902
  Issuance of convertible notes, net.....        --           --      2,150,000
  Issuance of shares, net and contributed
   capital...............................        --     3,760,745     8,453,078
                                           ---------  -----------  ------------
        Net cash provided by financing
         activities......................    999,863    3,760,745    14,353,980
                                           ---------  -----------  ------------
Effect of exchange rate on cash..........      6,005        5,435        12,143
                                           ---------  -----------  ------------
Net increase in cash and cash
 equivalents.............................    153,951    2,424,609     6,551,344
Cash and cash equivalents at beginning of
 period..................................    127,872    4,126,735           --
                                           ---------  -----------  ------------
Cash and cash equivalents at end of
 period..................................  $ 281,823  $ 6,551,344  $  6,551,344
                                           =========  ===========  ============
Non-cash transactions
  Conversion of short-term loans into
   contributed capital                     $     --   $       --   $    500,000
  Conversion of long-term loans into
   contributed capital...................        --           --      2,680,541
  Conversion of long-term loans into
   convertible notes of Partec...........        --           --        570,361
  Conversion of convertible notes of
   Partec and accrued interest into stock
   in Keryx..............................        --           --      2,973,376
  Declaration of stock dividend..........        --           --            402
Supplemental disclosures of cash flow
 information:
  Cash paid during the period for
   interest..............................  $     433  $       100  $    134,155
  Cash paid during the period for income
   taxes.................................        --           --            --

   The accompanying note is an integral part of the condensed consolidated financial statements.

                         KERYX BIOPHARMACEUTICALS, INC.
                          (DEVELOPMENT STAGE COMPANY)

            NOTE TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1--General:

   The Company, in its opinion, has included all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. The interim financial information is not necessarily indicative of the results that will occur for the full year. The financial statements and notes thereto should be read in conjunction with the financial statements and notes for the year ended December 31, 1999.

   The accompanying consolidated financial statements for the period ended March 31, 2000, have been prepared in order to present the financial position, results of operations and cash flows relating to the Company's activities for all periods covered by the statements. Until November 1999, most of the Company's activities were carried out by Partec Limited, an Israeli corporation, and its subsidiaries (hereinafter collectively referred to as "Partec"). The subsidiaries of Partec during the period prior to November 1999 were SignalSite Inc. (85% owned) and its wholly owned subsidiary, SignalSite Israel Ltd., and Vectagen Inc. (87.25% owned) and its wholly owned subsidiary, Vectagen Israel Ltd. In November 1999, the Company and its subsidiary acquired substantially all of the assets and liabilities of Partec and, as of that date, the activities formerly carried out by Partec are now performed by the Company and its subsidiary. Consequently, these financial statements include the activities performed in previous periods by Partec by aggregating the relevant historical financial information with the financial statements of the Company as if they had formed a discrete operation under common management for the entire development stage. This has been effected by means of an "as if" pooling and Partec is being presented as a predecessor company.

Note 2--Unaudited Pro Forma Net Loss Per Share:

   The Company's board of directors approved plans for an initial public offering as described in Note 3 below. If the initial public offering is consummated, as presently anticipated, all shares of Series A convertible preferred stock will automatically convert into shares of common stock at a 51.54:1 ratio. The common stock equivalent of the preferred stock is 6,114,962. The unaudited pro forma net loss per share included in these financial statements reflects the conversion of the preferred stock as though it occurred at January 1, 1999.

Note 3--Stockholders' Equity:

   1. In January 2000, 39,180 shares of Series A convertible preferred stock were issued as part of the continuation of the private placement commenced in 1999 in consideration for $3.9 million.

   2. In June 2000, the stockholders approved an increase in authorized capital stock by 20,000,000 to 40,000,000 of common stock, par value $0.001, which increase will take effect on the completion of an initial public offering. The authorized share capital of the Company was increased by 20,000,000 shares of common stock, $0.001 par value.

   3. In March 2000, the board of directors amended the vesting terms of 19,999 options granted in November 1999 as part of the Company's stock option plan. These options vest on the effective date of the Company's initial public offering on Nasdaq instead of upon start of a specific clinical trial. There is no difference in the fair value used to calculate the compensation involved as the expected life of the options used in the Black-Scholes model for option pricing is the same as the estimated period for reaching the milestone under the previous terms.

Note 4--Subsequent Events:

Initial Public Offering

   In May 2000, the Company's board of directors approved management's plans to file a registration statement with the Securities and Exchange Commission for its initial public offering in the US on the Nasdaq National Market and on the Alternative Investment Market of the London Stock Exchange. There is no assurance that the planned initial public offering will be completed.

Stock Dividend

   In June 2000, the board of directors declared a 3:2 common stock dividend to be effective in conjunction with the Company's initial public offering, whereby the stockholders will receive one share of common stock for each two shares of common stock held at July 15, 2000. These financial statements have been prepared to retroactively reflect the stock dividend.

Stock Options

   In June 2000, the Company adopted a stock option plan (the "new plan") pursuant to which the compensation committee of the Company's board of directors may grant stock options to directors, consultants, and employees. The new plan authorizes option grants to purchase up to 4,455,000 shares of authorized but unissued common stock at a 1:1 ratio. As of June 2000, the compensation committee has issued incentive stock options to purchase 10,000 shares of common stock to employees and non-qualified options to purchase 84,500 shares of common stock to employees and consultants at an exercise price equal to the share price of the Company's initial public offering. 4,360,500 shares of common stock remain available for grant.

                     APPENDIX: INDEPENDENT EXPERT'S REPORT



   Our initial public offering is a global offering. In accordance with UK best practice, we have retained an independent expert in the field of life sciences to prepare a report which discusses our technology, drug candidates and development strategy. This report appears as an appendix to this prospectus. An updated copy of this report will be delivered to us and the underwriters subsequent to the date of this preliminary prospectus.

24 July 2000

The Directors
Keryx Biopharmaceuticals Inc
Kiryat Mada 5
Har Hotzvim
Jerusalem
Israel 91326                                 [LETTERHEAD OF PA CONSULTING GROUP]

Roth Capital Partners, Inc
24 Corporate Plaza
Newport Beach
California 92660
USA

The Directors
WestLB Panmure Limited
35 New Broad Street
London EC2M 1SQ
UK

Dear Sirs

   PA Strategy Partners Ltd ("PA") is a wholly-owned subsidiary of PA Consulting Group (of which PA Holdings Ltd is the parent company), a leading international business and technology consultancy head-quartered in the UK and operating in Europe, North America, Scandinavia and Asia Pacific. PA has conducted many reviews of pharmaceutical, medical device and related companies which have involved assessing technology and advising companies on research and development matters. PA has prepared Experts' Reports in connection with the public offerings of Cantab Pharmaceuticals plc, Chiroscience Group plc, Shire Pharmaceuticals Group plc, Phytopharm plc, Biocompatibles International plc, Xenova Group plc, Powderject Pharmaceuticals plc, Gyrus Group plc, NMT Group plc and Maelor plc. PA Consulting Group employs specialists with knowledge of science, technology, product development, markets and business issues in these industries.

   PA has been retained by Keryx Biopharmaceuticals, Inc. ("Keryx" or the "Company"), Roth Capital Partners, Inc., and WestLB Panmure Limited to review certain aspects of the Company, specifically:

  1. To provide commentary upon, and assessment of, the general validity of Keryx's development strategy

  2. To provide commentary upon, and assessment of, the KinAce(TM) technology platform

  3. To provide commentary upon the achievability of Keryx's research and development programmes. Programmes included in the review are:

    KRX-101: licensed from Alfa Wassermann and in clinical development for diabetic nephropathy;
    KRX-123: an application for clinical trials is in preparation for the indication of hormone refractory prostatic cancer;

    KRX-131: the subject of research and development collaboration and is indicated in hair loss as a result of chemotherapy;
    KRX-168: for post-surgical adhesions and implants;
    KRX-167: in early research and development under an agreement with Osteotech for orthopaedic applications;
    KRX-211: under investigation by NIH as a treatment for septic shock; KRX-291: a product for sunless tanning under a research and development agreement; and
    KRX-613: a candidate therapy for diabetes mellitus.

  4. For each of these research and development programmes to comment upon:

    (a) the project merits;

    (b) specific risk factors in successful project completion;

    (c) the commercial potential of the project; and

    (d) the project's development plans, including the appropriateness of said plans.

   In preparing this report, PA has conducted interviews with key Keryx staff, officers and associates, made an extensive review of documentation prepared by Keryx and assessed its activities by reference to our internal knowledge base. This has been supplemented by PA's independent review.

   This report has been prepared with due diligence based upon information provided to PA by Keryx at the time of preparation. PA has no reason to doubt the veracity of such information but PA has only verified it to the extent indicated above. Changes in circumstances may render such information invalid at any time hereafter.

1. BACKGROUND TO KERYX

   Keryx Biopharmaceuticals, Inc. is a company involved in the discovery, development and licensing of novel drugs identified through the application of a proprietary approach to drug discovery.

   To date, the Company has also acquired the license to one drug, KRX-101, which is already marketed by the licensor in Europe for vascular indications and which Keryx is developing for use in a new indication, diabetic nephropathy. The remainder of its current portfolio has been developed through the exploitation of bioinformatics and rational drug design, a process Keryx has described as its KinAce(TM) technology.

   Keryx seeks to exploit these discoveries by forming strategic collaborations with established pharmaceutical companies, although in specific cases the Company may choose to carry out the development itself. This is a strategy followed by many emerging biotechnology companies, which has the merit of seeking to share both the risk and the reward of the development of its discoveries.

   Keryx does not have, nor does it intend to establish, the extensive facilities of an established pharmaceutical company, rather it will avail itself to the broad range of contract research, development, manufacturing and marketing capabilities of third parties. PA agrees with this strategy in that it reduces the fixed investment in infrastructure and maintains maximum financial flexibility.

2. PLATFORM TECHNOLOGY KinAce(TM)

   Protein kinases are a class of enzymes which act to phosphorylate specific amino acid residues. Amino acids are the building blocks and key components of proteins and therefore play a key role in intracellular processes.

   Protein kinases are important agents in the mediation of signal transduction (the complex cascade of molecular events that transduces a signal or stimulus) in multicellular organisms. Protein kinases may be present as membrane receptors or located inside the cell and act in biochemically important roles such as signal transduction to the cell nucleus. During signal transduction, protein kinases regulate intracellular events in response to external stimuli.

   Agents which can modulate (increase or decrease) the activity of protein kinases have the potential to induce a broad range of effects on a large number of cellular biochemical mechanisms, for example cell hormone secretion, cell growth and inflammation. In addition, there are disease states which involve the up-regulation and down-regulation of the kinases themselves.

   Protein kinase activity is based around the addition of phosphoryl groups which serves to modulate the activity of the target protein. In addition to this enzyme activity, kinases have a specific binding region which is used to recognise and bind the protein substrate.

   On the basis of their amino acid sequences and enzymatic activity, kinases are classed in families. A large number of kinases have been identified and sequenced.

   Whilst research into kinase modulation has been carried out for many years by a number of research groups, the focus of their investigation has been the site of enzymatic phosphorylation. It has become evident that binding in other regions on the kinase protein influences the enzymatic activity at this site. The modulation of these additional regions appears to have an effect on kinase activity.

   Keryx's therapeutic approach is to construct short amino acid sequences of between 5 and 12 residues (i.e., a peptide) to modulate the kinase activity by serving as a decoy to those accessory regions. These regions are structurally discrete from the phosphorlyation site but are functionally linked. Through the use of a proprietary algorithm which analyses the kinase amino acid sequences, Keryx believes that the correct site for binding can be identified and the appropriate modulating peptide synthesised.

   Through this approach, Keryx may be in a position to enhance or inhibit biochemical pathways of choice through kinase sequence analysis and peptide synthesis.

2.1 Merits of KinAce(TM)

   The rational design and development of drugs targeting components of signal transduction pathways is a relatively new development. Many signal transduction pathways, their components, and effector molecules implicated in cancer patheogenesis were not even elucidated until 1990. However, in the past ten years, there have been significant advances in identifying, sequencing and cloning proteins characterising signal transduction pathways and the associated proteins.

   Keryx's identification of regions of the kinase, which can modulate the activity of the enzyme, together with the recognition of a number of conserved amino acids in these regions, means that a relatively small number of molecules need to be screened for activity. Furthermore, while the majority of kinase modulators in development by other companies are inhibitors of the enzyme, Keryx's ability to activate the enzyme of choice provides a broader range of therapeutic approaches than its competitors.

   PA believes that the KinAce(TM) approach to drug discovery is potentially an immensely powerful tool. The approach bridges the information gap between the output of bioinfomatics and the development of drugs. Keryx does not need to conduct its own basic research into the biochemistry of a disease state, relying instead on publically available information, and to date the approach has proven prolific in so far as candidate identification is concerned.

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   Conceptually the KinAce(TM) approach may be applied to the modulation of other functional protein families. PA notes that it is possible that Keryx has serendipitously selected a protein family (kinases) in which modulation by small peptides is possible and that this may not be the case in any other family. However, kinases have been implicated in a great many diseases including many cancers and immunological diseases, as well as in inflammatory conditions and in pain. Thus, even if Keryx's approach to drug discovery is limited to kinase modulation, PA believes that there are significant opportunities for the Company.

2.2 Risks Associated with KinAce(TM)

   PA believes that, although many companies have explored approaches to the modulation of kinases as a therapeutic approach, only one product based on this pharmacology has yet reached the market. This is a protein kinase inhibitor launched in Japan only for use as a therapy in haemorrhagic stroke. The risks detailed below may appear extensive but merely reflect the relatively new area of kinase modulation.

   There is a number of risks associated with the development of peptides identified through Keryx's approach. Due to the early nature of Keryx's pipeline, many of these risks will apply to each compound and each will need to be addressed on a case-by-case basis. However, in PA's opinion these are no different to the risks facing any company developing pharmaceuticals. What does differ in the case of Keryx is the technical solution that Keryx or its partners may need to develop. This solution may differ from those required in more traditional pharmaceutical companies. The specific risks are:

Therapeutic targets

   Keryx is targeting diseases with high unmet medical needs and for some indications, no cure or treatment. These diseases are complex and our current understanding is still evolving. Future research may validate the current kinase targets as the optimal method of treating a disease or may show the current targets will not produce the desired clinical effect. This is a risk inherent in all biotechnology research.

Lack of specificity of the peptide

   Peptides of such a short chain length may not be specific to the proposed region of the kinase and may activate/deactivate several kinase molecules. This could manifest itself as toxicity or as adverse events in clinical development. PA believes, however, that the evidence to date supports Keryx's hypothesis that its current candidates are specific to the kinase of interest.

Up-regulation

   Many biochemical systems, when inhibited, respond by up-regulation or by utilising alternative biochemical pathways to achieve the end effect. It is possible that inhibition of a specific kinase may result in increased cellular production of the kinase to compensate. This would result in a loss of efficacy with increasing treatment time. To date, no chronic studies have been conducted by Keryx with any of their candidates to investigate this aspect.

Drug delivery

   All of the products of Keryx's approach to drug discovery are peptides (small proteins). Oral delivery of peptides is technically complex: the gastrointestinal tract contains enzymes which digest protein. Furthermore, there are circulating peptidases in the blood which similarly digest peptides. Thus, delivery by any route other than intravenous injection may be a technical challenge.

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   To date, Keryx has not addressed formulation issues. However, given the early stage of development of its candidates, this is not unsurprising. PA believes that there is a number of formulation technologies available, which may be appropriate to Keryx's products and that can be accessed at the appropriate time by the Company.

Multiple pathways

   PA accepts that Keryx has developed the technology and understanding to modulate specific kinases, and that the kinases and their activity are moderately well known. However, it is possible that in any specific indication there are multiple pathways, which result in the disease state. Therefore, the inhibition of a kinase-mediated pathway may result in a second pathway to the disease assuming greater importance.

Targeting of therapeutic action

   The kinase targeted for modulation in the disease state may have a normal and needed function in other areas of the body. Therefore, Keryx may need to develop delivery technology or technologies that deliver active peptide only to diseased regions of the body.

3.  DEVELOPMENT PIPELINE

   None of the Company's development candidates have entered clinical trials. In each programme, the Company has generally only identified key clinical development milestones in cases where a collaborator has been secured. This is a pragmatic approach, which ensures that the timelines are prepared with input from established pharmaceutical companies and as such (subject to appropriate allocation of resources) are likely to be achievable.

3.1 KRX-101: Diabetic Nephropathy

   KRX-101 (Sulodexide) is a hypolipaemic agent, developed by Alfa Wassermann and licensed to Keryx for development as a treatment for diabetic nephropathy. It is a glycosaminoglycan polysulfate, which has antiarteriosclerotic activity mediated by release of lipoprotein lipase.

   Diabetic nephropathy is one of the most common complications of diabetes. It generally results in a chronic and progressive degradation of kidney function, to the point where the patient must undergo regular dialysis or obtain a kidney transplant to survive. About 40% of people with IDDM (Insulin Dependent Diabetes Mellitus, or Type I diabetes) will eventually develop diabetic nephropathy. At least 20% of people with NIDDM (Non Insulin Dependent Diabetes Mellitus, or Type II diabetes) will develop diabetic nephropathy but the time course of development of the disorder is variable.

   The mechanism that causes diabetic nephropathy is unknown. The disease is characterised by proteinuria and the key measure of protein in urine is the assay of albumin. When the kidneys are normal, albumin is not measurable in the urine.

   The disorder is progressive. The risk of disease progression is related to the control of the blood-glucose levels. The goals of treatment are to slow the progression of kidney damage and control related complications. Diabetic nephropathy is believed to be responsible for at least 25% of all renal dialysis patients, resulting in increased morbidity, mortality and economic cost. Diabetes is the fourth leading cause of death in the USA.

3.1.1 Project Merits

   There are no current FDA approved therapies to prevent or reduce the onset of Type II diabetic nephropathy. The current standard of care involves the administration of angiotensin converting

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

enzyme (ACE) inhibitors such as captopril, to patients with chronic nephropathy as a result of diabetes. However, ACE is not as effective in nephropathy of Type II diabetes.

   KRX-101 has been in clinical use in Europe since the mid-1980s for other indications, and there is, therefore, significant experience of drug use in patients. Alfa Wassermann has conducted a clinical trial in Europe for diabetic nephropathy in over 200 patients and has demonstrated a dose-related reduction in albumin excretion in the urine (albuminuria), with no adverse events reported. Albuminuria has been identified as a cause of progressive loss of kidney function.

   The effectiveness of sulodexide has been shown by a significant decrease in albuminuria in microalbuminuric and macroalbuminuric diabetic patients treated with the drug. PA believes that experimental data on the effects of sulodoxide, collected over the last seven years, indicate strongly that it may be an effective therapeutic used for the treatment of diabetic nephropathy. However, PA notes that additional studies may have to demonstrate improvements not only in albuminuria, but also in additional clinical endpoints, for example, renal function and morphologic abnormalities.

   PA recognises that oral administration of KRX-101 compared to related compounds (such as heparin) may make it more attractive to physicians and patients alike.

3.1.2 Project Risks

   Whilst albuminuria has been implicated in progressive kidney disease, there is a range of opinion as to the true cause of diabetic nephropathy. For example, one school of thought believes that glycated albumin is involved in kidney pathogenesis and that early inhibition of glycosylation may be an approach to prevention.

   PA understands that the mechanism of kidney pathogenesis in diabetic nephropathy is poorly understood and agrees with Keryx that reduction in albuminuria, whilst not necessarily preventing disease progression, may improve prognosis in this patient group. There is a risk, however, that this measure of kidney disease may not be acceptable to regulatory authorities as a demonstration of efficacy. Should this be the case, the timescale and cost of the clinical development programme may be significantly increased.

   Numerous studies have examined the effects of treatment on progression of renal disease in diabetic nephropathy. Few of them, however, offer more than a suggestion regarding the value of a given therapy, because methodological issues such as small sample size, short duration of follow-up, poor patient compliance, inappropriate endpoint or lack of a proper control group hinder their interpretation.

3.1.3 Commercial Potential

   In 1995, over 118 million people world-wide were suffering from some form of diabetes, and this is forecast to grow to over 220 million by the year 2010. Many cases of diabetes remain undiagnosed.

   Keryx is seeking approval for therapy in Type II diabetes. PA estimates that there are approximately 11 million such patients in the US, and a further 3 million in the Far East, the territories for which Keryx has a license. Of these patients, approximately 20% will develop nephropathy in their lifetime.

   The major areas of research addressing treatment are focused on two therapeutic and pharmacological approaches: antihypertensives (ACE inhibitors, angiotensin antagonists) and glycosylation antagonists (ARI's, AGE inhibitors).

   Although AGE inhibitors have been associated with undesirable side effects, the second- generation AGE inhibitors are expected to have much improved efficacy and side-effect profiles. Since this class of agent addresses the underlying cause of diabetic complications they have the

                                      A-6
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potential to become a mainstay in the treatment and prevention of diabetic nephropathy. However, PA notes that the second-generation AGE inhibitors are unlikely to reach market before 2004.

   Diabetic nephropathy represents a significant unmet medical need. Despite new technologies in development there are still no products available that address the fundamental disease state.

3.1.4 Development Plans

   Keryx has recently filed an IND (Investigational New Drug application) with the FDA. Should KRX-101 prove effective in reducing albuminuria significantly, or another endpoint agreed with the regulators, PA supports the Company's contention that it may receive fast-track approval from the FDA.

3.2 KRX-123: Hormone Refractory Prostatic Cancer

   PA estimates that there are approximately 1.2 million prostatic cancer patients in the USA, Europe and Japan, with over 175,000 new cases diagnosed each year in the USA alone. Prostate cancer is the second leading cause of death in American men.

   Radical prostatectomy and radiation therapy are treatments of choice for cancers that have not spread beyond the prostate gland itself. For patients whose cancers have spread beyond the prostate at the time of diagnosis, or whose local cancers have recurred after initial treatment, hormone therapy is the most common treatment. Hormone therapy does not cure the cancer, but it slows the spread of the cancer by lowering the levels of male hormones (or androgens).

   Prostate cancers that do not respond to hormone therapy are described as hormone-refractory or androgen-independent. Chemotherapy is a therapeutic option for such patients. Like hormone therapy, chemotherapy is not expected to cure the cancer, but it may be used to slow tumour growth and reduce pain. Some of the chemotherapy drugs used in treating prostate cancer that has returned, continued to grow or spread after treatment with hormonal therapy include doxorubicin (Adriamycin), estramustine, etoposide, mitoxantrone, vinblastine, carboplatin and paclitaxel. PA notes that all of the current pharmaceutical treatments for prostate cancer cause side effects.

3.2.1 Project Merits

   KRX-123 is being developed to modulate Src kinase activity. Since Src kinase activity has been reported to play an important role in the proliferation and oncongenicity of several human cancers including human prostate carcinoma, PA considers that Keryx's approach may have merit. However, PA notes that the mechanism by which Src kinases contribute to oncogenesis remains to be fully elucidated.

   Keryx has carried out laboratory studies using xenografts of human hormone refractory prostatic tumours in a model that PA believes is generally accepted as an appropriate method for screening candidate molecules. In these tests, the tumours in treated animals diminished, or totally disappeared. This, PA believes, supports Keryx's decision to progress KRX-123 to clinical trial. Moreover, Keryx has generated data, which demonstrates improved survival in laboratory animals with xenographs.

3.2.2 Project Risks

   Given the early stage of development of KRX-123, PA has identified no project specific technology risks that are not described in Section 2.2-Risks Associated with KinAce(TM).

   Competition for patients in cancer trials is intense, with a significant number of companies and products seeking limited numbers of patients. PA believes that compelling evidence of efficacy is one method of attracting clinicians to trials. Furthermore, a development partner with an established franchise in the cancer area may further assist in recruiting investigators to development programmes.

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3.2.3 Commercial Potential

   PA estimates that the world market for prostatic cancer treatments is approximately US$1.8 billion and is expected to rise to US$3 billion by 2006. There is a significant number of products in clinical development for hormone refractory prostatic cancer, adopting a variety of therapeutic approaches.

3.2.4 Development Plans

   Keryx is currently preparing an application for the Israeli Ministry of Health to conduct Phase I/II clinical trials. Additionally, the Company is seeking to file an IND for submission to the FDA by the end 2000. The Company believes that on the basis of trials planned to begin in Israel by the end of this year, it may have sufficient data to enable supply on a named patient-basis in Europe which will have the effect of reducing time to market. There is also the possibility of imminent legislation that may give Keryx-123 Orphan Drug status in Europe. In PA's opinion this may be possible but is predicated on the Company demonstrating compelling results from a small group of patients. Israel has a Memorandum of Understanding with the FDA which ensures that clinical trials conducted in that country are acceptable to the Agency.

3.3 KRX-131: Hairloss as a Result of Chemotherapy

   Anagen effluvium is the sudden hair loss from exposure to chemicals or radiation, such as certain types of chemotherapy or radiation treatment. Not all chemotherapy drugs cause hair loss but the effect of those that do range from a thinning of hair to complete loss. This is often the most distressing side effect of cancer treatments. Hair loss occurs because chemotherapy treatments attack rapidly dividing cells and the cells responsible for hair growth are some of the fastest growing cells in the body. Hair loss normally occurs one to three weeks after exposure to the toxic chemicals or radiation. This is a temporary condition and hair growth will begin after treatment is stopped.

3.3.1 Project Merits

   KRX-131 is being developed to modulate activity of transforming the growth factor-beta (TGF-^) receptor kinase. Since TGF-^ levels have been linked to hair growth, PA believes that Keryx's selected receptor kinase may have promise as a therapeutic target.

   Hair loss from chemotherapy is often the most devastating side effect of cancer treatment. Although hard to quantify, retaining hair may lead to an improvement in the quality of life during a difficult time in a patient's treatment. Clinical opinion on the need for a treatment for chemically induced hair loss is divided. It has been argued that any compound that improves the quality of life has merit and will gain quick market acceptance. It has also been argued that hair loss is only a temporary side effect of chemotherapy. PA believes that an improvement in the quality of life may drive a market demand if this product is effective.

   Currently there are no approved therapies to treat the loss of hair from chemotherapy. PA has identified a limited number of competing developments.

3.3.2 Project Risks

   Given the early stage of development of KRX-131, PA has identified no project specific technology risks that are not described in Section 2.2-Risks Associated with KinAce(TM).

3.3.3 Commercial Potential

   Keryx estimates that 30% of the 1.2 million cancer sufferers in the United States received chemotherapy in 1999 with a similar number in the rest of the world. Of these patients Keryx believes that 80% will suffer from hair loss. At this time, PA has not been able to confirm these estimates.

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3.3.4 Development Plans

   Keryx has recently signed a research and development agreement for the testing of KRX-131. Following an evaluation of these results, Keryx will decide to either license this compound or complete internal development.

3.4 KRX-168: Anti-fibrotic for Post-Surgical Adhesions and Implants

   Post-operative adhesions involve the formation of connections between two traumatised mesothelial cell surfaces, or of one surface and the omentum. These connections are usually made of fibrin. The adhesions arise as a result of localised trauma which may be due to direct wounding of tissue arising during surgery itself or even from handling of tissues or organs by the surgical staff involved. Additionally, PA believes that there may be an emerging market in implant-related fibrosis.

   To date, most clinical research on post-operative adhesions has focused on abdominal surgery. Adhesions occur more frequently with abdominal surgery, especially gastrointestinal, rectal and gynaecological procedures, because the peritoneum is extremely delicate and sensitive to trauma.

3.4.1 Project Merits

   Transforming Growth Factor-^ (TGF-^ ) is a member of a common family of cytokines that bind to and stimulate serine/threonine kinase receptors. TGF-^ stimulates collagen and fibronectin synthesis by fibroblasts and may play a role in the formation of adhesions. PA, therefore, considers that this represents an appropriate target in this indication.

   Substantial costs to healthcare services arise from post-operative adhesions. PA believes that there is a significant unmet medical need in managing post-operative adhesions, both for prophylactic treatment to prevent de novo adhesion formation and in treating reformed adhesions.

   PA notes that there is only a limited number of products available to reduce the incidence of post-operative adhesions. All these products appear to have limitations. Absorbable adhesion barriers may well reduce adhesions, but as films they are surgically difficult to apply and require an intuitive decision by the surgeon as to the likely location of the adhesion site.

   PA believes that to date approved products for managing post-operative adhesions have all used physical barrier technology. Consequently, there may be significant market opportunity for efficacious selective pharmaceuticals that target the biochemical pathways leading to adhesion formation, either to replace or to augment existing barrier methods.

   Additionally, PA believes that there are currently no products approved for the use of reducing fibrosis associated with surgical implants. This application may represent a significant unmet medical need and a commercially attractive market.

3.4.2 Project Risks

   PA is aware of at least four companies that are looking to establish broad anti-adhesion product portfolios. Three of these have already launched products. Accordingly, Keryx may encounter barriers to market penetration arising from late entry. Conversely, Keryx may find that this market situation increases the potential for favourable out-licensing of KRX-168.

   Given the early stage of development of KRX-168, PA has identified no project specific technology risks that are not described in Section 2.2-Risks Associated with KinAce(TM).

3.4.3 Commercial Potential

   PA believes that there is a substantial market for efficacious anti-adhesion products. For example, PA estimates that there are over 3 million abdominal and gynaecological surgeries performed annually in the USA, representing a market in excess of US$100 million, that may form the initial target market for KRX-
168. With expanding indications and increased acceptance, PA estimates this market may grow to in excess of US$400 million by 2005.

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3.4.4 Development Plans

   There are currently no clinical development plans for this candidate. In line with its current strategy, the Company may develop this candidate under a joint research and development programme with the eventual collaborator on this project. Keryx will continue its internal in vivo development studies and evaluate its options within the next 6 months.

3.5 KRX-167: Bone Growth Compound for Orthopaedic Applications

   In 1965, Marshall Urist discovered extracts with the ability to induce bone growth. Although Urist was unable to isolate substance responsible for bone morphogenesis, he did give it the name bone morphogenic proteins (BMP). It is now known that BMPs are members of a supergene family of regulatory proteins and binds serine/threonine kinase receptors. To date, more than 40 BMPs have been identified.

3.5.1 Project Merits

   Bone formation involves the migration of undifferentiated mesenchymal cells, differentiation into cartilage, and subsequent bone replacement by osteoblasts and osteocytes. Studies have shown that BMP-4, when applied to cultured limb bud mesoderm, stimulated cartilage formation, as measured by incorporation of radioactive sulfate into sulfated proteoglycans. In mouse models, BMP-4 appears for a specific period of 12 to 72 hours after a fracture has occurred. PA agrees with the rational of researching a BMP-4 kinase stimulant. There is a substantial amount of literature supporting BMP-4's role in regulating and differentiating bone growth.

   Bone fractures are a major source of costs to the healthcare community. According to a recent study conducted by the National Osteoporosis Foundation, the total economic cost of bone fractures caused by osteoporosis in the United States was an estimated $13 billion. These cost calculations were based solely on hip fractures and therefore under-represent the true cost of osteoporosis bone fractures.

3.5.2 Project Risks

   Given the early stage of development of KRX-167, PA has identified no project specific technology risks that are not described in Section 2.2--Risks Associated with KinAce(TM).

   Products under development for the treatment of bone repair and fractures include other bone stimulating substances such as other BMPs and human osteogenic proteins linked to a bioresorbable barrier for non-union bone fractures. These compounds induce the formation of cartilage and regenerates new bone. Synthetic glycosaminoglycans for tissue modeling are also under development.

3.5.3 Commercial Potential

   There are about six million Americans who suffer from bone fractures annually. Normally, the regenerative power of the bone will completely heal a fracture within a few months. However, an estimated 5 to 10% of these people will have delayed or impaired healing and may require surgical intervention to aid the healing process.

   One of the leading causes of bone fractures is osteoporosis. Osteoporosis is suspected to cause approximately 1.5 million fractures and 250,000 hip fractures each year in the United States. Hip fractures are the leading cause of mortality associated with osteoporosis and are associated with the most morbidity. An estimated 20% of people with hip fractures die within a year.

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3.5.4 Development Plans

   Keryx has signed a research and development agreement with Osteotech. Keryx intends to license KRX-167 to either Osteotech or a leading pharmaceutical company following the successful completion of the agreement. The Company anticipates that the licensee will be responsible for financing clinical trials, manufacturing and marketing the compound. Keryx may earn milestone payments according to the progress of its drug in clinical trials and royalties on sales following a successful conclusion of human clinical trials and FDA marketing approval.

3.6 KRX-211: Septic Shock

   Sepsis is the response by the body to infection, generally bacterial. Where the infection becomes severe, organ dysfunction or failure may follow--this is generally referred to as septic shock. Sepsis is considered to be the leading cause of death in non-coronary intensive care units with mortality occurring in 40-50% of patients diagnosed with sepsis.

   Many therapeutic approaches to sepsis and septic shock have been followed to date, however none has proven effective in preventing death. Current therapies focus on eradicating the bacterial infection and supporting failing organs.

3.6.1 Project Merits

   Septic shock has proven difficult to treat; many therapeutics have been administered, including antibiotics, antihypertensives, dopamine, diuretics and corticosteroids. To date, no therapeutic regime has been proven wholly effective. The mortality rate is high; as many as 40% of people diagnosed with severe sepsis in the USA will die as a result. Therefore, PA believes there is a significant unmet medical need.

   KRX-211 is being developed to modulate JaK3 kinase activity. This family of kinases has been implicated in the signal transduction pathway involved in immunological modulation. Published data indirectly link JaK3 kinase activity to septic shock. Combining the limited published data along with Keryx's internal studies, PA considers this kinase may be a suitable target for developing new therapeutics against septic shock.

3.6.2 Project Risks

   A variety of compounds are being researched for the treatment of septic shock, these compounds include: TNF and IL antagonists, anti-ELAM antibodies, anti-infectives and Nitric oxide inhibitors. In general, these compounds can be categorized as acting upon inhibiting the cytokine cascade, anti-endotoxins, anti-coagulation or anti-inflammatory compounds.

   A general risk in the development of any compound in septic shock is that the failure rate of previous discoveries has been high, as evidenced by the current lack of therapies. PA believes that there are many reasons for these failure rates, not least the difficulties of the design of the clinical programmes. The laboratory data generated by Keryx are, however, compelling.

3.6.3 Commercial Potential

   PA estimates 800,000 to 1 million patients are diagnosed as suffering from septic shock annually in Europe and the USA. In the United States, the expenditure on treatment of resistant bacterial infections is estimated at $4 billion; in Europe, the total sepsis market is expected to reach $2.4 billion by 2003.

                                      A-11
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3.6.4 Development Plans

   Keryx does not intend to carry out the development of KRX-211 itself. The Company has signed an agreement with the National Institutes of Health (NIH) under which NIH will carry out extensive pre-clinical testing. Thereafter, Keryx intends to license KRX-211 to a development partner.

3.7 KRX-291: Sunless Tanning

   Melanins are the pigments that impart colour to skin and hair. Exposure to the sun can alter skin pigmentation by inducing melanin production. There is considerable evidence that melanin helps protect skin from harmful ultraviolet rays, which may induce skin cancers (basal and squamous cell carcinomas and melanoma) and skin aging due to sunlight (photoaging).

   The skin cells that produce the melanins are called melanocytes and comprise 5 to 10% of the total cellular population in the epidermis. Tanning is mediated by melanocytes producing melanin, which is subsequently transferred to the keratinocytes. Keratinocytes are the most abundant cells in the epidermis and account for 80 to 90% of the total epidermal cellular population.

3.7.1 Project Merits

   KRX-291 is being developed to modulate MSH receptor activity. Although the exact intracellular signals that trigger melanin production are not well understood, there is an abundant body of evidence implicating a role of MSH and its receptor in melanin production. PA considers this kinase as a suitable target for the development of sunless tanning.

   People who tan poorly or sunburn easily are at the greatest risk for skin cancer. According to PA estimates, in the USA, Europe and Japan, there are approximately 57,000 new cases of skin cancer (melanoma) every year. Additionally, approximately 1.2 million cases of squamous cell and basal cell carcinomas, which are also related to sun exposure (though by no means as life-threatening as melanomas) are diagnosed each year in the US. Increasing melanin in the skin may provide protection against the effects of ultraviolet light on the skin. This may become of increasing importance as the ozone layer is depleted.

3.7.2 Project Risks

   Research in sunless tanning is widespread. There are several products already on the market but they do have some limitations.

   There is scientific debate about the role of alpha-MSH and its exact role in the pigmentation process. This debate stems from the fact there is conflicting evidence about (1) the lack of effect of alpha-MSH to effect melanogenesis in human cell cultures and (2) the amount of secreted alpha-MSH is very low in humans, unlike that of most other animals. However, there is some new evidence that is supporting the MSH's critical role in melanogenesis.

3.7.3 Commercial Potential

   There are many products available for self tanning, working in a variety of ways, although most act by dyeing the skin through the use of vegetable-based pigments. PA estimates that global sales of self tanning products were in excess of US$ 300 million in 1998.

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3.7.4 Development Plans

   In line with its current strategy, the Company has signed a research and development agreement. Consequently, Keryx will evaluate its options following its examination of the collaboration results.

3.8 KRX-613: Diabetes

   Diabetes is among the most prevalent chronic diseases in the world. It is estimated that in the United States, there are 10 million cases diagnosed annually and another 5 million cases that remain undiagnosed. There are estimated to be around 143 million adult diabetics in the world, and this number is expected to more than double by 2025.

   Insulin is used in the treatment of both types of diabetes, but while essential in Type I (around 10-15% of all diabetics), it is only used in the later stages of Type II diabetes, when diet and oral therapies are no longer sufficient. About 40% of Type II diabetics are thought to be on insulin, which together with Type I, means that more than half of all diabetic patients use insulin.

   KRX-613 would be an alternative to insulin therapy. In order for insulin to act, it must bind to its specific receptor. The receptor contains a protein kinase domain (IRK), which transduces the signal intracellularly, leading to increased glucose uptake.

3.8.1 Project Merits

   PA believes that a number of experiments have presented evidence that for insulin, intracellular signal transduction is a significant factor in the biological response. It has been shown that insulin binding results in rapid activation of the IRK (a necessary step for the lowering of blood glucose concentration) via a cascade of phosphorylation of intracellular signalling proteins, and the comparably rapid internalisation of the IRK. Thus PA believes that targeting IRK with KRX-613 is an appropriate therapeutic approach.

3.8.2 Project Risks

   Given the early stage of development of KRX-613, PA has identified no project specific technology risks that are not described in Section 2.2-Risks Associated with KinAce(TM).

3.8.3 Comercial Potential

   The total world wide market for insulin is estimated at US$2.8 billion, the main companies involved being Lilly, Novo Nordisk and Hoechst Marion Roussel who, between them, have 98% of the global market. The diabetes market is growing rapidly and the insulin segment of this market is growing with it, at a rate of around 13% per year.

3.8.4 Development Plans

   Keryx has entered into a research & development agreement with Novo Nordisk for the evaluation of KRX-613. Following evaluation of the results of these tests, Keryx intends either to license KRX-613 or to continue its development internally through pre-clinical and Phase I clinical trials.

4. CONCLUSION

   The discovery of pharmaceutical candidates has historically been, and remains, serendipitous. Despite the advances in science in recent years, drugs are still discovered by screening of thousands of substances against receptors using robotic systems. Despite all the publicity over the sequencing of the human genome, few companies have thus far capitalised on the research by using the data to derive drug development candidates.

   PA believes that Keryx is one of the few companies that has been able to utilise publicly available peptide sequence data to derive drug candidates. The amino acid sequences for kinases are open to all; it is the understanding of the specific region against which to target a short chain protein that has enabled Keryx to discover a significant portfolio of candidate drugs in a very short time. One other advantage of the Company's approach is that it is not involved in the basic research to sequence these proteins, a costly and time consuming affair. Further, evidence to date suggests that the KinAce(TM) approach to discovery has been sufficiently predictive that the Company does not need to screen thousands of molecules against its target on the kinase.

   Protein kinases are a large family of enzymes, which are implicated in a great many disease conditions. PA has found no evidence to suggest that the discovery approach adopted by Keryx cannot be applied to the modulation of other enzymes, although this has yet to be demonstrated.

   The Company's portfolio of product candidates is still at an early stage, however PA believes that each product candidate is based on sound scientific principles. Few therapeutic peptides have been launched and it remains to be seen whether some of the technical challenges can be overcome. However, the Company has demonstrated its ability to generate a significant portfolio of product candidates in a limited time and PA believes that, should any one product fail in development, as is inevitable, Keryx has the ability to rapidly identify a successor.

                                          Yours sincerely

                                          Dr Keith Redpath
                                          For and on behalf of PA Strategy
                                          Partners Ltd

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor does it constitute an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                4,600,000 Shares

                       [LOGO OF KERYX BIOPHARMACEUTICALS]

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                     Dealer Prospectus Delivery Obligation

   Until       , 2000, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to delivering a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   This document is being sent to only companies and institutions which meet the requirements of Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996.

   The information in this document, which is in draft form, is subject to updating, completion, revision, further verification and amendment.

   This document does not constitute or form part of any offer or invitation to sell or issue, or any solicitation of any offer to purchase or subscribe for, any shares of common stock in Keryx Biopharmaceuticals, Inc., nor shall it or any part of it or the fact of its distribution form the basis of, or be relied upon in connection with, any contract therefor.

   Recipients of this document who intend to acquire or apply for shares of common stock in Keryx Biopharmaceuticals, Inc. following publication of the final prospectus are reminded that any such acquisition or application may only be made solely on the basis of the information contained in the final prospectus comprising an admission document for the purposes of the Alternative Investment Market of the London Stock Exchange in relation to shares of common stock of Keryx Biopharmaceuticals, Inc., which may be different from the information contained in this document. No reliance may be placed for any purposes whatsoever on the information contained in this document or on its completeness. No representation or warranty, express or implied, is given by Keryx Biopharmaceuticals, Inc., WestLB Panmure Limited, Roth Capital Partners, Inc. or Gruntal & CO., LLC as to the accuracy of the information or the opinions contained in this document and (save in the case of fraud) no liability (whether in negligence or otherwise) is accepted for any such information or opinions.

   You should note, that in connection with the proposed application for admission to trading on the Alternative Investment Market of the London Stock Exchange and the Nasdaq National Market of shares of common stock in Keryx Biopharamaceuticals, Inc., WestLB Panmure Limited is acting for Keryx Biopharmaceuticals, Inc. and no one else and will not be responsible to anyone other than Keryx Biopharmaceuticals, Inc. for providing the protections afforded to customers of WestLB Panmure Limited or for providing advice in relation to the proposed application for admission to trading on the Alternative Investment Market of the London Stock Exchange and the Nasdaq National Market.

   This document and its contents are confidential and should not be distributed, published or reproduced in whole in part or disclosed by recipients to any other person.

   This document should not be distributed by recipients and, in particular, should not be distributed to persons not referred to in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996. By accepting the delivery of this document, recipients confirm to WestLB Panmure Limited that they are entitled to receive the same and apply for shares of common stock in Keryx Biopharmaceuticals, Inc. without breaching any applicable securities or other laws, and that it is a company or institution as referred to in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities, and we are not           +
+soliciting offers to buy these securities in any jurisdiction where such      +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

  THIS DOCUMENT IS IMPORTANT. If you are in any doubt regarding the contents of this prospectus, you should consult a person authorized under the Financial Services Act of 1986 who specializes in advising on the acquisition of shares and other securities. This document has been prepared to comply with the Public Offers of Securities Regulations 1995 and forms part of a Registration Statement on Form S-1 (the "S-1 Document") under the United States Securities Act of 1933, as amended (this document, together with the S-1 Document, being collectively referred to as the "Document") and relates to Keryx Biopharmaceuticals, Inc. ("Keryx" or the "Company"). A copy of this Document has been delivered to the Registrar of Companies in England and Wales for registration in accordance with Regulation 4(2) of the Public Offers of Securities Regulations 1995.

  The directors of Keryx whose names appear on page 35 of this Document accept responsibility for the information contained in this Document. To the best of the knowledge and belief of such directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Document is in accordance with the facts and does not omit anything likely to affect the import of such information.

  Application has been made for the shares of common stock of par value $.001 each of the Company issued and to be issued in connection with the offer described in this Document (the "Offer") to be admitted to the Alternative Investment Market of the London Stock Exchange plc ("AIM") and to the Nasdaq National Market. It is expected that dealings in the Company's common stock
commence on AIM on a conditional basis at 2:30 p.m. (London time) on      2000,
and unconditional dealings commence at 2:30 p.m. (London time) on      2000.
All dealings between the commencement of conditional dealings and the commencement of unconditional dealings will be on a "when issued" basis. If the Offer does not become unconditional in all respects, all such dealings will be of no effect and any such dealings will be at the sole risk of the parties concerned.

  AIM is a market designed primarily for emerging or smaller companies to which a higher investment risk than that associated with established companies tends to be attached. A prospective investor should be aware of the potential risks of investing in such companies and should make the decision to invest only after careful consideration and consultation with his or her own independent financial advisor. The rules of AIM are less demanding than those of the Official List of the UK Listing Authority. It is emphasized that no application is being made for admission of the Company's common stock to the Official List of the UK Listing Authority. Furthermore, neither the UK Listing Authority nor the London Stock Exchange has approved the contents of this Document.

  Prospective investors should be aware that an investment in Keryx involves a high degree of risk. In particular, prospective investors should consider the section entitled "Risk Factors" commencing on page 5 of this Document.

--------------------------------------------------------------------------------
                    [LOGO of KERYX BIOPHARMACEUTICALS, INC.]

                         KERYX BIOPHARMACEUTICALS, INC.

          (incorporated under the laws of the State of Delaware, USA)

       Offer of up to     shares of common stock of par value $.001 each

                        (at a price of  p/$  each)
         and admission to listing on the Alternative Investment Market of the London Stock Exchange and the Nasdaq National Market

                                                                Issued, and to be issued,
 Authorized Shares of par value                                 Shares of par value $.001
           $.001 each                                                each fully paid
 --------------------------------                              ----------------------------------------------------------
 Number                  Amount                                Number                               Amount
 -------                 -------                               ------                               ------

--------------------------------------------------------------------------------

  In connection with the Offer, WestLB Panmure Limited and/or Roth Capital Partners, Inc. may over-allot or effect transactions which stabilize or maintain the market price of the Company's common stock at levels above those which might otherwise prevail in the open market. Such transactions may be effected on AIM, the Nasdaq National Market or otherwise. Such stabilizing, if commenced, may be discontinued at any time. In connection with the Offer, Keryx has granted to the underwriters an option, exercisable for 30 days from the date of admission of the shares to AIM, to purchase up to 690,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offer.

  WestLB Panmure Limited and Roth Capital Partners, Inc. are advising the Company, and no one else, in relation to the Offer and will not be responsible to anyone other than the Company for providing the protections afforded to their customers nor for providing advice in relation to the Offer, the contents of this Document or any transaction or arrangement referred to herein. WestLB Panmure Limited is regulated by The Securities and Futures Authority Limited and is acting as Nominated Advisor and Nominated Broker to the Company for the purposes of the Rules of AIM. Roth Capital Partners, Inc. is a US registered broker-dealer.

                                  -----------

                           Joint Global Coordinators

                             WestLB Panmure Limited
                          Roth Capital Partners, Inc.

                          Nominated Advisor and Broker

                             WestLB Panmure Limited

                              Dated:       , 2000

             DIRECTORS AND OFFICERS, REGISTERED OFFICE AND ADVISORS

                             Directors and Officers

Morris Laster, M.D. (Director, Chairman and Chief Executive Officer) Benjamin W. Corn, M.D. (President)
Robert E. Gallahue, Jr. (Chief Financial Officer and Treasurer)
Ira Weinstein (Chief Operating Officer)
Peter M. Kash (Non-Executive Director)
S. Leslie Misrock (Non-Executive Director)
Mark H. Rachesky, M.D. (Non-Executive Director)
Lindsay A. Rosenwald, M.D. (Non-Executive Director)
Wayne Rothbaum (Non-Executive Director)

                         General Counsel and Secretary
                           Robert Trachtenberg, Esq.

                               Registered Office
               1013 Centre Road, Wilmington, Delaware 19805, USA

                                    Advisors
                           Joint Global Coordinators
  Roth Capital Partners, Inc.                 WestLB Panmure Limited
       24 Corporate Plaza                     New Broad Street House
   Newport Beach, California                    35 New Broad Street
           92660, USA                           London EC2M ISQ, UK

                        AIM Nominated Advisor and Broker
                             WestLB Panmure Limited
                             New Broad Street House
                              35 New Broad Street
                              London EC2M ISQ, UK

 Legal Advisors to the Company         Legal Advisors to the Joint Global
          As to US law                          Coordinators
  Morgan, Lewis & Bockius LLP                      As to US law
        101 Park Avenue                       Baer Marks & Upham LLP
 New York, New York 10178, USA                   805 Third Avenue
                                             New York, New York 10022,
                                                      USA

       As to English law                         As to English law
    Morgan, Lewis & Bockius                    Ashurst Morris Crisp
        2 Gresham Street                          Broadwalk House
      London EC2V 7PE, UK                         5 Appold Street
                                                London EC2A 2HA, UK

                 Registered Auditors and Reporting Accountants
                                 Somekh Chaikin
                      a member firm of KPMG International
                                 216 Jaffa Road
                    Sha'arei Ha'ir, Jerusalem, Israel 94383

                                  Underwriters
        WestLB Panmure Limited               Roth Capital Partners, Inc.


       Technology Expert                              Registrar
   PA Strategy Partners Ltd.              American Stock Transfer and Trust
  Cambridge Technology Centre                          Company
            Melbourn                               40 Wall Street
   Hertfordshire SG8 6DP, UK                New York, New York 10005, USA



                             Overseas Distribution

   This Document does not constitute an offer to sell, or the solicitation of an offer to buy, shares in any jurisdiction in which such offer or solicitation is unlawful and, in particular, is not for distribution in Australia or Japan. The shares have not been and will not be registerable under the applicable securities laws of Australia or Japan and, subject to certain exceptions, may not be offered or sold within Australia or Japan or to any national, resident or citizen of Australia or Japan. The distribution of this Document in other jurisdictions may be restricted by law and therefore persons into whose possession this Document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

   Unless otherwise stated, references to any legislation or regulations are to US legislation or regulations.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

12. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee and the NASD filing fee) are estimated.

   SEC registration fee............................................. $   19,800
   NASDAQ listing fee...............................................     95,000
   NASD filing fee..................................................      9,125
   Blue Sky fees and expenses.......................................      7,500
   Printing and engraving costs.....................................    175,000
   Legal fees and expenses..........................................    826,575
   Accounting fees and expenses.....................................    350,000
   Transfer Agent and Registrar fees and expenses...................      7,500
   Miscellaneous....................................................      9,500
     Total.......................................................... $1,500,000
                                                                     ==========

--------
*To be completed by amendment.

13. Indemnification of Directors and Officers.

   Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

   Our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies including an injunction or other forms of non-monetary relief would remain available under Delaware law.

   Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

   Our bylaws also allow us to enter into indemnification contracts with our officers and directors and to purchase insurance on behalf of any person we are required or permitted to indemnify. We have obtained officer and director liability insurance to cover liabilities that our officers and directors may incur in connection with their services to us, including matters arising under the Securities Act.

   The Underwriting Agreement, filed as Exhibit 1.1, provides that the underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. The Underwriting Agreement also provides that such underwriters will contribute to certain liabilities of such persons under the Securities Act.

14. Recent Sales of Unregistered Securities.

During the past three years, we have sold the securities set forth below which were not registered under the Securities Act:

     (1) On October 26, 1998, we issued 6,900,000 shares of common stock to several accredited investors for an aggregate purchase price of $4,600.

     (2) In connection with an exclusive license agreement, on November 18, 1999, we issued to Children's Medical Center Corporation 805,537 shares of common stock and ten-year warrants to purchase an aggregate of 375,000 shares of common stock at a price of $0.0067 per share.

     (3) In connection with a consulting agreement, in November 18, 1999, we issued 402,768 shares of common stock to Professor Shmuel Ben-Sasson.

     (4) On November 18, 1999, we issued 29,465 shares of our Series A preferred stock to several accredited investors for $100 per share.

     (5) On December 6, 1999, we issued 27,000 shares of our Series A preferred stock to several accredited investors for $100 per share.

     (6) On December 20, 1999, we issued 23,000 shares of our Series A preferred stock to several accredited investors for $100 per share.

     (7) On January 6, 2000, we issued 25,700 shares of our Series A preferred stock to several accredited investors for $100 per share.

     (8) On January 25, 2000, we issued 13,480 shares of our Series A preferred stock to several accredited investors for $100 per share.

     (9) In connection with compensation due under a finder's agreement, on January 25, 2000, we issued to Paramount Capital, Inc. a three-year warrant to purchase 116,090 shares of common stock at a purchase price of $1.94 per share.

     (10) On December 14, 1999, we issued ten-year warrants to certain holders of Series A preferred stock to purchase an aggregate of 303,832 shares of common stock at an exercise price of $0.0067 per share.

   On June 14, 2000, our board of directors declared a common stock dividend of one share for each two shares held by a stockholder as of July 15, 2000, which will take effect on the closing of this offering.

   We believe that the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about us or had adequate access, through their relationships with us, to such information.

15. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   --Form of Underwriting Agreement.
  1.2*   --Form of Nominated Broker Agreement between WestLB Panmure Limited and Keryx Biopharmaceuticals, Inc.
  1.3*   --Form of Nominated Advisor Agreement between WestLB Panmure Limited and Keryx Biopharmaceuticals, Inc.
  2.1*   --Asset Purchase Agreement between Partec Ltd. and B.R.T.
          Biopharmaceuticals Ltd., dated as of November 11, 1999.
  2.2*   --Asset Purchase Agreement between Partec Ltd. and Lakaro
          Biopharmaceuticals, Inc., dated as of November 18, 1999.
  3.1*   --Certificate of Incorporation of Keryx Biopharmaceuticals, Inc, as
          amended.
  3.2*   --Bylaws of Paramount Capital Pharmaceuticals, Inc.
  4.1*   --Specimen Common Stock Certificate.
  4.2*   --Certificate of Designations of Series A Preferred Stock for Lakaro
          Biopharmaceuticals, Ltd., dated as of December 6, 1999.
  4.3*   --Form of Stock Purchase Agreement for the purchase of shares of
          Common Stock.
  4.4*   --Form of Contribution Agreement for the holders of 12% Convertible
          Notes of Partec Ltd.
  4.5*   --Form of Subscription Agreement for the purchase of shares of Series
          A Preferred Stock.
  4.6*   --Stockholder Agreement between Lindsay Rosenwald and Morris Laster, dated as of November 19, 1999.
  4.7*   --Warrant No. 1 for the Purchase of Shares of Common Stock between
          Children's Medical Center Corporation and Lakaro Biopharmaceuticals,
          Inc., dated as of November 18, 1999.
  4.8*   --Warrant No. 2 for the Purchase of Shares of Common Stock between
          Children's Medical Center Corporation and Lakaro Biopharmaceuticals,
          Inc., dated as of November 18, 1999.
  4.9*   --Form of Warrant for the Purchase of Shares of Common Stock between certain holders of Series A Preferred Stock and Lakaro
          Biopharmaceuticals, Inc., dated as of December 14, 1999.
  4.10*  --Warrant for the Purchase of Shares of Common Stock between Paramount
          Capital, Inc. and Lakaro Biopharmaceuticals, Inc., dated as of
          January 25, 2000.
  5.1*   --Opinion of Morgan, Lewis & Bockius LLP.
 10.1*   --1999 Share Option Plan.
 10.2*   --Employment Agreement between Morris Laster, M.D. and Lakaro
          Biopharmaceuticals, Inc., dated as of November 19, 1999.
 10.3*   --Employment Agreement between Morris Laster, M.D. and Keryx (Israel)
          Biopharmaceuticals Ltd., dated as of May 1, 2000.
 10.4*   --Employment Agreement between Benjamin Corn and Lakaro
          Biopharmaceuticals, Inc., dated as of November 19, 1999.
 10.5*   --Employment Agreement between Benjamin Corn and B.R.T.
          Biopharmaceuticals Ltd., dated as of July 15, 1999.
 10.6**  --Exclusive License Agreement between the Children's Medical Center
          Corporation and Lakaro Biopharmaceuticals, Inc., dated as of November
          18, 1999.
 10.7**  --License Agreement between Alfa Wassermann S.p.A. and Partec Ltd., dated as of November 12, 1998.
 10.8*   --Consulting Agreement between Shmuel Ben-Sasson, Ph.D. and Lakaro
          Biopharmaceuticals, Inc., dated as of November 19, 1999.
 10.9**  --Research Agreement between Yissum Research and Development Company of the Hebrew University of Jerusalem and Lakaro Biopharmaceuticals,
           Inc., dated as of November 18, 1999.
 10.10** --Manufacturing Agreement between Opocrin S.p.A. and Partec Ltd., dated as of April 16, 1999.

 Exhibit
 Number                               Description
 -------                              -----------
 10.11** --Manufacturing Agreement between Pharmaceutics International, Inc.
           and Keryx Biopharmaceuticals, Inc., dated as of March 17, 2000.
 10.12** --Research and Development Agreement between National Institutes of
           Health Laboratories and Keryx Biopharmaceuticals, Inc., dated as of
           April 10, 2000.
 10.13*  --Management Services Agreement between Lakaro Biopharmaceuticals,
           Inc. and B.R.T. Biopharmaceuticals Ltd., dated as of November 30,
           1999.
 10.14*  --Finder Agreement between Paramount Capital, Inc. and Lakaro
           Biopharmaceuticals, Inc., dated as of November 19, 1999.
 10.15*  --Lease Agreement between Arbel Hafakot and Partec Ltd. dated as of
           December 26, 1996.
 10.16*  --Management Agreement between Sha'arei Ha'ir Investments, Ltd. and
           Partec Ltd. dated as of December 2, 1996.
 10.17*  --Form of KRX-101 Scientific Advisory Board Agreement.
 10.18*  --Form of KinAce Scientific Advisory Board Agreement between Keryx
           Biopharmaceuticals, Inc. and Dr. James Broach.
 10.19*  --Tenancy Agreement between Har Hotzvim Properties Ltd. and BRT
           Biopharmaceuticals Ltd., dated as of December 13, 1999.
 10.20*  --Management Agreement between Park Meir Management Company Ltd. and
           BRT Biopharmaceuticals Ltd., dated December 13, 1999.
 10.21*  --Form of KinAce Scientific Advisory Board Agreement between Moshe
           Oren, Ph.D. and Keryx Biopharmaceuticals, Inc.
 10.22*  --2000 Share Option Plan
 21.1*   --List of subsidiaries of Keryx Biopharmaceuticals, Inc.
 23.1    --Consent of KPMG.
 23.2*   --Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1).
 23.3    --Consent of PA Strategy Partners Ltd.
 24.1*   --Powers of Attorney (included on signature page).
 27.1*   --Financial Data Schedule

--------
 * Previously filed.

** Portions of these agreements have been redacted and filed separately with the Secretary pursuant to a request for confidential treatment.

  (b)  Financial Statement Schedules
       Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

16. Undertakings

   The undersigned registrant hereby undertakes as follows:

     (1) The undersigned will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of July, 2000.

                                          Keryx Biopharmaceuticals, Inc.

                                          By: /s/ Morris Laster, M.D.
                                            -----------------------------------
                                            Name: Morris Laster, M.D.
                                            Title:Chairman of the Board and
                                             Chief
                                                Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                Title                             Date
              ---------                -----                             ----

                  *                    Chairman and Chief            July 24, 2000
______________________________________  Executive Officer
         Morris Laster, M.D.            (Principal
                                        Executive Officer)

                  *                    President (Executive          July 24, 2000
______________________________________  Officer)
        Benjamin W. Corn, M.D.

        /s/ Robert E. Gallahue         Chief Financial Officer       July 24, 2000
______________________________________  and Treasurer (Principal
          Robert E. Gallahue            Financial and Accounting
                                        Officer)

                  *                    Chief Operating Officer       July 24, 2000
______________________________________  (Executive Officer)
            Ira Weinstein

                  *                    Director                      July 24, 2000
______________________________________
            Peter M. Kash

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                             Director             July 24, 2000
______________________________________
          S. Leslie Misrock

                  *                             Director             July 24, 2000
______________________________________
        Mark H. Rachesky, M.D.

                  *                             Director             July 24, 2000
______________________________________
      Lindsay A. Rosenwald, M.D.

                  *                             Director             July 24, 2000
______________________________________
            Wayne Rothbaum

By: /s/ Bob Trachtenberg
  ------------------------------
    Bob Trachtenberg, as
    Attorney-in-Fact pursuant to the
    Power of Attorney previously
    provided as part of the
    Registration Statement.